As filed with the Securities and Exchange Commission on December  12, 1994
                                                                 ---
                                                       Registration No. 33-
- -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                   ---------
                          FIRST FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

         6712                         Wisconsin                  39-1471963
(Primary Standard Industrial    (State of incorporation)      (I.R.S. Employer
 Classification Code Number)                                 Identification No.)

        1305 Main Street, Stevens Point, Wisconsin 54481 (715) 341-0400
              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                            ROBERT M. SALINGER, ESQ.
                          FIRST FINANCIAL CORPORATION
        1305 Main Street, Stevens Point, Wisconsin 54481, (715) 341-0400
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:

    STUART G. STEIN, ESQ.                             JOHN BRUNO, ESQ.
    Hogan & Hartson L.L.P.                       Muldoon, Murphy & Faucette
  555 Thirteenth Street, N.W.                    5101 Wisconsin Avenue, N.W.
  Washington, D.C. 20004-1109                      Washington, D.C. 20016
        (202) 637-5600                                  (202) 362-0840

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

                      |X| CALCULATION OF REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                            Proposed                 Proposed
                                                          Amount            Maximum                   Maximum           Amount of
                                                          to be             Offering Price      Aggregate Offering  Registration Fee
     Title of Securities Being Registered             Registered (1)        Per Share (2)            Price (2)
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per share
                                                     5,500,000 shares       $23.25              $61,477,812.75        $21,199.25
- -----------------------------------------------------------------------------------------------------------------------------------

(1) Based on the maximum number of shares of First Financial Corporation common stock, par value $1.00 per share, to be issued in connection with the transaction described in this Registration Statement and the maximum number of shares of First Financial Corporation Common Stock issuable upon exercise of outstanding stock options of FirstRock Bancorp, Inc. to be assumed by First Financial Corporation.
(2) Estimated pursuant to Rule 457(f)(1) under the Securities Act of 1933, with the market value of FirstRock Bancorp, Inc. common stock being based on the average of the bid and asked prices as reported on The Nasdaq Stock Market's National Market System on December 5, 1994.


Exhibit Index is located at page ___.

                          FIRST FINANCIAL CORPORATION

Cross  Reference  Sheet  Pursuant to Item 501 of Regulation S-K Between Items in
Part I of Form S-4 and Prospectus.


                  Items of Form S-4                                            Location in Prospectus

A.   INFORMATION ABOUT THE TRANSACTION

1.   Forepart of Registration Statement and Outside
       Front Cover Page of Prospectus...........................  Forepart of Registration Statement and Outside
     Front Cover Page of Prospectus

2.   Inside Front and Outside Back Cover Pages of
       Prospectus...............................................  Available Information; Incorporation of Certain
     Documents by Reference

3.   Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information............................  Summary; Certain Considerations

4.   Terms of the Transaction                                     Summary; The Acquisition

5.   Pro Forma Financial Information                              Summary; Selected Unaudited Pro Forma
                                                                   Condensed Combined Financial Information

6.   Material Contracts With the Company Being
       Acquired.................................................  Summary; The Acquisition

7.   Additional Information Required for
       Reoffering by Persons and Parties Deemed
       to be Underwriters.......................................  Not applicable

8.   Interests of Named Experts and Counsel                       Not applicable

9.   Disclosure of Commission Position on
       Indemnification for Securities Act Liabilities...........  Not applicable


B.   INFORMATION ABOUT THE REGISTRANT

10.  Information with Respect to S-3 Registrants                   Summary; Available Information, Incorporation
                                                                   of Certain Documents by Reference; Certain
                                                                   Considerations; Description of FFC Common
                                                                   Stock and Comparison of Stockholder Rights

11.  Incorporation of Certain Information by
       Reference................................................  Incorporation of Certain Documents by

12.  Information with Respect to S-2 or S-3
       Registrants..............................................  Not applicable

13.  Incorporation of Certain Information by
       Reference................................................  Not applicable

14.  Information with Respect to Registrants Other
       Than S-3 or S-2 Registrants..............................  Not applicable









C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.  Information with Respect to S-3 Companies                    Not applicable

16.  Information with Respect to S-2 or S-3
       Companies................................................  Not applicable

17.  Information with Respect to Companies Other
       Than S-3 or S-2 Companies................................
                                                                  Summary;   Information  Concerning
                                                                  FirstRock;  FirstRock Management's
                                                                  Discussion    and    Analysis   of
                                                                  Financial Condition and Results of
                                                                  Operations;    Market    For   and
                                                                  Dividends Paid on FirstRock Common
                                                                  Stock;    Consolidated   Financial
                                                                  Statements of FirstRock

     VOTING AND MANAGEMENT INFORMATION

18.  Information if Proxies, Consents or
       Authorizations are to be Solicited.......................
                                                                  Summary;      The     Acquisition;
                                                                  Solicitation,      Voting      and
                                                                  Revocability      of      Proxies;
                                                                  Description  of FFC  Common  Stock
                                                                  and   Comparison  of   Stockholder
                                                                  Rights
19.  Information if Proxies, Consents or
       Authorizations are Not to be Solicited or
       in an Exchange Offer.....................................  Not applicable








                            FIRSTROCK BANCORP, INC.
                             612 North Main Street
                            Rockford, Illinois 61103



                                                December ____, 1994



Dear Stockholder:

         You are cordially invited to attend a Special Meeting of Stockholders of FirstRock Bancorp, Inc. ("FirstRock"), to be held on January ____, 1995, at
10:00 A.M.,  Central  Standard  Time, at the Assembly Hall at Riverfront  Museum
Park, 711 North Main Street, Rockford, Illinois.

         As  described  in  the  enclosed   Joint  Proxy   Statement/Prospectus,
stockholders  of FirstRock will be asked at the Special  Meeting of stockholders to approve an acquisition of FirstRock by First Financial  Corporation through a merger with a new subsidiary of First Financial Corporation (the "Acquisition").
In the  Acquisition,  holders of  FirstRock's  common stock would  receive First
Financial  Corporation  common  stock equal in value to $27.10 for each share of
FirstRock  common  stock,  subject  to  adjustment.  The  enclosed  Joint  Proxy
Statement/Prospectus  contains a  description  of the proposed  Acquisition  and other related matters.

         The Board of Directors of FirstRock has unanimously approved the Acquisition of FirstRock by First Financial Corporation and recommends that you vote "FOR" approval of the Acquisition.

         In order for the Acquisition to be consummated, the agreement for the Acquisition must be approved by the holders of a majority of the outstanding shares of FirstRock common stock entitled to vote at the Special Meeting of stockholders. If the number of shares issued in connection with the acquisition constitutes 20% or more of the outstanding shares of First Financial Corporation common stock, the approval of First Financial Corporation shareholders of the issuance of First Financial Corporation common stock will also be required.
Consummation of the Acquisition is also subject to certain regulatory approvals.
It is important that your shares be voted at the Special Meeting. A failure to vote has the same effect as a vote against the Acquisition.

         If your proxy card is not signed and returned to us, your shares cannot be voted unless you attend the Special Meeting and vote in person. Whether or not you plan to attend the Special Meeting, please complete and return the enclosed proxy card in the postage-paid envelope provided to you.


                                                  Sincerely,


                                                  David A. Ingrassia
                                                  President, Chief Executive
                                                  Officer and Director








                          FIRST FINANCIAL CORPORATION



First Financial Center
1305 Main Street
Stevens Point, WI  54481-2811
(715) 341-0400
                                                                                                December ____, 1994

Dear Stockholder:

     A special meeting of stockholders of First Financial Corporation ("FFC") is to be held on January ____, 1995, at 10:00 at the Holiday Inn, 1501 North Point
Drive, Stevens Point, Wisconsin 54481.

     At this meeting you will be asked to vote, in person or by proxy, to approve the issuance of up to 5,500,000 shares of FFC Common Stock to shareholders of FirstRock Bancorp., Inc. ("FirstRock") in connection with the acquisition of FirstRock by FFC if such issuance constitutes 20% or more of the then outstanding shares of FFC Common Stock. A joint proxy statement/prospectus describing the proposal is enclosed.

     The Board of Directors has unanimously approved the issuance of up to 5,500,000 shares of FFC Common Stock to stockholders of FirstRock and recommends that you vote "FOR" the issuance of these shares.

     Please note that this special meeting is solely in connection with the acquisition of FirstRock and will have no impact on FFC's annual meeting, currently scheduled to be held in April 1995. You will receive an official notice and related materials regarding the annual meeting in March 1995.

     It is important that your shares be represented at the special meeting, whether or not you are personally able to attend. You are urged to complete, sign and mail the enclosed proxy card as soon as possible.

                                                     Sincerely,



                                                     Robert S. Gaiswinkler
                                                     Chairman of the Board















                            FIRSTROCK BANCORP, INC.

                             612 North Main Street
                            Rockford, Illinois 61103
                                 (815) 987-3500



                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON JANUARY ____, 1995

         NOTICE IS HEREBY  GIVEN  that a Special  Meeting of  Stockholders  (the
"FirstRock  Meeting") of FirstRock Bancorp,  Inc.  ("FirstRock") will be held on
January ____,  1995 at 10:00 A.M.,  at the Assembly  Hall at  Riverfront  Museum
Park, 711 North Main Street, Rockford, Illinois for the following purposes:

         (1) To approve and adopt the Agreement and Plan of Reorganization dated as of October  26,  1994,  as  amended,  by and among  First  Financial
         Corporation ("FFC"),  First Financial Acquisition Company ("Acquisition
         Co.")  and  FirstRock,  including  the  Agreement  and  Plan of  Merger attached thereto  (collectively  referred to herein as the "Acquisition
         Agreement")  pursuant  to which FFC will  acquire  FirstRock  through a merger of Acquisition Co. and FirstRock (the "Acquisition"),  with each outstanding share of common stock of FirstRock  ("FirstRock  Stock") to be converted upon  consummation  of the  Acquisition  into the right to receive and be  exchangeable  for such number of shares (rounded to the nearest ten thousandth of a share) of FFC common stock, par value $1.00 per share ("FFC Stock") as shall be equal to (i)  Twenty-Seven  Dollars and Ten Cents  ($27.10)  divided by (ii) the  average of closing  trade prices  ("Average  Price")  of FFC Stock on The Nasdaq  Stock  Market's
         National  Market System  during the last fifteen  trading days on which reportable sales of FFC Stock took place  immediately prior to, but not including,  the third  business  day prior to the  consummation  of the transaction  ("Closing"),  together  with  cash in  lieu of  fractional shares,  subject  to  adjustment  in  accordance  with  the  terms  and
         conditions  of  the   Acquisition   Agreement,   as  described  in  the
         accompanying Joint Proxy Statement/Prospectus; and

         (2) To transact  such other  business as may  properly  come before the
         FirstRock   Meeting  or  any  adjournments  or  postponements   thereof
         including,  without  limitation,  a motion to adjourn or  postpone  the
         FirstRock  Meeting  to another  time  and/or  place for the  purpose of soliciting  additional  proxies  in order to  approve  the  Acquisition
         Agreement or otherwise.

         Pursuant to  FirstRock's  Bylaws,  the Board of Directors has fixed the
close  of  business  on  December  ____,   1994  as  the  record  date  for  the
determination of stockholders entitled to notice of and to vote at the FirstRock
Meeting.  Only holders of FirstRock  Stock of record at the close of business on that date will be entitled to notice of and to vote at the FirstRock  Meeting or any  adjournments  thereof.  The affirmative vote of not less than a majority of the  outstanding  shares of  FirstRock  Stock  entitled to vote is required  for approval of the Acquisition  Agreement and the  consummation of the transactions contemplated  thereby.  In the event there are not sufficient votes for a quorum or to  approve  the  Acquisition  Agreement  or  otherwise  at the  time  of the
FirstRock  Meeting,  the  FirstRock  Meeting may be adjourned in order to permit further solicitation of proxies by FirstRock. A list of stockholders entitled to vote at the FirstRock Meeting will be available at FirstRock Bancorp,  Inc., 612
N. Main Street,  Rockford,  Illinois 61103, for a period of 10 days prior to the
FirstRock Meeting and will also be available at the FirstRock Meeting itself.

                                                              By  Order  of  the
                                                              Board of Directors
                                                              FIRSTROCK BANCORP,
                                                              INC.



                                                              Donna K. Beilfuss
                                                              Secretary
Rockford, Illinois
December ____, 1994









THE BOARD OF DIRECTORS UNANIMOUSLY  RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF
THE ACQUISITION AGREEMENT.


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU
PLAN TO BE PRESENT IN PERSON AT THE  FIRSTROCK  MEETING,  PLEASE SIGN,  DATE AND
COMPLETE  THE  ENCLOSED  PROXY CARD AND RETURN IT IN THE  POSTAGE-PAID  ENVELOPE
PROVIDED TO YOU.

ANY PROXY  GIVEN BY THE  STOCKHOLDER  MAY BE  REVOKED  AT ANY TIME  BEFORE IT IS
EXERCISED.  A PROXY MAY BE REVOKED BY FILING WITH THE  SECRETARY  OF FIRSTROCK A
WRITTEN  REVOCATION  OR  A  DULY  EXECUTED  PROXY  BEARING  A  LATER  DATE.  ANY
STOCKHOLDER  PRESENT AT THE SPECIAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE
PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL  MEETING.  HOWEVER,  IF YOU
ARE A STOCKHOLDER  WHOSE SHARES ARE NOT  REGISTERED  IN YOUR OWN NAME,  YOU WILL
NEED APPROPRIATE  DOCUMENTATION FROM YOUR RECORDHOLDER TO VOTE PERSONALLY AT THE
SPECIAL MEETING.





                          FIRST FINANCIAL CORPORATION
                                1305 Main Street
                         Stevens Point, Wisconsin 54481
                                 (715) 341-0400
                           --------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY __, 1995


         NOTICE IS HEREBY GIVEN that the special  meeting of  stockholders  (the
"FFC Meeting") of First  Financial  Corporation  ("FFC") will be held on January
__, 1995,  at 10:00 a.m.,  at the Holiday Inn,  1501 North Point Drive,  Stevens
Point, Wisconsin 54481, for the following purposes:

         (1) To authorize  the issuance of up to 5,500,000  shares of FFC Common
Stock to shareholders of FirstRock Bancorp, Inc. in connection with the acquisition of FirstRock Bancorp, Inc. ("FirstRock") by FFC if such issuance constitutes 20% or more of the then outstanding shares of FFC Common Stock; and

         (2) To transact such other business as may properly come before the FFC
Meeting  or  any  adjournments  or  postponements  thereof  including,   without
limitation,  a motion to adjourn or  postpone  the FFC  Meeting to another  time and/or  place for the purpose of  soliciting  additional  proxies to approve the issuance of up to 5,500,000 shares of FFC Common Stock to FirstRock shareholders in  connection  with  the  acquisition  of  FirstRock  by FFC if  such  issuance constitutes 20% or more of the then outstanding shares of FFC Common Stock.

         Pursuant to FFC's bylaws, the Board of Directors has fixed the close of business on December __, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the FFC Meeting. Only holders of record of FFC Common Stock at the close of business on that date will be entitled to notice of and to vote at the FFC Meeting or any adjournments thereof.



                                          By order of the Board of Directors of
                                          FIRST FINANCIAL CORPORATION



                                          Robert S. Gaiswinkler
                                          Chairman of the Board

Stevens Point, Wisconsin
December __, 1994

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU
PLAN TO BE PRESENT IN PERSON AT THE FFC MEETING,  PLEASE SIGN, DATE AND COMPLETE
THE ENCLOSED  PROXY AND RETURN IT IN THE  ENCLOSED  ENVELOPE  WHICH  REQUIRES NO
POSTAGE IF MAILED IN THE UNITED STATES.






FIRSTROCK BANCORP, INC.                        FIRST FINANCIAL CORPORATION
   612 Main Street                                  1305 Main Street
Rockford, Illinois 61103                      Stevens Point, Wisconsin 54481


                             JOINT PROXY STATEMENT


                          FIRST FINANCIAL CORPORATION
                                   PROSPECTUS

                        5,500,000 Shares of Common Stock


         This     Joint     Proxy     Statement/Prospectus     ("Joint     Proxy
Statement/Prospectus"), is being furnished to stockholders of FirstRock Bancorp,
Inc.  ("FirstRock"),  a Delaware  corporation,  and First Financial  Corporation
("FFC"),  a  Wisconsin  corporation  and  relates  to  the  special  meeting  of stockholders of FirstRock (the "FirstRock Meeting"), to be held on January ____,
1995 at 10:00 A.M., at the Assembly Hall at  Riverfront  Museum Park,  711 North
Main Street, Rockford,  Illinois, and the special meeting of stockholders of FFC
(the "FFC  Meeting")  to be held on  January  ____,  1995 at 10:00  a.m.  at the
Holiday  Inn,  1501  North  Point  Drive,   Stevens   Point,   Wisconsin   54481
(collectively,  the "Stockholders  Meeting"),  and at any adjournments  thereof.
This Joint Proxy  Statement/Prospectus  is first being mailed to stockholders of
FFC and FirstRock on or around  December ____,  1994. At the FirstRock  Meeting, the  principal  item of business  will be to consider the  Agreement and Plan of
Reorganization  dated as of October 26, 1994, as amended,  among FirstRock,  FFC and First Financial Acquisition Company, a Delaware corporation and wholly owned subsidiary  of FFC  ("Acquisition  Co."),  including  the  Agreement and Plan of
Merger attached thereto (collectively, the "Acquisition Agreement"), pursuant to which FFC will acquire  FirstRock (the  "Acquisition").  The Acquisition will be effected  by the  merger of  Acquisition  Co.  into  FirstRock  (the  "Merger"), whereupon each  outstanding  share of FirstRock common stock, par value $.01 per share  ("FirstRock  Stock") will convert into and represent the right to receive and be  exchangeable  for such  number of shares  (rounded  to the  nearest  ten thousandth  of a share) of FFC common  stock,  par value  $1.00 per share  ("FFC
Stock") as shall be equal to (i)  Twenty-Seven  Dollars  and Ten Cents  ($27.10)
divided by (ii) the average of closing  trade  prices  ("Average  Price") of FFC
Stock on The  Nasdaq  Stock  Market's  National  Market  System  during the last fifteen  trading  days  on  which  reportable  sales  of FFC  Stock  took  place immediately  prior to, but not  including,  the third  business day prior to the consummation  ("Closing") of the transaction  (the "Exchange  Ratio"),  together with cash in lieu of  fractional  shares.  In  connection  with the  Acquisition
Agreement,  FirstRock has granted FFC an irrevocable  warrant (the "Warrant") to purchase  up to 475,246  shares of newly  issued  FirstRock  Stock at a purchase price of $22.50 per share.  For a more detailed  description of the  Acquisition and the Warrant,  see "The  Acquisition."  The Acquisition is subject to various conditions.  The  Acquisition  has [not]  received  the  required  approvals  of applicable federal  regulatory  authorities.  At the FFC Meeting,  the principal item of business will be to authorize the issuance of up to 5,500,000  shares of
FFC Stock issuable to FirstRock  stockholders in connection with the Acquisition if such issuance  constitutes 20% or more of the then outstanding  shares of FFC
Common  Stock.  This  Joint  Proxy   Statement/Prospectus   also  constitutes  a
prospectus of FFC with respect to up to 5,500,000  shares of FFC Stock  issuable to FirstRock stockholders upon consummation of the Acquisition.


THESE  SECURITIES  HAVE NOT BEEN APPROVED OR  DISAPPROVED  BY THE SECURITIES AND
EXCHANGE  COMMISSION OR ANY STATE  SECURITIES  COMMISSION NOR HAS THE SECURITIES
AND  EXCHANGE  COMMISSION  OR ANY STATE  SECURITIES  COMMISSION  PASSED UPON THE
ACCURACY   OR   ADEQUACY   OF  THIS  JOINT   PROXY   STATEMENT/PROSPECTUS.   ANY
REPRESENTATION  TO THE CONTRARY IS A CRIMINAL  OFFENSE.  THE SHARES OF FFC STOCK
OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK
OR SAVINGS  ASSOCIATION  AND ARE NOT INSURED BY THE BANK  INSURANCE  FUND OR THE
SAVINGS ASSOCIATION  INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION
OR ANY OTHER GOVERNMENTAL AGENCY.









         The  information  set forth in this  Joint  Proxy  Statement/Prospectus concerning FirstRock has been furnished by FirstRock. The information concerning
FFC and  Acquisition  Co. has been  furnished  by FFC.  The  description  of the
Acquisition    Agreement    and   other    documents   in   this   Joint   Proxy
Statement/Prospectus  is qualified by reference to the text of those  documents, copies of which will be provided  promptly  without  charge upon written or oral request  addressed to Kenneth F.  Csinicsek,  Senior Vice  President of Investor
Relations,  First  Financial  Corporation,  1305  Main  Street,  Stevens  Point,
Wisconsin 54481, telephone (715) 345-4602.


NO PERSON IS AUTHORIZED TO GIVE ANY  INFORMATION  OR TO MAKE ANY  REPRESENTATION
NOT  CONTAINED  IN THIS JOINT PROXY  STATEMENT/PROSPECTUS,  OR  INCORPORATED  BY
REFERENCE HEREIN, IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING
OF  SECURITIES  MADE  HEREBY,  AND,  IF  GIVEN  OR  MADE,  SUCH  INFORMATION  OR
REPRESENTATIONS  SHOULD NOT BE RELIED UPON AS HAVING BEEN  AUTHORIZED  BY FFC OR
FIRSTROCK. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO
SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE,  ANY SECURITIES OFFERED BY THIS
JOINT  PROXY  STATEMENT/PROSPECTUS,  OR  THE  SOLICITATION  OF A  PROXY,  IN ANY
JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, OR
SOLICITATION OF AN OFFER, OR PROXY  SOLICITATION IN SUCH  JURISDICTION.  NEITHER
THE DELIVERY OF THIS JOINT PROXY  STATEMENT/PROSPECTUS  NOR ANY  DISTRIBUTION OF
THE SECURITIES OFFERED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS  SHALL,
UNDER ANY CIRCUMSTANCES,  CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN
THE AFFAIRS OF FIRSTROCK OR FFC OR THE  INFORMATION  HEREIN OR THE  DOCUMENTS OR
REPORTS   INCORPORATED   BY  REFERENCE  SINCE  THE  DATE  OF  THIS  JOINT  PROXY
STATEMENT/PROSPECTUS.


                       The date of this Joint Proxy Statement/Prospectus is
                                                        December ____, 1994







                                                         TABLE OF CONTENTS


                                                                                                                Page
Available Information....................................................................................        1
Incorporation of Certain Documents by Reference..........................................................        1
Summary..................................................................................................        2
     The Parties.........................................................................................        2
     The Acquisition.....................................................................................        4
     Purpose and Effects of the Acquisition..............................................................        4
     Exchange Ratio......................................................................................        5
     Exchange of FirstRock Stock.........................................................................        5
     Regulatory Approvals; Conditions....................................................................        5
     Conduct of Business Pending the Acquisition.........................................................        6
     Opinions of Financial Advisors......................................................................        6
     Vote Required; Stockholders Entitled to Vote........................................................        6
     Recommendation of the Board of Directors of FirstRock...............................................        7
     Recommendation of the Board of Directors of FFC.....................................................        7
     Termination of the Acquisition Agreement............................................................        7
     Warrant Agreement...................................................................................        7
     Certain Federal Income Tax Consequences.............................................................        8
     Accounting Treatment................................................................................        8
     Dissenters' Rights..................................................................................        8
     Liquidation Account.................................................................................        8
     Market Prices and Dividends on Common Stock.........................................................        9
Comparative Per Share Data...............................................................................        9
Selected Financial Data..................................................................................       11
Certain Considerations...................................................................................       16
     Issuance of FFC Stock...............................................................................       16
     Legislative and Regulatory Developments.............................................................       16
     Potential Adverse Impact of Interest Rate Changes...................................................       17
     Interests of Certain Persons in the Acquisition.....................................................       17
Solicitation, Voting and Revocability of Proxies.........................................................       18
The Acquisition..........................................................................................       20
     The Parties.........................................................................................       20
     Background of the Acquisition.......................................................................       20
     Reasons for the Acquisition.........................................................................       22
     Purpose and Effects of the Acquisition..............................................................       23
     Structure...........................................................................................       24
     Exchange Ratio......................................................................................       24
     Delivery of FFC Stock...............................................................................       25
     Shares for the Acquisition..........................................................................       26
     Regulatory Approvals................................................................................       26
     Conditions to the Acquisition.......................................................................       26
     Conduct of Business Pending the Acquisition.........................................................       27
     Interests of Certain Persons in the Acquisition.....................................................       27
     Opinion of Financial Advisor........................................................................       31
     Certain Provisions of the Acquisition Agreement.....................................................       35
     Termination and Amendment of the Acquisition Agreement..............................................       36
     Fees and Expenses...................................................................................       37
     Certain Federal Income Tax Consequences.............................................................       37
     Regulatory Approvals................................................................................       38
     Accounting Treatment................................................................................       38
     Restrictions on Resales by Affiliates...............................................................       38
     Dissenters' Rights..................................................................................       39
     Warrant Agreement...................................................................................       39
     Recommendations of FirstRock's and FFC's Board of Directors.........................................       41




                                                    TABLE OF CONTENTS (Cont'd.)

                                                                                                               Page

Pro Forma Condensed Combined Financial Information.......................................................       41
Notes to Pro Forma Condensed Combined Financial Statements...............................................       49
FirstRock Bancorp, Inc...................................................................................       51
     General.............................................................................................       51
     Lending Activities..................................................................................       51
     Delinquencies and Classified Assets.................................................................       60
     Investment Activities...............................................................................       64
     Sources of Funds....................................................................................       66
     Subsidiary Activities...............................................................................       68
     Competition.........................................................................................       69
     Properties..........................................................................................       70
     Legal Proceedings...................................................................................       71
     Personnel...........................................................................................       71
     Management's Discussion and Analysis of FirstRock's
         Financial Condition and Results of Operations...................................................       71
FirstRock Stock Owned by Management......................................................................       80
Principal Holders of Voting Securities...................................................................       81
Transactions with Certain Related Persons................................................................       83
Market For and Dividends Paid on FFC Stock...............................................................       83
Market For and Dividends Paid on FirstRock Stock.........................................................       84
Description of FFC Common Stock and Comparison of
     Stockholders Rights.................................................................................       84
Adjournment of Stockholders Meetings to Permit further
     Solicitation of Proxies.............................................................................       90
Stockholder Proposals....................................................................................       90
Relationship with Independent Auditors...................................................................       90
Experts..................................................................................................       91
FirstRock Bancorp, Inc. Consolidated Financial Statements................................................      F-1

Exhibit 1 - Opinion of The Chicago Corporation


                             AVAILABLE INFORMATION

         FFC and FirstRock are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").

         The reports, proxy statements and other information filed by FFC and FirstRock with the Commission can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional offices located at 75 Park Place, Room 1400, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

         FFC has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the FFC shares to be issued in connection with the Acquisition. As permitted by the rules and regulations of the Commission, this Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. as set forth above. Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference herein as to the contents of any contract or other document are not necessarily complete and, in each instance where such contract or document as an exhibit to the Registration Statement, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         FFC's Annual Report on Form 10-K for the year ended December 31, 1993, Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1994, Current Reports on Form 8-K for the events on January 17, February 26, May 26, October 26, and December 5, 1994 and Definitive Proxy Statement for the Annual Meeting of Shareholders held on April 20, 1994, all as filed by FFC with the Commission pursuant to the Exchange Act, are incorporated by reference herein. In lieu of incorporating by reference the description of FFC Stock which is contained in a Registration Statement filed under the Exchange Act, such description is included in this Joint Proxy Statement/Prospectus. See "Description of FFC Common Stock and Comparison of Stockholder Rights." Furthermore, all documents filed by FFC subsequent to the date hereof, and prior to the Acquisition, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated by reference herein as of the date hereof shall be deemed to be modified or superseded hereby to the extent that a statement contained herein, or in a document incorporated herein subsequent to the date hereof, shall modify or supersede such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus. FFC will provide without charge to each person to whom a copy of this Joint Proxy Statement/Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above or elsewhere herein which have been incorporated by reference in this Joint Proxy Statement/Prospectus, other than exhibits to such documents.

         This Joint Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Kenneth F. Csinicsek, Senior Vice President of Investor Relations, First Financial Corporation, 1305 Main Street, Stevens Point, Wisconsin 54481, (715) 345-4602. In order to ensure timely delivery of the documents, any request should be made by January ____, 1994.

                                    SUMMARY

             The following is a brief summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be a complete description of the Acquisition Agreement, the Acquisition or the parties thereto, and is qualified in its entirety by the more detailed information contained in this Joint Proxy Statement/Prospectus and the documents referred to herein. Stockholders are urged to read this Joint Proxy Statement/Prospectus in its entirety, including the Exhibits hereto, and to give careful consideration to all of the information contained herein and in the documents referred to herein.

             THE ACQUISITION AGREEMENT AND THE ACQUISITION TO BE CONSIDERED AT THE SPECIAL MEETINGS INVOLVES A MATTER OF GREAT IMPORTANCE TO FIRSTROCK'S AND FFC'S STOCKHOLDERS. IF THE ACQUISITION AGREEMENT AND THE ACQUISITION ARE APPROVED AND CONSUMMATED, EACH SHARE OF FIRSTROCK STOCK WILL BE CONVERTED INTO THE RIGHT TO RECEIVE AND BE EXCHANGEABLE FOR SUCH NUMBER OF SHARES (ROUNDED TO THE NEAREST TEN THOUSANDTH OF A SHARE) OF FFC STOCK AS SHALL BE EQUAL TO (i) TWENTY-SEVEN DOLLARS AND TEN CENTS ($27.10) DIVIDED BY (ii) THE AVERAGE OF CLOSING TRADE PRICES ("AVERAGE PRICE") OF FFC STOCK ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET SYSTEM DURING THE LAST FIFTEEN TRADING DAYS ON WHICH REPORTABLE SALES OF FFC STOCK TOOK PLACE IMMEDIATELY PRIOR TO, BUT NOT INCLUDING, THE THIRD BUSINESS DAY PRIOR TO THE CONSUMMATION OF THE ACQUISITION (THE "CLOSING"), TOGETHER WITH CASH IN LIEU OF FRACTIONAL SHARES, SUBJECT TO ADJUSTMENT, AND EACH FIRSTROCK STOCKHOLDER'S SEPARATE EQUITY INTEREST IN FIRSTROCK WILL CEASE.

The Parties

             First Financial Corporation. FFC, which was formed in 1984, currently conducts business as a unitary thrift holding company. As a Wisconsin corporation, FFC is authorized to engage in any activity permitted by the Wisconsin Business Corporation Law. With total assets in excess of $5.05 billion as of September 30, 1994, the principal business of FFC is the business of its banking subsidiary, First Financial Bank, FSB ("FF Bank").

             The mailing address and telephone number of FFC's principal executive offices are 1305 Main Street, Stevens Point, Wisconsin 54481, telephone: (715)341-0400. For further information regarding FFC, see the documents incorporated by reference herein as to FFC.

             First Financial Acquisition Company. Acquisition Co. is a Delaware corporation which was formed on October 25, 1994 to facilitate the Acquisition, and is a wholly-owned subsidiary of FFC.

             First Financial Bank, FSB. FF Bank is a federally chartered, stock savings institution whose deposits are insured by the SAIF, as administered by the FDIC, and is a wholly-owned subsidiary of FFC. Business is conducted through 124 full-service branch offices and one limited loan origination office. Based on the total assets of $4.95 billion at September 30, 1994, FF Bank is the largest thrift institution headquartered in Wisconsin. The principal mortgage lending area of FF Bank is Wisconsin and Illinois. In addition to first mortgage loans, FF Bank originates a significant volume of consumer loans, home equity loans, credit card loans and student loans. Consumer, home equity and student lending activities are principally conducted in Wisconsin and Illinois, while the credit card base and resulting loans are principally centered in the Midwest. A significant portion of real estate loans generated are sold in the secondary market and to other financial institutions with FF Bank retaining the servicing of those loans. FF Bank offers brokerage services and also operates a full-line independent insurance agency and a real estate appraisal company.


             FF Bank has grown significantly through mergers and acquisitions since its stock conversion in 1980, when FF Bank had total assets of $244 million and 14 branch offices in central Wisconsin. In 1984, First Financial and First State Savings of Wisconsin, concurrently with First State's stock conversion, combined to form FFC, which operated as a multiple savings and loan holding company from 1984 until August 1985 when FFC acquired First Savings Association of Wisconsin. At that time, all three institutions were merged into FF Bank. In 1988, FF Bank acquired National Savings and Loan Association of Milwaukee, Wisconsin through a merger conversion. By the end of 1988, FF Bank's total assets had grown to $2.3 billion and FF Bank operated 63 full-service banking offices throughout Wisconsin. In 1989, FFC acquired Port Savings Bank, F.S.B., Port Washington, Wisconsin, a $100 million asset institution, which it operated as an independent thrift subsidiary until it was recently merged into FF Bank.

             Beginning in 1990, FF Bank expanded into southern Illinois (suburban St. Louis) and the Peoria, Illinois markets by acquiring Illini Federal Savings and Loan Association of Fairview Heights in a voluntary supervisory merger conversion and by purchasing the deposits and nine branch banking offices of two former Peoria thrifts from the Resolution Trust Corporation ("RTC"). In 1991, FF Bank also acquired two western Wisconsin branch bank offices from the RTC. During 1992, FF Bank acquired ten additional branch banking offices in the Peoria market, including eight from LaSalle Talman Bank, FSB, and two from the RTC. In 1993, FF Bank acquired Westinghouse Federal Bank, FSB, d/b/a United Federal Bank ("United") of Galesburg, Illinois. As part of the acquisition, United was merged into FF Bank and its twenty branches now operate as branch banking offices of FF Bank. Also in 1993, FF Bank acquired four branch banking offices in the Quincy, Illinois area from Citizens Federal Bank of Miami, Florida.

             In 1994, FF Bank acquired NorthLand Savings of Wisconsin, S.S.B., and the 10 NorthLand offices now operate as branches of FF Bank. Also, as indicated above, Port Savings Bank, F.S.B. was merged into FF Bank effective October 1, 1994 and Port's three offices now operate as FF Bank branches.

             While pursuing its strategy of expansion by acquisition in Wisconsin and Illinois, management of FF Bank has also curtailed lending activities outside of the Midwest in recent years. In 1988, FF Bank liquidated its West Coast mortgage banking operation which FF Bank had acquired as part of the acquisition of a troubled thrift institution in 1985. This operation had incurred continuing operating losses. In 1988, FF Bank sold a portion of its credit card loan portfolio, totalling $44.8 million, consisting of loans concentrated in California, Texas and the Northeastern states. FF Bank's credit card lending activities are now focused on Wisconsin, Illinois and other Midwestern states. During 1989, FF Bank curtailed manufactured housing lending outside the Midwest, and in October 1994 FF Bank exited the manufactured housing lending business altogether due to increased competition in the marketplace.

             FF Bank is a member of the Federal Home Loan Bank System. FF Bank is subject to comprehensive examination, supervision and regulation by the OTS and the FDIC, and is regulated by the Board of Governors of the Federal Reserve System as to reserves required to be maintained against deposits and certain other matters.

             The mailing address and telephone number of FF Bank's principal executive offices are 1305 Main Street, Stevens Point, Wisconsin 54481;
(715)341-0400. For further information regarding FF Bank, see the documents incorporated by reference herein as to FFC.

             FirstRock Bancorp, Inc. FirstRock is a Delaware corporation and the holding company for First Federal Savings Bank, F.S.B. ("First Federal"). At September 30, 1994, FirstRock reported total assets of $408.0 million, deposits of $302.5 million and stockholders equity of $48.6 million. First Federal presently has six full-service offices located in the Rockford, Illinois area and loan origination offices located in Rockford, suburban Chicago, and suburban Des Moines, Iowa.

             The primary business of FirstRock is the business of its insured banking subsidiary, First Federal. The business of First Federal is primarily that of obtaining savings deposits from the general public and making loans secured by first mortgage liens on residential and other real estate to enable borrowers to purchase or refinance the collateralized property. Funds for lending are provided primarily by savings deposits, repayment of loans and the sale of loans. First Federal's revenues are derived primarily from interest and fees received in connection with its real estate loans, while interest paid on its deposit accounts and borrowings constitutes its largest expense. Its principal expenses are interest paid on savings accounts and overhead expenses in the operation of its various offices. The mailing address and telephone number of FirstRock's principal executive offices are 612 North Main Street, Rockford, Illinois 61103; (815)987-3500. For further information on FirstRock and First Federal, see the documents incorporated by reference herein as to FirstRock.

The Acquisition

             In 1994, FirstRock's Board of Directors, in consultation with its financial advisors, explored various methods of enhancing shareholder value including seeking a buyer for FirstRock. After FirstRock evaluated a number of expressions of interest, on October 26, 1994, FirstRock and FFC entered into the Acquisition Agreement. See "The Acquisition Background of the Acquisition."

             The Acquisition will be effected by the merger of Acquisition Co. with and into FirstRock (the "Merger"). Upon the Merger, all of the issued and outstanding shares of FirstRock Stock will convert into the right to receive consideration consisting of FFC Stock.

             Immediately after the Merger, FFC intends to cause the merger of First Federal with and into FF Bank (the "Bank Merger"). The resulting institution of the Bank Merger will combine the existing operations of FF Bank and First Federal, and shall operate as FF Bank. It is presently anticipated that FFC will, as soon as practical after the Bank Merger, effect the liquidation and dissolution of FirstRock into FFC. See "The Acquisition Structure."

Purpose and Effects of the Acquisition

             The purpose of the transactions contemplated by the Acquisition Agreement is to enable FFC to acquire the assets and business of First Federal, which FFC intends thereafter to operate as branches of FF Bank. Following the Acquisition (based on September 30, 1994 deposit levels), FF Bank will operate 130 banking offices throughout Wisconsin and Illinois, with $4.40 billion in deposits, including $302.5 million of First Federal deposits held in over 75,000 accounts. The Acquisition will allow the entry of FF Bank into Rockford, Illinois, the second largest city by population in Illinois.

             FF Bank intends to support and enhance First Federal's deposit and residential lending activities. FF Bank believes that the current capacity of First Federal's offices will facilitate deposit growth on a cost efficient basis. FF Bank also intends to utilize First Federal's offices to originate loans. Consistent with FFC's efforts to diversify income sources beyond net interest income, FFC intends to expand the financial services offered through the acquired First Federal offices. FF Bank also expects to significantly reduce the overhead expenses of operating such offices by consolidating most "back office" functions at FFC's headquarters in Stevens Point, Wisconsin.

             FFC expects that the Acquisition will have a positive effect on each of FFC's and FF Bank's capital levels, increasing tangible capital levels by almost 10% and 5%, respectively, without appreciably diluting earnings per share after a one-time charge of $4 million relative to Acquisition charges and transaction costs is taken in connection with the Acquisition.
See "The Acquisition   Purpose and Effects of the Acquisition."

The Exchange Ratio

             Upon consummation of the Acquisition, each outstanding share of FirstRock Stock will be converted into the right to receive and be exchangeable for such number of shares (rounded to the nearest ten thousandth of a share) of FFC common stock, par value $1.00 per share ("FFC Stock") as shall be equal to
(i) Twenty-Seven Dollars and Ten cents ($27.10) divided by (ii) the average of closing trade prices ("Average Price") of FFC Stock on The Nasdaq Stock Market's National Market System during the last fifteen trading days on which reportable sales of FFC Stock took place immediately prior to, but not including, the third business day prior to the Closing, except that cash will be paid in lieu of fractional shares. If the average of the last sales prices for the 15 trading days immediately preceding the third business day prior to the Closing (the "Closing Market Value") is greater than $20.00, FirstRock may terminate the transaction unless the Board of Directors of FFC elects in its sole discretion to complete the Acquisition at a fixed exchange ratio of 1.355 shares of FFC Stock for each share of FirstRock Stock. If the Closing Market Value is less than $13.25, FFC may terminate the transaction unless the Board of Directors of FirstRock elects in its sole discretion to complete the Acquisition at a fixed exchange ratio of 2.045 shares of FFC Stock for each share of FirstRock Stock.

             All outstanding options to purchase FirstRock Stock, granted under FirstRock's stock option plans, will become options to purchase FFC Stock, subject to adjustment as set forth in the FirstRock stock option plans and the relevant provisions of the Acquisition Agreement. See "The Acquisition The Exchange Ratio."

Exchange of FirstRock Stock

             The exchange of shares of FFC Stock for shares of FirstRock Stock will be made promptly upon surrender of FirstRock Stock certificates to a paying agent after the Closing. All FirstRock stockholders will be provided with written instructions and related materials needed to effectuate the exchange of their shares promptly after the Closing. No interest will be paid or accrued to FirstRock's stockholders on amounts received by the paying agent from FFC. SHARES OF FIRSTROCK STOCK SHOULD NOT BE SURRENDERED FOR PAYMENT PRIOR TO RECEIPT OF WRITTEN INSTRUCTIONS FROM THE PAYING AGENT. See "The Acquisition Delivery of FFC Stock."

Regulatory Approvals; Conditions

             The transactions contemplated by the Acquisition Agreement are subject to the prior approval of the Office of Thrift Supervision ("OTS"). An application has been filed with the OTS. No other regulatory approvals are required to consummate the Acquisition. See "The Acquisition Regulatory Approvals."

             The  obligations of FirstRock,  FFC and  Acquisition  Co. under the
Acquisition Agreement are subject to the satisfaction of certain conditions. The material remaining conditions include the approval of the Acquisition Agreement by FirstRock's stockholders, the approval by FFC stockholders of the issuance of FFC Stock if the number of shares issued constitutes 20% or more of the then outstanding shares of FFC Stock, the receipt of various legal opinions customarily issued in transactions such as the Acquisition, the absence of court orders and injunctions prohibiting the consummation of the transactions contemplated by the Acquisition Agreement, the absence of certain pending or threatened litigation, and the absence of any material adverse changes in FirstRock and FFC. For a more complete description of the conditions to the Acquisition, see "The Acquisition Conditions of the Acquisition."

Conduct of Business Pending the Acquisition

             FirstRock has agreed to conduct its business and engage in transactions prior to the Closing only in the ordinary course and consistent with past practice, and subject to certain operating restrictions. FirstRock has agreed, among other things, to maintain its current organizational and capital structure and to comply with certain limitations on declaring dividends, granting nonroutine increases in compensation, and acquiring or disposing of assets. See "The Acquisition Conduct of Business Pending the Acquisition."

Opinions of Financial Advisors

             By a written opinion dated October 26, 1994, The Chicago Corporation ("TCC"), FirstRock's financial advisor selected by its Board of Directors, stated that the proposed consideration to be received by the stockholders of FirstRock pursuant to the Acquisition Agreement is fair to such stockholders, from a financial point of view. On ____________, 19____, TCC reconfirmed its opinion. For information concerning the matters considered in the TCC opinion, see "The Acquisition Opinions of Financial Advisors" and
Exhibit 1 to this Joint Proxy Statement/Prospectus, where the TCC opinion is set forth in its entirety and incorporated herein by reference. Stockholders of FirstRock are urged to read the TCC opinion.

             FirstRock has agreed to pay TCC fees of $625,475 for its financial advisory services, including the rendering of its opinion described above, which are payable upon the Closing if the Acquisition is consummated. In connection with the Agreement, FirstRock has also agreed to indemnify TCC for specified matters relating to its duties thereunder. See "The Acquisition Opinions of Financial Advisors."

Vote Required; Stockholders Entitled to Vote

             Under   applicable   law,  and  in  accordance   with   FirstRock's
Certificate of Incorporation, the Acquisition Agreement, including the transactions contemplated thereby, must be approved by the holders of a majority of the issued and outstanding shares of FirstRock Stock. The close of business on December ____, 1994 has been fixed by the Board of Directors as the record date (the "FirstRock Record Date") for the determination of the stockholders entitled to vote at the FirstRock Meeting. At the close of business on that date, there were __________ issued and outstanding shares of FirstRock Stock and ____ holders of record of FirstRock Stock.

             As of the FirstRock Record Date, FirstRock's directors and executive officers, including their affiliates, beneficially owned ______% of the outstanding shares entitled to vote at the FirstRock Meeting. None of FFC or FFB's directors or executive officers, including their affiliates, owned any FirstRock Stock as of the FirstRock Record Date.

             Under the rules governing The Nasdaq Stock Market's National Market System, the approval of FFC stockholders will be required if the number of shares of FFC Stock issued to FirstRock stockholders pursuant to the Exchange Ratio equals 20% or more of the outstanding shares of FFC Stock at the time of issuance. Though the exact number of shares issued in connection with the Acquisition will be determined by the Exchange Ratio, the Agreement contemplates that a maximum of approximately 5,500,000 shares of FFC Stock may be issued, which would be more than 20% of the outstanding shares of FFC Stock. In light of such possibility, the FFC Board of Directors unanimously recommends that FFC stockholders authorize the issuance of up to 5,500,000 shares of FFC Stock in connection with the Acquisition if such issuance constitutes 20% or more of the then outstanding shares of FFC Stock. Consummation of the Acquisition does not require approval of FFC stockholders as to the issuance of stock if the number of shares issued constitutes less than 20% of the then outstanding shares of FFC Stock. The close of business on December ____, 1994 has been fixed by the FFC Board of Directors as the record date (the "FFC Record Date") for the determination of the stockholders entitled to vote at the FFC Meeting. At the close of business on that date, there were ________ issued and outstanding shares of FFC Stock and _____ holders of record of FFC Stock.

             As of the FFC Record Date, FFC's directors and executive officers, including their affiliates, beneficially owned ____% of the outstanding shares entitled to vote at the FFC Meeting. None of FirstRock or FirstRock's directors or executive officers, including their affiliates, owned any FFC Stock as of the FFC Record Date.

Recommendation of the Board of Directors of FirstRock

             THE BOARD OF DIRECTORS OF FIRSTROCK UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE ACQUISITION AGREEMENT AND THE ACQUISITION. After an evaluation of business, financial and market factors and consultation with its financial and legal advisors, FirstRock's Board of Directors unanimously approved the Acquisition Agreement and the Acquisition. The Board of Directors of FirstRock believes that the terms of the Acquisition Agreement and the Acquisition are in the best interests of FirstRock's stockholders. See "The Acquisition Recommendation of FirstRock's Board of Directors."

Recommendation of the Board of Directors of FFC

             THE BOARD OF DIRECTORS OF FFC UNANIMOUSLY RECOMMENDS THAT FFC STOCKHOLDERS VOTE TO AUTHORIZE THE ISSUANCE OF UP TO 5,500,000 SHARES OF FFC STOCK IN CONNECTION WITH THE ACQUISITION PURSUANT TO THE EXCHANGE RATIO IF SUCH ISSUANCE CONSTITUTES 20% OR MORE OF THE THEN OUTSTANDING SHARES OF FFC STOCK. Consummation of the Acquisition does not require approval of FFC stockholders as to the issuance of FFC Stock if the number of shares issued constitutes less than 20% of the then outstanding shares of FFC Stock.

Termination of the Acquisition Agreement

             The Acquisition Agreement may be terminated by either FirstRock or FFC under certain circumstances, including if the Acquisition has not been consummated by July 31, 1995, if FirstRock's stockholders fail to approve the Acquisition Agreement or if FFC's stockholders fail to approve the issuance of FFC Stock if the number of shares issued constitutes 20% or more of the then outstanding shares of FFC Stock. See "The Acquisition Termination and Amendment of the Acquisition Agreement."

Warrant Agreement

             In connection with the Acquisition Agreement, FirstRock and FFC entered into a warrant agreement dated as of October 26, 1994 (the "Warrant Agreement") pursuant to which FirstRock granted FFC a warrant (the "Warrant") to purchase up to 475,246 newly issued shares of FirstRock Stock at a purchase price of $22.50 per share. The Warrant is exercisable only upon the occurrence of certain specified triggering events primarily involving new third party agreements, proposals or transactions with regard to the acquisition of FirstRock, as well as violation of the Acquisition Agreement by FirstRock or failure of FirstRock's stockholders to approve the Acquisition Agreement while third party offers may be outstanding. Under certain circumstances, in lieu of FirstRock Stock, FFC is entitled to receive the cash value of the securities to which the Warrant relates but such cash value is limited to $3 million. The Warrant Agreement provides FFC with registration rights in connection with the sale of shares of FirstRock Stock acquired pursuant to the Warrant. The Warrant is not currently transferable. However, the Warrant would become transferable upon the occurrence of a triggering event. The Warrant is intended to make it more difficult for another party to acquire FirstRock thereby increasing the likelihood that the Acquisition will occur. See "The Acquisition Warrant Agreement."

Certain Federal Income Tax Consequences

             The Acquisition is intended to constitute a tax-free transaction to FirstRock's stockholders and consummation of the Acquisition is conditioned upon FFC's and FirstRock's receipt of an opinion of counsel to the effect that the Acquisition will be treated for federal income tax purposes as a tax-free reorganization. Assuming the Acquisition qualifies as a tax-free reorganziation, no gain or loss will be recognized by FirstRock stockholders who exchange FirstRock Stock solely for FFC Stock (except with respect to cash received in lieu of a fractional share of FFC Stock). FirstRock stockholders should read carefully the discussion under "The Acquisition--Certain Federal Income Tax Consequences" and should consult with their own tax advisors.

Accounting Treatment

             The Acquisition will be accounted for as a pooling-of-interests. See "The Acquisition Accounting Treatment."

Dissenters' Rights

             Under applicable  Delaware law, holders of FirstRock Stock will not
be  entitled  to  dissenters'   rights  of  appraisal  in  connection  with  the
Acquisition. See "The Acquisition Dissenters' Rights."

             Under applicable Wisconsin law, holders of FFC Stock will not be entitled to dissenters' rights of appraisal in connection with issuance of up to 5,500,000 shares of FFC Stock in connection with the Acquisition.

Liquidation Account

             In connection with its conversion from the mutual to the stock form of ownership, First Federal was required to establish a "liquidation account" for the benefit of certain savings account holders at the time of the conversion. The liquidation account grants such savings account holders who have continued to maintain their savings accounts at First Federal the right to a priority distribution from the liquidation account before any distribution is made with respect to First Federal common stock in the event of a complete liquidation of First Federal. Neither the Acquisition nor the Bank Merger constitutes a complete liquidation and will not trigger a distribution from the liquidation account. Upon consummation of the Acquisition and the Bank Merger, the liquidation account will be maintained by FF Bank.

Market Prices and Dividends on Common Stock

             FirstRock Stock is quoted on The Nasdaq Stock Market's National Market System under the symbol "FROK." On December ____, 1994, the closing sale price per share, as reported on NASDAQ, was $_______. See "Market For and Dividends Paid on FirstRock Stock."

             FFC Stock is quoted on The Nasdaq Stock Market's National Market System under the symbol "FFHC." On December ____, 1994, the closing sale price per share, as reported on NASDAQ, was $_______. See "Market For and Dividends Paid on FFC Stock."

             The closing per share sales prices of FirstRock Stock and FFC Stock, as of specified dates and as reported on NASDAQ, are set forth in the following table:

                                 Closing Sales Price

           Date             FFC Stock            FirstRock Stock
           ----             ---------            ---------------
October 25, 1994 (1)        $  15.00                $  22.50
December ____, 1994            _____                   _____
- --------------------
(1)  Last trading date prior to announcement of the Acquisition Agreement.


Comparative Per Share Data

      Following are certain comparative historical per share data of FirstRock and FFC, pro forma per share data of FirstRock and FFC and equivalent pro forma per share data of FirstRock. The book value per share data is presented as of September 30, 1994, December 31, 1993, December 31, 1992 and December 31, 1991. The earnings and dividend per share data for the nine months ended September 30, 1994 and 1993 include the results of operations of FirstRock and FFC for the nine months ended September 30, 1994 and 1993, respectively. The earnings and dividends per share data for the year ended December 31, 1993 includes the results of operations of FirstRock for the year ended June 30, 1994 and the results of operations of FFC for the year ended December 31, 1993. The earnings and dividends per share data for the year ended December 31, 1992 includes the results of operations of FirstRock for the year ended June 30, 1993 and the results of operations of FFC for the year ended December 31, 1992. The earnings and dividends per share data for the year ended December 31, 1991 includes the results of operations of FirstRock for the year ended June 30, 1992 and the results of operations of FFC for the year ended December 31, 1991. The financial data is based on the historical financial statements and the notes thereto of FirstRock and FFC and on pro forma financial information and the notes thereto of FirstRock and FFC and should be read in conjunction with the consolidated financial statements and the notes thereto of FirstRock and FFC and Pro Forma Condensed Combined Financial Statements and the notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus. The pro forma amounts are not necessarily indicative of results which will be obtained on a combined basis.

Comparative Per Share Data


                                                     FFC Common Stock            FirstRock Common Stock
                                                                   ProForma                           ProForma
                                                  Historical       Combined       Historical       Equivalent (A)

Fully Diluted Earnings Per Share:
    For the Nine Months Ended:
         September 30, 1994                            $1.32           $1.24          $1.45                $2.24
         September 30, 1993                             1.32            1.22           1.25                 2.20
    For the Year Ended:
         December 31, 1993                              1.86            1.74           1.86                 3.14
         December 31, 1992                              1.19            1.16            N/A                 2.10
         December 31, 1991                              0.79            0.72            N/A                 1.30

Cash Dividends Per Share:
    For the Nine Months Ended:
         September 30, 1994                            $0.30           $0.30           $ --                $0.54
         September 30, 1993                             0.25            0.25             --                 0.45
    For the Year Ended:
         December 31, 1993                              0.35            0.35             --                 0.63
         December 31, 1992                              0.22            0.22             --                 0.40
         December 31, 1991                              0.16            0.16            N/A                 0.29

Book Value Per Share:
    At September 30, 1994                             $10.77          $10.69         $20.34               $19.32
    At December 31, 1993                                9.95           10.14          19.61                18.32
    At December 31, 1992                                8.34            8.65          17.35                15.63
    At December 31, 1991                                7.14            8.21            N/A                14.84


N/A - Not applicable since FirstRock was formed in October 1992 upon the conversion of First Federal from mutual to stock form.

(A) Equivalent pro forma per share amounts are calculated by multiplying the pro forma continuing earnings per share, pro forma book value per share and the pro forma dividends per share, as appropriate, by the estimated Exchange Ratio. The estimated Exchange Ratio of 1.807 was determined using an assumed FFC Share Value of $15.00 (the closing price of FFC Stock on November 30, 1994) and consideration equal to $27.10 per share of FirstRock Stock. See "The Acquisition - Exchange Ratio".

Selected Financial Data

         The following tables present summary historical financial data for FirstRock and FFC and summary pro forma financial data of FirstRock and FFC combined as of the dates and for the periods indicated. This financial data is based upon the consolidated financial statements of FirstRock and FFC and on pro forma financial information of FirstRock and FFC and should be read in conjunction with the consolidated financial statements and the notes thereto of FirstRock and FFC and the Unaudited Pro Forma Condensed Combined Financial Information and notes thereto appearing elsewhere in this Proxy Statement/Prospectus. The condensed combined financial information has been prepared based on the pooling-of-interests method of accounting and on the assumption that an aggregate of 4,315,425 shares of FFC Stock would be issued for FirstRock Stock in the Acquisition. See "Unaudited Pro Forma Condensed Combined Financial Information." Amounts at September 30, 1994 and 1993 with respect to FirstRock and FFC are unaudited. The following tables set forth historical consolidated financial data for FFC for the five years ended December 31, 1993 and the nine months ended September 30, 1994 and 1993 and for FirstRock for the five years ended June 30, 1994 and for the nine months ended September 30, 1994 and 1993. Because FirstRock's fiscal year ends on June 30 and FFC's on December 31, the financial data for FirstRock has been presented to coincide with the fiscal reporting period of FFC. The pro forma amounts are not necessarily indicative of results which will be obtained on a combined basis. All adjustments necessary for a fair presentation of financial position and results of operations of interim periods have been included.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                          FIRST FINANCIAL CORPORATION

                                                                      At Or For The Nine Months          At or For The
                                                                           Ended September 30,            Year Ended
                                                                                (Unaudited)               December 31,
                                                                      ---------------------------------   -----------

                                                                         1994                 1993          1993
                                                                      ----------              ----          ----
                                                                      (dollars in thousands, except per share amounts)
Selected financial condition data:
     Total assets                                                     $5,051,199           $4,731,543    $4,774,633
     Mortgage-related securities                                       1,500,482            1,316,429     1,326,253
     Loans receivable, including
      loans held for sale                                              3,133,628            2,836,675     2,922,504
     Core deposit intangibles
      and goodwill                                                        28,059               33,004        31,392
     Deposits                                                          4,101,449            4,089,930     4,050,520
     Borrowings                                                          591,145              324,036       438,598
     Stockholders' equity                                                265,930              221,078       234,685
     Common shares outstanding                                        24,698,852           23,560,066    23,586,827
     Book value per share                                             $    10.77           $     9.38    $     9.95
     Tangible book value per share                                    $     9.63           $     7.98    $     8.62
Selected operating information:
     Interest income                                                  $  262,809           $  254,594    $  340,123
     Interest expense                                                    141,567              143,866       189,734
                                                                      ----------           ----------    ----------
     Net interest income                                                 121,242              110,728       150,389
     Provision for losses on loans                                         4,878                7,824        10,219
                                                                      ----------           ----------    ----------
     Net interest income after provision
       for losses on loans                                               116,364              102,904       140,170
     Unrealized loss on impairment of
       mortgage-related securities                                        (9,000)                  --            --
     Non-interest income                                                  26,419               27,645        37,721
     Non-interest expense                                                 80,637               79,801       105,804
                                                                      ----------           ----------    ----------
     Net income before income taxes
       and accounting change                                              53,146               50,748        72,087
     Income taxes                                                         19,591               18,705        26,872
                                                                      ----------           ----------    ----------
     Net income before accounting change                                  33,555               32,043        45,215
     Cumulative effect of a change in
       accounting principle                                                   --                   --            --
                                                                      ----------           ----------    ----------
     Net income                                                       $   33,555           $   32,043    $   45,215
                                                                      ==========           ==========    ==========

     Earnings per share:
       Primary:
         Income before change in accounting
           principle                                                  $     1.33           $     1.35    $     1.88
         Cumulative effect of a change in
           accounting principle                                       $       --           $       --    $       --
         Net income                                                   $     1.33           $     1.35    $     1.88
       Fully diluted:
         Income before change in accounting
           principle                                                  $     1.32           $     1.32    $     1.86
         Cumulative effect of a change in
           accounting principle                                       $       --           $       --    $       --
         Net income                                                   $     1.32           $     1.32    $     1.86
       Weighted average common equivalent shares:
         Primary                                                          25,323               23,724        24,112
         Fully diluted                                                    25,380               24,243        24,369

     Dividends per share                                              $     0.30           $     0.25    $     0.35

Key ratios and other data:
     Return on average assets
      (before accounting change)                                            0.90%                0.94%         0.98%
     Return on average equity
      (before accounting change)                                           17.40%               20.55%        21.23%
     Average equity to average assets                                      5.23%                4.56%         4.62%
     Dividend payout ratio                                                22.73%               18.94%        18.82%
     Net interest margin                                                   3.40%                3.37%         3.41%
     Non-accrued loans to total loans                                      0.28%                0.28%         0.28%
     Non-performing assets to total assets                                 0.58%                0.32%         0.32%
     Number of full service banking
       offices at end of year                                                124                  117           117
     Regulatory capital ratios - FF Bank:
         Tangible capital                                                   5.54%               4.90%         5.21%
         Core capital                                                       5.98%               5.51%         5.78%
         Risk-based capital                                                13.18%              11.87%        12.56%

=============================
TABLE (CONTINUED)

                                                           At Or For The Year Ended December 31,
                                                  -----------------------------------------------------

                                                  1992            1991              1990           1989
                                                  ----            ----              ----           ----

    ......................................
Selected financial condition data:
     Total assets ........................   $ 3,908,286      $ 3,220,002      $ 3,142,293      $ 2,456,695
     Mortgage-related securities .........     1,301,589          893,733          569,085          162,056
     Loans receivable, including
      loans held for sale ................     2,210,717        1,991,503        2,169,180        1,980,208
     Core deposit intangibles
      and goodwill .......................        23,278           20,388           23,178            5,505
     Deposits ............................     3,206,112        2,935,645        2,883,214        2,098,234
     Borrowings ..........................       461,948           77,243           60,351          177,253
     Stockholders' equity ................       194,095          164,535          149,576          137,081
     Common shares outstanding ...........    23,266,414       23,038,404       22,978,604       22,915,604
     Book value per share ................   $      8.34      $      7.14      $      6.51      $      5.98
     Tangible book value per share .......   $      7.34      $      6.26      $      5.50      $      5.74
Selected operating information:
     Interest income .....................   $   296,871      $   300,081      $   292,141      $   235,890
     Interest expense ....................       181,896          203,749          204,748          162,059
                                             -----------      -----------      -----------      -----------
     Net interest income .................       114,975           96,332           87,393           73,831
     Provision for losses on loans .......        13,851           18,333           16,044           18,306
                                             -----------      -----------      -----------      -----------
     Net interest income after provision
       for losses on loans ...............       101,124           77,999           71,349           55,525
     Unrealized loss on impairment of
       mortgage-related securities .......          --               --               --               --
     Non-interest income .................        32,209           34,331           31,383           32,389
     Non-interest expense ................        88,711           81,395           76,840           64,868
                                             -----------      -----------      -----------      -----------
     Net income before income taxes
       and accounting change .............        44,622           30,935           25,892           23,046
     Income taxes ........................        16,190           12,409            9,870            8,670
                                             -----------      -----------      -----------      -----------
     Net income before accounting change .        28,432           18,526           16,022           14,376
     Cumulative effect of a change in
       accounting principle ..............         5,600             --               --               --
                                             -----------      -----------      -----------      -----------
     Net income ..........................   $    34,032      $    18,526      $    16,022      $    14,376
                                             ===========      ===========      ===========      ===========

     Earnings per share:
       Primary:
         Income before change in
           accounting principle ..........   $      1.21      $      0.80      $      0.70      $      0.63
         Cumulative effect of a change
           in accounting principle .......   $      0.24             --               --               --
         Net income ......................   $      1.45      $      0.80      $      0.70      $      0.63
       Fully diluted:
         Income before change in
           accounting principle ..........   $      1.19      $      0.79      $      0.70      $      0.63
         Cumulative effect of a change
           in accounting principle .......   $      0.24             --               --               --
         Net income ......................   $      1.43      $      0.79      $      0.70      $      0.63
       Weighted average common
         equivalent shares:
         Primary .........................        23,498           23,114           23,006           22,972
         Fully diluted ...................        23,822           23,395           23,006           22,972

     Dividends per share .................   $      0.22      $      0.16      $      0.16      $      0.15

Key ratios and other data:
     Return on average assets
      (before accounting change) .........          0.79%            0.58%            0.54%            0.60%
     Return on average equity
      (before accounting change) .........         15.79%           11.85%           11.21%           10.82%
     Average equity to average assets ....          4.99%            4.86%            4.78%            5.59%
     Dividend payout ratio ...............         18.49%           20.25%           22.86%           23.81%
     Net interest margin .................          3.35%            3.17%            3.11%            3.30%
     Non-accrued loans to total loans ....          0.71%            0.83%            0.76%            0.86%
     Non-performing assets to total assets          0.76%            1.30%            1.52%            1.95%
     Number of full service banking
       offices at end of year ............            94               86               86               67
     Regulatory capital ratios - FF Bank:
         Tangible capital ................          4.70%            4.44%            3.68%            4.37%
         Core capital ....................          5.20%            4.94%            4.27%            4.37%
         Risk-based capital ..............         11.68%           10.55%            8.36%            7.60%


                   SELECTED HISTORICAL FINANCIAL INFORMATION
                            FIRSTROCK BANCORP, INC.

                                                                        At Or For The Nine Months
                                                                           Ended September 30,                   At Or For The
                                                                                (Unaudited)                Fiscal Year Ended June30,
                                                                      -----------------------------------   -----------------------

                                                                         1994                 1993          1994           1993
                                                                      ----------              ----          ----           ----
                                                                             (dollars in thousands, except per share amounts)
Selected financial condition data:
     Total assets                                                     $  407,955           $  406,664    $  409,496     $  414,912
     Mortgage-related securities                                          50,836               50,912        55,030         54,233
     Loans receivable, including loans held for sale                     246,434              229,630       239,774        236,195
     Deposits                                                            302,483              297,170       301,590        294,192
     Borrowings                                                           38,574               19,719        32,166         21,019
     Stockholders' equity                                                 48,576               47,676        48,215         46,419
     Common shares outstanding                                         2,388,171            2,512,750     2,387,642      2,512,750
     Book value per share                                             $    20.34           $    18.97    $    20.19     $    18.47
     Tangible book value per share                                    $    20.34           $    18.97    $    20.19     $    18.47
Selected operating information:
     Interest income                                                  $   19,075           $   20,010    $   25,728     $   27,236
     Interest expense                                                      8,549                9,716        11,853         13,909
                                                                      ----------           ----------    ----------     ----------
     Net interest income                                                  10,526               10,294        13,875         13,327
     Provision for losses on loans                                           215                  263           322            381
                                                                      ----------           ----------    ----------     ----------
     Net interest income after provisions for losses on loans             10,311               10,031        13,553         12,946
     Non-interest income                                                   5,486                5,418         7,502          7,069
     Non-interest expense                                                  9,881               10,019        13,352         13,186
                                                                      ----------           ----------    ----------     ----------
     Net income before income taxes and accounting change                  5,916                5,430         7,703          6,829
     Income taxes                                                          2,258                2,084         2,940          2,618
                                                                      ----------           ----------    ----------     ----------
     Net income before accounting change                                   3,658                3,346         4,763          4,211
     Cumulative effect of a change in accounting principle                    --                   --            --             --
                                                                      ----------           ----------    ----------     ----------
     Net income                                                       $    3,658           $    3,346    $    4,763     $    4,211
                                                                      ==========           ==========    ==========     ==========

     Earnings per share:
       Primary:
         Income before change in accounting principle                 $     1.45           $     1.25    $     1.86            N/A
         Cumulative effect of a change in accounting principle        $       --           $       --    $       --            N/A
         Net income                                                   $     1.45           $     1.25    $     1.86            N/A
       Fully diluted:
         Income before change in accounting principle                 $     1.44           $     1.24    $     1.85            N/A
         Cumulative effect of a change in accounting principle        $       --           $       --    $       --            N/A
         Net income                                                   $     1.44           $     1.24    $     1.85            N/A
       Weighted average common equivalent shares:
         Primary                                                           2,527                2,680         2,556            N/A
         Fully diluted                                                     2,549                2,701         2,574            N/A

     Dividends per share                                              $       --           $       --    $       --            N/A

Key ratios and other data:
     Return on average assets                                              1.23%                1.09%         1.17%          1.05%
     Return on average equity                                             10.20%                9.55%        10.07%         10.31%
     Average equity to average assets                                     12.11%               11.42%        11.66%         10.20%
     Dividend payout ratio                                                    --                   --            --             --
     Net interest margin                                                   3.87%                3.68%         3.73%          3.65%
     Non-performing loans to total loans                                   0.54%                1.28%         0.68%          1.21%
     Non-performing assets to total assets                                 0.75%                1.02%         0.78%          1.02%
     Number of full service banking offices at end of period                   6                    6             6              6
     Regulatory capital ratios - First Federal:
         Tangible capital                                                  10.31%               9.65%        10.19%          9.15%
         Core capital                                                      10.31%               9.65%        10.19%          9.15%
         Risk-based capital                                                19.97%              20.05%        20.61%         19.17%

======================================
TABLE (CONTINUED)



                                                            At or For The Fiscal Year Ended June30,
                                                          ------------------------------------------------

                                                                 1992           1991           1990
                                                                 ----           ----           ----

Selected financial condition data:
     Total assets                                             $  371,869     $  392,593     $  423,918
     Mortgage-related securities                                  52,521         59,605         63,209
     Loans receivable, including loans held for sale             194,113        231,755        257,222
     Deposits                                                    291,227        307,492        346,455
     Borrowings                                                   27,335         36,049         40,641
     Stockholders' equity                                         24,647         22,080         18,279
     Common shares outstanding                                       N/A            N/A            N/A
     Book value per share                                            N/A            N/A            N/A
     Tangible book value per share                                   N/A            N/A            N/A
Selected operating information:
     Interest income                                          $   30,753     $   35,809     $   38,569
     Interest expense                                             19,341         24,976         28,778
                                                              ----------     ----------     ----------
     Net interest income                                          11,412         10,833          9,791
     Provision for losses on loans                                 2,044            670            381
                                                              ----------     ----------     ----------
     Net interest income after provisions for losses on loans      9,368         10,163          9,410
     Non-interest income                                           6,289          7,443          5,147
     Non-interest expense                                         12,950         11,529         11,690
                                                              ----------     ----------     ----------
     Net income before income taxes and accounting change          2,707          6,077          2,867
     Income taxes                                                  1,140          2,276          1,199
                                                              ----------     ----------     ----------
     Net income before accounting change                           1,567          3,801          1,668
     Cumulative effect of a change in accounting principle         1,000             --             --
                                                              ----------     ----------     ----------
     Net income                                               $    2,567     $    3,801     $    1,668
                                                              ==========     ==========     ==========

     Earnings per share:
       Primary:
         Income before change in accounting principle               N/A            N/A            N/A
         Cumulative effect of a change in accounting principle      N/A            N/A            N/A
         Net income                                                 N/A            N/A            N/A
       Fully diluted:
         Income before change in accounting principle               N/A            N/A            N/A
         Cumulative effect of a change in accounting principle      N/A            N/A            N/A
         Net income                                                 N/A            N/A            N/A
       Weighted average common equivalent shares:
         Primary                                                    N/A            N/A            N/A
         Fully diluted                                              N/A            N/A            N/A

     Dividends per share                                            N/A            N/A            N/A

Key ratios and other data:
     Return on average assets                                      0.66%          0.95%          0.39%
     Return on average equity                                     10.91%         18.53%          9.65%
     Average equity to average assets                              6.06%          5.12%          4.02%
     Dividend payout ratio                                           N/A            N/A            N/A
     Net interest margin                                            3.24%          2.96%          2.48%
     Non-performing loans to total loans                            1.29%          1.06%          0.93%
     Non-performing assets to total assets                          2.30%          2.41%          2.48%
     Number of full service banking offices at end of period           6              6              7
     Regulatory capital ratios - First Federal:
         Tangible capital                                           6.64%          5.70%          4.33%
         Core capital                                               6.64%          6.20%          4.33%
         Risk-based capital                                        13.26%         11.10%          8.04%


N/A - Not applicable since FirstRock was formed in October, 1992 upon the conversion of First Federal from mutual to stock form.

     SELECTED UNAUDITED PRO-FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                          FIRST FINANCIAL CORPORATION
                            FIRSTROCK BANCORP, INC.

                                                                        At Or For The Nine Months              At Or For The
                                                                           Ended September 30,           Year Ended December 31,
                                                                      -----------------------------     -------------------------

                                                                         1994                 1993          1993           1992
                                                                      ----------              ----          ----           ----
                                                                                    (dollars in thousands, except per share amounts)
Selected financial condition data:
     Total assets                                                     $5,458,554           $5,138,207    $5,184,129     $4,323,198
     Mortgage-related securities                                       1,551,318            1,367,341     1,381,283      1,355,822
     Loans receivable, including loans held for sale                   3,380,062            3,066,305     3,162,278      2,446,912
     Core deposit intangibles and goodwill                                28,059               33,004        31,392         23,278
     Deposits                                                          4,403,932            4,387,100     4,352,110      3,500,304
     Borrowings                                                          629,719              343,755       470,764        482,967
     Stockholders' equity                                                310,033              268,754       282,900        240,514
     Common shares outstanding (A)                                    29,014,277           28,100,605    27,901,296     27,806,953
     Book value per share                                             $    10.69           $     9.56    $    10.14     $     8.65
     Tangible book value per share                                    $     9.72           $     8.39    $     9.01     $     7.81
Selected operating information (B)(D):
     Interest income                                                  $  281,884           $  274,604    $  365,851     $  324,107
     Interest expense                                                    150,116              153,582       201,587        195,805
                                                                      ----------           ----------    ----------     ----------
     Net interest income                                                 131,768              121,022       164,264        128,302
     Provision for losses on loans                                         5,093                8,087        10,541         14,232
                                                                      ----------           ----------    ----------     ----------
     Net interest income after provisions for losses on loans            126,675              112,935       153,723        114,070
     Unrealized loss on impairment of mortgage-related securities         (9,000)                  --            --             --
     Non-interest income                                                  31,905               33,063        45,223         39,278
     Non-interest expense                                                 90,518               89,820       119,156        101,897
                                                                      ----------           ----------    ----------     ----------
     Net income before income taxes                                       59,062               56,178        79,790         51,451
     Income taxes                                                         21,849               20,789        29,812         18,808
                                                                      ----------           ----------    ----------     ----------
     Net income from continuing operations                            $   37,213           $   35,389    $   49,978     $   32,643
                                                                      ==========           ==========    ==========     ==========

     Earnings per share (C):
       Primary                                                        $     1.24           $     1.24    $     1.74     $     1.16
       Fully diluted                                                  $     1.24           $     1.22    $     1.72     $     1.14
     Weighted average common equivalent shares (A):
         Primary                                                          29,899               28,389        28,731         28,117
         Fully diluted                                                    29,986               29,124        29,020         28,511

     Dividends per share                                              $     0.30           $     0.25    $     0.35     $     0.22

Key ratios and other data:
     Return on average assets                                              0.93%                0.95%         1.00%          0.81%
     Return on average equity                                             16.27%               18.53%        19.21%         14.77%
     Average equity to average assets                                      5.70%                5.12%         5.19%          5.51%
     Dividend payout ratio                                                24.18%               20.44%        20.32%         19.22%
     Net interest margin                                                   3.45%                3.42%         3.43%          3.38%
     Non-accrual loans to total loans                                      0.30%                0.33%         0.31%          0.73%
     Non-performing assets to total assets                                 0.59%                0.38%         0.35%          0.79%
     Number of full service banking offices at end of period                 130                  123           123            100

====================================
TABLE (CONTINUED)

                                                               For    The    Year    Ended     December     31,
                                                              ---------------------------------------------------

                                                                   1991           1990           1989
                                                                      ----           ----           ----
                                                              (dollars in thousands, except per share amounts)
Selected financial condition data:
     Total assets                                               $3,591,871     $3,534,586     $2,880,613
     Mortgage-related securities                                   946,254        628,690        225,265
     Loans receivable, including loans held for sale             2,185,616      2,400,935      2,237,430
     Core deposit intangibles and goodwill                          20,388         23,178          5,505
     Deposits                                                    3,226,872      3,190,706      2,444,689
     Borrowings                                                    104,578         96,400        217,894
     Stockholders' equity                                          189,182        171,656        155,360
     Common shares outstanding (A)                              23,038,404     22,978,604     22,915,604
     Book value per share                                       $     8.21     $     7.47     $     6.78
     Tangible book value per share                              $     7.33     $     6.46     $     6.54
Selected operating information (B)(D):
     Interest income                                            $  330,834     $  327,950     $  274,459
     Interest expense                                              223,090        229,724        190,837
                                                                ----------     ----------     ----------
     Net interest income                                           107,744         98,226         83,622
     Provision for losses on loans                                  20,377         16,714         18,687
                                                                ----------     ----------     ----------
     Net interest income after provisions for losses on loans       87,367         81,512         64,935
     Unrealized loss on impairment of mortgage-related securities       --             --             --
     Non-interest income                                            40,620         38,826         37,536
     Non-interest expense                                           94,345         88,369         76,558
                                                                ----------     ----------     ----------
     Net income before income taxes                                 33,642         31,969         25,913
     Income taxes                                                   13,549         12,146          9,869
                                                                ----------     ----------     ----------
     Net income from continuing operations                      $   20,093     $   19,823     $   16,044
                                                                ==========     ==========     ==========

     Earnings per share (C):
       Primary                                                  $     0.72     $     0.72     $     0.58
       Fully diluted                                            $     0.72     $     0.72     $     0.58
     Weighted average common equivalent shares (A):
         Primary                                                    27,733         27,625         27,591
         Fully diluted                                              28,046         27,657         27,623

     Dividends per share                                        $     0.16     $     0.16     $     0.15

Key ratios and other data:
     Return on average assets                                         0.56%          0.59%          0.57%
     Return on average equity                                        11.17%         12.13%         10.68%
     Average equity to average assets                                 4.99%          4.85%          5.32%
     Dividend payout ratio                                           22.33%         22.32%         25.83%
     Net interest margin                                              3.17%          3.09%          3.21%
     Non-accrual loans to total loans                                 0.87%          0.79%          0.87%
     Non-performing assets to total assets                            1.41%          1.62%          2.03%
     Number of full service banking offices at end of period            92             92             74

Notes To Selected Pro Forma Condensed Combined Financial Information (*)


              (A) Includes an adjustment reflecting the par value of FFC Stock to be issued in conjunction with the Acquisition, at an assumed Exchange Ratio based upon an FFC Share Value of $15.00 (the closing price of FFC Stock on November 30, 1994) and consideration equal to $27.10 per share of FirstRock Stock.

              (B) Acquisition charges and transaction costs are not reflected in the Pro Forma Condensed Combined Statements of Income since these items do not have a continuing impact on FFC.

              (C) Pro Forma Combined Earnings Per Share data have been determined based upon i) the combined historical net income of FFC and FirstRock and ii) the combined historical weighted average common equivalent shares of FFC and FirstRock, as adjusted for those shares of FFC Stock estimated to be issued in conjunction with the Acquisition.

              (D) FFC anticipates that, subsequent to the Acquisition, significant cost savings will be realized through consolidation of operations, including data processing and certain administrative office functions. The extent of the cost savings realized and the timing of these savings may vary from management expectations and may be negatively influenced by economic conditions, inflation and regulatory actions. No adjustments have been included in the Pro Forma Condensed Combined Financial Information for anticipated cost reductions.


(*) See "Notes to Pro Forma Combined Financial Information" for more complete information.

                             CERTAIN CONSIDERATIONS

              Holders of FirstRock Stock should consider, among other matters, the following factors in connection with a decision to vote upon the Acquisition, consummation of which will result in holders of FirstRock Stock receiving the Purchase Price in shares of FFC Stock.

              Holders of FFC Stock should consider, among other matters, the following factors in connection with a decision to vote upon the issuance of up to 5,500,000 shares of FFC Stock to FirstRock stockholders in the event such issuance constitutes 20% or more of the then outstanding shares of FFC.

Issuance of FFC Stock

              The consideration payable to holders of FirstRock Stock consists of shares of FFC Stock together with cash in lieu of fractional shares. See "The Acquisition The Exchange Ratio." The description of FFC Stock is contained below. See "Description of FFC Stock and Comparison of Stockholder Rights." As of the FFC Record Date, there were ___________ shares of FFC Stock issued and outstanding, held by ______ holders of record. Assuming an Exchange Ratio of
1.807 (based on the closing price of FFC Stock on November 30, 1994 of $15.00 and consideration of $27.10 per share of FirstRock Stock) an additional 4,315,425 shares of FFC Stock would be issued in connection with the Acquisition to ____ holders of record of FirstRock Stock. Such shares issued would constitute ____% of the issued and outstanding shares of FFC Stock following consummation of the Acquisition.

Legislative and Regulatory Developments

              General. FFC is subject to regulation as a thrift holding company and FF Bank, as a federally chartered savings bank, is subject to extensive regulation by the OTS and the FDIC. The OTS and FDIC have adopted numerous regulations and undertaken other regulatory initiatives, and further regulations and initiatives are anticipated. In December 1991, the Federal Deposit Insurance Corporation Improvements Act of 1991 ("FDICIA") was enacted. Among other significant effects, FDICIA provides for regulatory seizure in the event of certain declines in the tangible capital levels of insured institutions, requires risk-based deposit insurance premiums based on assessment of the risks posed by an institution's assets, and imposes liability on holding companies for regulatory capital deficiencies of insured institution subsidiaries under certain circumstances. This legislation, or any future legislation, could have an adverse effect on FFC.

              Regulatory Capital. Regulatory capital requirements have increased significantly in recent years and additional proposed increases are now pending. Further increases are possible in future periods. Current OTS regulatory capital requirements for federally insured thrift institutions include a tangible capital to tangible assets ratio, a core capital to adjusted tangible assets ratio and a risk-based capital measurement based upon assets weighted for their inherent risk. As of September 30, 1994, FF Bank exceeded all currently applicable OTS regulatory capital requirements on a fully phased-in basis.

              The OTS has added an interest rate risk calculation such that an institution with a measured interest rate risk exposure greater than specified levels must deduct an interest rate risk component when calculating the OTS risk-based capital requirement. At September 30, 1994, FF Bank was not required to deduct any such interest rate risk component under the OTS regulations. The OTS has adopted another final rule, which was effective on March 4, 1994, disallowing any new core deposit intangibles, acquired after the rule's effective date, from counting as regulatory capital. Core deposit intangibles acquired prior to the effective date have been grandfathered for purposes of this rule. The OTS also has proposed to increase the minimum required core capital ratio from the current 3.00% to a range of 4.00% to 5.00% for all but the most healthy financial institutions.

              In September 1990, FF Bank entered into an agreement with the FDIC to meet certain capital requirements in order to obtain FDIC approval for FF Bank's RTC acquisitions. These requirements were removed by the FDIC in July 1992 based upon FF Bank's intent to be a "well-capitalized" institution by January 1, 1993, within the meaning of the FDIC's deposit insurance assessment regulations, as calculated under applicable OTS capital measurements. In order to be considered well capitalized, FF Bank must maintain a total risk-based capital ratio of 10% or more, a Tier 1 risk-based capital ratio of 6% or more and a leverage ratio of 5% or more. FF Bank has exceeded each of these requirements at all times since January 1, 1993.

              At September 30, 1994, FF Bank had total risk-based capital of 13.18%, Tier 1 risk-based capital of 12.33% and a leverage ratio of 5.98%, thereby constituting a well-capitalized financial institution. After giving effect to the Bank Merger, on a pro forma basis at September 30, 1994, FF Bank would have had a total risk-based capital ratio of 13.75%, a Tier 1 risk-based capital ratio of 12.95% and a leverage ratio of 6.33%. There can be no assurance that FF Bank will meet future regulatory capital requirements.

Potentially Adverse Impact of Interest Rate Changes

              FFC's results of operations depend to a large extent on the level of net interest income, which is the difference between interest income from interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. The difference between FFC's interest-rate sensitive assets and interest-rate sensitive liabilities for a specified time-frame is referred to as "gap." FFC's positive one-year gap at September 30, 1994 was $185,000 or 0.01% of total assets. In a rising interest-rate environment, a positive gap position indicates that FFC will generally experience a greater increase in the yield of its interest-earning assets than in the cost of its interest-bearing liabilities. Conversely, in a falling interest-rate environment, the yield on FFC's interest-earning assets will generally decrease to a greater extent than the cost of its interest-bearing liabilities. FFC seeks to maintain a balanced gap position in order to limit its exposure to interest-rate risk. FFC's current gap policy is to operate within a range of 10% positive gap to 10% negative gap. Nonetheless, significant fluctuations in interest rates may adversely impact the repricing characteristics of FFC's assets and liabilities and, therefore, net interest income.

              For further information regarding FFC's asset/liability management and related matters, see the description of FFC's Business and FFC's Management's Discussion and Analysis incorporated by reference herein. See "Incorporation of Certain Documents by Reference."
Interests of Certain Persons in the Acquisition

              Interests of Certain Persons in the Aquisition certain members of FirstRock's management and the FirstRock Board may be deemed to have certain interests in the Acquisition that are in addition to their interests as stockholders generally. Under the Acquisition Agreement, FFC has funded a severance and retention pool for FirstRock employees, which certain executive officers of FirstRock may participate with respect to the retention portion. In addition, FirstRock and First Federal maintain employment agreements and/or change in control agreements with the executive officers which provide for certain payments and benefits in the event such officers are terminated in the context of a change in control such as the Acquisition. In addition, the Acquisition will result in the acceleration of vesting of certain option and stock awards under FirstRock's employee stock award plans. Finally, the Acquisition Agreement provides that FFC will indemnify the FirstRock Board and management against certain liabilities following the Acquisition. See "The Acquisition -- Interests of Certain Persons in the Acquisition."

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

              Each outstanding share of FirstRock Stock entitles its owner to one vote on all matters as to which a vote is taken at the FirstRock Meeting. As provided in FirstRock's Certificate of Incorporation, recordholders of FirstRock Stock who beneficially own in excess of 10% of the outstanding shares of FirstRock Stock (the "Limit") are not entitled to any vote in respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. The Board of Directors of FirstRock has fixed the close of business on December ____, 1994 as the record date for the FirstRock Meeting (the "FirstRock Record Date). Only the holders of record of the outstanding shares of FirstRock Stock on the FirstRock Record Date will be entitled to notice of and to vote at the Special Meeting and any adjournments thereof. On the FirstRock Record Date, __________ shares of FirstRock Stock were outstanding and entitled to vote.

              If the enclosed form of proxy is properly executed and returned to FirstRock in time to be voted at the FirstRock Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR approval of the Acquisition Agreement and the Acquisition and FOR such other business as may properly come before the meeting or any postponements or adjournments thereof, including, without limitation, a motion to adjourn the FirstRock Meeting if necessary to permit the further solicitation of proxies. Except for procedural matters incident to the conduct of the FirstRock Meeting, FirstRock does not know of any matters other than those described in the Notice of its Special Meeting that are to come before the FirstRock Meeting. If any other matters are properly brought before the FirstRock Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on such matters as determined by a majority of FirstRock's Board of Directors. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of FirstRock Stock is necessary to constitute a quorum at the FirstRock Meeting. The affirmative vote of the holders of a majority of the shares of FirstRock Stock issued, outstanding and entitled to vote at the FirstRock Meeting is required to approve the Acquisition Agreement and the Acquisition. All shares of FirstRock Stock entitled to vote at the FirstRock Meeting whether voting "No" or abstaining from voting will have the same effect as a negative vote. Accordingly, an abstention from voting on the Acquisition Agreement and broker non-votes will have the same effect as negative votes. This Joint Proxy Statement/Prospectus is first being mailed to FirstRock and FFC stockholders on or about December ____, 1994.

              Each outstanding share of FFC Stock entitles its owner to one vote on all matters at which vote is taken at the FFC Meeting. The close of business on ____________, 1994 has been fixed by the Board of Directors of FFC as the record date for determination of stockholders entitled to vote at the FFC Meeting (the "FFC Record Date"). The number of shares of FFC Stock outstanding on the FFC Record Date was __________. The presence, in person or by proxy, of at least a majority of the shares entitled to vote is necessary to constitute a quorum at the FFC Meeting, and the affirmative vote of the holders of a majority of the votes cast is necessary to approve the issuance of up to 5,500,000 shares of FFC Stock if such issuance constitutes 20% or more of the then outstanding shares of FFC stock. Thus, abstentions will have no effect as to matters considered at the FFC Meeting. Broker nonvotes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the FFC Meeting, but will not be counted as votes cast.

              The accompanying proxy sent to FFC stockholders is being solicited on behalf of the Board of Directors of FFC and the accompanying proxy sent to FirstRock stockholders is being solicited on behalf of the Board of Directors of FirstRock. All proxies in the enclosed form of proxy that are properly executed and returned to FFC or FirstRock, as the case may be, prior to commencement of voting at the applicable Stockholders Meeting will be voted at the applicable meeting or any adjournments or postponements thereof in accordance with the instructions thereon. All executed but unmarked FirstRock proxies will be voted FOR approval and adoption of the Acquisition Agreement and FOR adjournment of the meeting if necessary to permit further solicitation of proxies. Executed by unmarked FFC proxies will be voted FOR the issuance of up to 5,500,000 shares of FFC Stock and FOR of the FFC Meeting if necessary to permit further solicitation of proxies.

              The presence of a stockholder at the Stockholders Meeting will not automatically revoke such stockholder's proxy. A stockholder may, however, revoke a proxy at any time prior to its exercise by delivering to FirstRock, or FFC as the case may be, a duly executed proxy bearing a later date, or by attending the Stockholders Meeting and voting in person, or by filing a written notice of revocation with the If you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Stockholders Meeting.

              The cost of soliciting proxies from FirstRock stockholders or FFC shareholders will be borne by FirstRock or FFC respectively. In addition to the solicitation of proxies by mail, FirstRock, through its proxy solicitor, directors, officers and regular employees, may also solicit proxies personally or by telephone or telegraph. FirstRock will also request persons, firms, and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses. FirstRock has retained Morrow & Co., Inc. as its proxy solicitor to assist in solicitation of proxies at a fee of $3,500, plus reimbursement of certain out-of-pocket expenses.

              On the FirstRock Record Date, FirstRock's directors and executive officers, including their affiliates, in the aggregate beneficially owned ________ shares, or ______%, of the issued and outstanding shares of FirstRock Stock entitled to vote at the FirstRock Meeting. An unrelated corporate trustee of the FirstRock ESOP owned 185,150 shares of FirstRock Stock on the FirstRock Record Date (constituting approximately 7.75% of the outstanding shares of FirstRock Stock). Pursuant to the terms of the ESOP, shares held by the ESOP that are allocated to the accounts of the ESOP participants shall be voted by the ESOP trustee as directed by such participants. Shares held by the ESOP that are currently unallocated shall be voted by the ESOP trustee proportionate to the directions given by ESOP participants with respect to allocated shares so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974 as amended ("ERISA") . None of FFC or its directors or executive officers, including their affiliates, owned any FirstRock Stock as of the FirstRock Record Date.

              As of the FFC Record Date, FFC's directors and executive officers, including their affiliates, beneficially owned ____% of the outstanding shares entitled to vote at the FFC Meeting. [None of FirstRock or FirstRock's directors or executive officers, including their affiliates, owned any FFC Stock as of the FFC Record Date.]

              IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE STOCKHOLDERS MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                THE ACQUISITION

              The information under this Section is qualified in its entirety by reference to the full text of the Acquisition Agreement, including each of the exhibits thereto, the material features of which are described in this Joint Proxy Statement/Prospectus, and copies of which will be provided promptly without charge upon written or oral request addressed to Donna K. Beilfuss, FirstRock Bancorp, Inc., 612 North Main Street, Rockford, Illinois 61103, Telephone (815) 987-3500 or Kenneth F. Csinicsek, Senior Vice President of Investor Relations, First Financial Corporation, 1305 Main Street, Stevens Point, Wisconsin 54481, Telephone (715) 345-4602.

The Parties

              The Acquisition Agreement was entered into by and among FFC, Acquisition Co. and FirstRock.

              FFC. FFC is a Wisconsin corporation and the financial institution holding company for FF Bank. At September 30, 1994, FFC had total assets of $5.05 billion, deposits of $4.10 billion, and stockholders' equity of $265.9 million. See "Summary The Parties." Additional information regarding FFC is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

              Acquisition Co. Acquisition Co. is a Delaware corporation which was formed on October 25, 1994 to facilitate the Acquisition, and is a wholly-owned subsidiary of FFC.

              FirstRock. FirstRock is a Delaware corporation and the financial institution holding company for First Federal. At September 30, 1994, FirstRock had total assets of $408.0 million, deposits of $302.5 million and stockholders' equity of $48.6 million. See "Summary -- The Parties." Additional information regarding FirstRock is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

Background of the Acquisition

              Originally chartered in 1934, First Federal converted to a stock form of organization and formed FirstRock as a holding company in 1992. The period subsequent to the conversion has been one of continued and substantial change in the banking industry, characterized by heightened regulatory scrutiny and intensifying competition and consolidation. Management of FirstRock and the FirstRock Board focused on these changes and sought to best position FirstRock and its stockholders.

              In January 1994, FirstRock informally engaged The Chicago Corporation ("TCC") as an investment banking firm to render general financial advisory services as well as merger and acquisition services to FirstRock. Although FirstRock was not actively soliciting offers to sell FirstRock, the investment advisor was instructed to present any indications of interest to senior management in order for the FirstRock Board and senior management to evaluate all methods of enhancing shareholder value.

              Subsequently senior management also began exploring various avenues of achieving its continuing goal of enhancing shareholder value. As part of this process, FirstRock's senior management contacted Northwest Illinois Bancorp, Freeport, Illinois, ("Northwest"), a bank holding company, in February of 1994 to discuss the possibility of pursuing a possible business combination with FirstRock. These discussions led the senior management of both entities and their respective financial advisors to explore the possibility of a "merger of equals" with the bank and savings bank remaining as separate subsidiaries under a common holding company. On March 15, 1994, the FirstRock Board met to consider this possible transaction with TCC making a financial presentation that included, among other things, a discussion of the financial terms of the proposed transaction, a description of the historical market prices for both FirstRock common stock and

Northwest common stock, a comparison of the proposed transaction to numerous other recent transactions involving midwestern bank and thrift mergers, and a comparative shareholder rate of return. The FirstRock Board thereafter authorized senior management to continue exploring the possible merger of equals concept. Subsequent to the March 15, 1994 Board meeting, Northwest conducted a preliminary due diligence examination of FirstRock and FirstRock conducted a preliminary due diligence examination of Northwest.

              On April 7, 1994, FirstRock's Board met to consider the preliminary proposal and authorized senior management to continue negotiations of a possible merger with Northwest. In the interim, FirstRock and Northwest continued to conduct arms-length negotiations with respect to the merger agreement. On April 9, 1994, the FirstRock Board considered and approved, by unanimous vote, the merger, the merger agreement, the stock option agreement and the related transactions. At the special meeting, presentations were made by both TCC and FirstRock's legal counsel. Also at the special meeting, members of FirstRock's senior management, together with its legal and financial advisors, reviewed with the FirstRock Board, among other things, the background of the proposed transaction, the potential benefits of the transaction, including the strategic rationale for the transaction, a summary of their preliminary due diligence findings, financial and valuation analyses of the transaction and the terms of the proposed agreements. Additionally, TCC delivered to the FirstRock Board its oral opinion to the effect that, as of such date, the exchange ratio was fair, from a financial point of view, to FirstRock stockholders.

              Following the execution of the merger agreement, FirstRock and Northwest determined that based on changing financial conditions it would be difficult to attain the financial goals necessary to make the merger successful and, as a result, on May 14, 1994, the Boards of FirstRock and Northwest deemed it advisable and in the best interests of their respective stockholders to terminate the merger agreement.

              In June of 1994 the FirstRock Board formally engaged TCC and reaffirmed its intent to remain open to any indications of interest from possible acquirors. From June of 1994 until October 1994, FirstRock received several additional preliminary indications of interest from other financial institutions concerning the possibility of pursuing a merger with or acquisition of FirstRock. Other than with respect to those matters discussed below, these indications of interest were informal in nature and no formal offers resulted therefrom. All indications of interest were analyzed by FirstRock's financial advisor and were presented by the senior management of FirstRock to the Board for review and analysis. Each of these indications of interest were either rejected by FirstRock for a variety of reasons, including the proposed structure of the transaction and the pre-existing economic and market conditions, or were withdrawn by the proposed acquiror prior to full formal consideration for approval by the FirstRock Board.

              One such indication of interest came from FFC in October 1994. After a review of financial information and several discussions, FFC presented a preliminary indication of interest to FirstRock on October 6, 1994. On October 13, 1994, a special meeting of the FirstRock Board was held to consider the FFC preliminary indication of interest. At this meeting, TCC presented the general terms and conditions of the indication of interest and the FirstRock Board authorized senior management to pursue further discussions with FFC.
Subsequently,   representatives   of  FirstRock's  senior  management  met  with
representatives of FFC concerning FFC's interest in pursuing a possible acquisition of FirstRock. On October 17, 1994, FirstRock's Board convened a special meeting to consider further FFC's indication of interest. The Board authorized senior management to continue negotiations with FFC and to clarify the proposed terms of the indication of interest.

              Arms-length negotiations between FirstRock and FFC continued over the next several days and the FirstRock Board met again on October 21, 1994 to review and consider the terms of FFC's indication of interest. TCC made a presentation regarding the proposal, including a review of the specific terms and conditions of the indication of interest. The presentation addressed each of the following: the terms and conditions of the proposed Acquisition, including its tax-free nature, the proposed Exchange Ratio and possible adjustment provisions, the financial implications of the proposed Acquisition as related to FirstRock's earnings per share, book value and dividend distribution, a description of the historical market prices for both FirstRock Stock and FFC Stock, a comparison of the financial and market performance of FirstRock to that of a comparable group of savings institutions as well as a comparison of the financial and market performance of FFC to that of a comparable group of savings institutions, a comparison of the FFC proposal to numerous other recent transactions involving midwestern thrift mergers, and a comparative shareholder rate of return. The FirstRock Board indicated that the FFC indication of interest was in the best interests of FirstRock and its shareholders and therefore the Board authorized senior management to pursue further discussions with FFC.

              During this period, both parties conducted due diligence examinations as well as continued to negotiate the terms and conditions of the proposed Acquisition. On October 25, 1994, the FirstRock Board held a special meeting, with representatives of TCC and legal counsel in attendance, to consider the FFC offer. The FirstRock Board was presented with the proposed Acquisition Agreement and Warrant Agreement setting forth the terms and the financial and legal implications of the proposal and the provisions of the Acquisition Agreement and the Warrant Agreement. At such time, TCC issued a written opinion as to the fairness of the consideration, from a financial point of view, to be paid to holders of FirstRock Stock. Following further discussion, the FirstRock Board unanimously approved the Acquisition Agreement and the Warrant Agreement and authorized their execution. Subsequently, the Acquisition Agreement and the Warrant Agreement were executed.

Reasons for the Acquisition

              The FirstRock Board, with the assistance of outside financial and legal advisors, has evaluated the financial, legal and market conditions bearing on the decision to recommend the Acquisition. The terms of the Acquisition, including the price, are a result of arm's-length negotiations between representatives of FirstRock and FFC. In reaching its determination that the Agreements are fair to, and in the best interest of, FirstRock and holders of FirstRock Stock, the FirstRock Board considered a number of factors, both from a short and long term perspective, including, without limitation, the following:

              (i) the FirstRock Board's familiarity with and review of FirstRock's business, financial condition, results of operations, management, prospects, including, but not limited to, its potential growth, development, productivity and profitability, and the business risks associated therewith;

              (ii) the current and prospective environment in which FirstRock operates, including national and local economic conditions, the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally and the trend toward consolidation in the financial services industry, particularly in FirstRock's market area;

              (iii) information concerning the business, operations, asset quality and prospects of FFC, including recent acquisitions and the recent performance of FFC Stock;

              (iv) the oral and written presentations and written opinion of FirstRock's financial advisor, TCC, that the consideration was fair to the holders of FirstRock Stock from a financial point of view;

              (v) FirstRock Board's belief that the terms of the proposed form of Acquisition Agreement with FFC were attractive in that it would allow FirstRock shareholders to receive stock in the Acquisition thus permitting shareholders to defer any tax liability associated with the increase in the value of their stock as a result of the Acquisition and to become shareholders in FFC, an institution with strong operations, management, earnings performance and stock liquidity;

              (vi) the expectation that FFC will continue to provide quality service to the community and customers served by FirstRock and the expectation that FFC would be likely to maintain most of FirstRock's Rockford branch offices given FFC has no branch locations in Rockford;

              (vii) the compatibility of the respective business and management philosophies of FirstRock and FFC, particularly given that FFC is a thrift holding company;

              (viii) the addition of products and services, as well as greater convenience through additional locations, which will be afforded FirstRock customers as a result of the Acquisition; and

              (ix) the alternative strategic courses available to FirstRock, including remaining independent or exploring other indications of interest from other potential acquirors.

              The importance of these factors relative to one another cannot precisely be determined or stated herein. The FirstRock Board unanimously approved the Acquisition Agreement and unanimously recommends that FirstRock stockholders vote for approval of the Acquisition Agreement.

Purpose and Effects of the Acquisition

              The purpose of the transactions contemplated by the Acquisition Agreement is to enable FFC to acquire the assets and business of First Federal, which FFC intends thereafter to merge with FF Bank and operate as branches of FF Bank. As a result of the Acquisition, FFC will expand its branch system into the Rockford, Illinois metropolitan market area. By acquiring First Federal branch offices, FFC estimates that, based on September 30, 1994 data, it will assume approximately $302.5 million of deposits held in over 75,000 accounts.

              First Federal currently operates six full service banking offices, five in Winnebago County and one in Ogle County, and also operates loan origination offices in Rockford, suburban Chicago and suburban Des Moines, Iowa. At September 30, 1994, FirstRock reported total assets of $408.0 million, deposits of $302.5 million and stockholders' equity of $48.6 million. Proforma net income for the combined company for the nine months ended September 30, 1994 and the years ended December 31, 1993, 1992 and 1991 would have been $37.2 million, $50.0 million, $32.6 million, and $20.1 million, respectively, compared to FFC's reported net income during such periods of $33.6 million, $45.2 million, $28.4 million and $18.5 million, respectively. See "Pro Forma Condensed Combined Financial Statements."

              Following the Acquisition (based on September 30, 1994 deposit levels), FF Bank will operate 130 full service banking offices throughout Wisconsin and Illinois with $4.40 billion in deposits. As a result of the Acquisition, FF Bank will expand its geographical coverage into Rockford, the second largest city in Illinois by population. FF Bank intends to utilize its market presence in Rockford to support and enhance FF Bank's deposit and residential lending activities. FF Bank believes that the current capacity of First Federal offices will facilitate deposit growth on a cost efficient basis. FF Bank also intends to utilize First Federal's offices to originate loans.



              Consistent with FFC's efforts to diversify income sources beyond net interest income, FFC intends to expand the financial services offered through the acquired First Federal banking offices, including a wider array of credit cards, annuity products, insurance and discount brokerage services.

              FFC also expects to achieve significant reductions in the current operating expenses of First Federal upon the consolidation of First Federal's operations into FF Bank. FFC intends to discontinue First Federal's in-house data processing system and to achieve significant reductions in administrative and support personnel, including senior management and directors. Most "back office" functions such as marketing, accounting, loan processing, deposit administration and other support services will be transferred to FFC's headquarters in Stevens Point, Wisconsin.

              First Federal's loan portfolio consists primarily of single-family residential loans secured by properties located in Illinois. Total classified assets of First Federal at September 30, 1994 were $5.3 million, or 1.31% of its total assets. At that date, non-performing assets totaled $3.1 million, or 0.75% of total assets, and were comprised of $1.3 million of loans 90 days or more past due and $1.8 million of real estate owned. Of total loans 90 days or more delinquent at September 30, 1994, First Federal established an allowance for loan losses of $2.7 million. FFC expects that the Acquisition will have little effect on FFC's asset quality ratios since non-performing asset ratios of FF Bank and First Federal are similar. See "FirstRock Bancorp, Inc. Delinquencies and Classified Assets."

Structure

              The Acquisition will be effected by the merger of Acquisition Co. with and into FirstRock (the "Merger"). Upon the Merger, all of the issued and outstanding shares of FirstRock Stock will convert into the right to receive a prorata number of shares of FFC Stock plus cash in lieu of fractional shares. See "--Exchange Ratio." Immediately following the Merger, FFC intends to effect the merger of First Federal with and into FF Bank (the "Bank Merger"). It is anticipated that following the Bank Merger, the surviving corporation of the Merger of Acquisition Co. and FirstRock will be dissolved and liquidated into FFC.

              Notwithstanding any provision of the Acquisition Agreement to the contrary, FFC may elect to modify the structure of the transactions described above so long as (i) there are no material adverse federal or state income tax consequences to FirstRock and its stockholders or to holders of FirstRock options as a result of such modification; (ii) the consideration to be paid to holders of FirstRock Stock under the Acquisition Agreement is not thereby reduced in amount because of such modification; and (iii) such modification will not be likely to delay materially or jeopardize receipt of any required regulatory approvals.

Exchange Ratio

              Upon the Acquisition, each issued and outstanding share of FirstRock Stock will convert into the right to receive and be exchangeable for such number of shares (rounded to the nearest ten thousandth of a share) of FFC Stock as shall be equal to (i) Twenty-Seven Dollars and Ten Cents ($27.10) divided by (ii) the average of closing trade prices ("Average Price") of FFC Stock on The Nasdaq Stock Market's National Market System during the last fifteen trading days on which reportable sales of FFC Stock took place immediately prior to, but not including, the third business day prior to the Closing, except that cash will be paid in lieu of fractional shares. If the Average Price of FFC Stock exceeds $20.00, FirstRock may terminate the transaction unless the Board of Directors of FFC elects in its sole discretion to complete the Acquisition at a fixed Exchange Ratio of 1.355 shares of FFC Stock for each FirstRock Share. If the Average Price is less than $13.25, FFC may terminate the transaction unless the Board of Directors of FirstRock elects in its sole discretion to complete the Acquisition at a fixed Exchange Ratio of
2.045 shares of FFC Stock for each share of FirstRock Stock. See " Termination and Amendment of the Acquisition Agreement."

              All options to purchase FirstRock Stock granted under FirstRock's stock option plans which are outstanding at the Closing shall be converted automatically into options to purchase FFC Stock. The number of shares of FFC Stock subject to each new option shall be the product of the FirstRock Stock subject to the original option and the Exchange Ratio rounded down to the nearest share; and the exercise price per share of FFC Stock under the new option shall equal the exercise price per share of FirstRock Stock under the original option divided by the Exchange Ratio rounded up to the nearest cent.

Delivery of FFC Stock

              The conversion of FirstRock Stock into the right to receive FFC Stock will occur automatically upon the Acquisition. Pursuant to the Acquisition Agreement, on or after the Closing, FFC will cause Norwest Bank Minnesota, N.A. to be duly appointed as independent exchange agent (the "Agent") to effect the exchange with respect to each holder of shares of FirstRock Stock who surrenders the certificate or certificates representing such shares to the Agent, together with a duly executed letter of transmittal.

              The Agent will mail a letter of transmittal as soon as practical after the Closing to each holder of record of FirstRock Stock immediately prior to the Closing. FFC will cause to be deposited with the Agent a certificate or certificates representing the aggregate amount of the FFC Stock to be paid to FirstRock stockholders together with cash in immediately available funds representing cash in lieu of fractional shares. No fractional shares of FFC Stock will be issued. FFC shall not be obligated, however, to deliver or cause to be delivered the Purchase Price to which any holder of FirstRock Stock would otherwise be entitled as a result of the Acquisition until such holder surrenders the certificate or certificates representing the shares of FirstRock Stock for exchange, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by FFC. No interest will be paid or accrued to FirstRock's stockholders on amounts received by the Agent from FFC.

              The Acquisition Agreement provides that after the Closing and until FirstRock Stock certificates are exchanged, no dividend payable with respect to FFC Stock will be paid to the holders of certificates previously representing FirstRock Stock. Upon exchange of such certificates, however, there will be paid the amount (without interest and less the amount of taxes, if any, which may have been imposed or paid thereon) of all dividends, if any, which shall have been declared and paid after the Closing with respect to the shares of FFC Stock issuable under the Acquisition Agreement in respect to the FirstRock Stock represented by such surrendered certificates.

              If any exchange for shares of FirstRock Stock is to be made in a name other than that in which the certificate for such shares surrendered in exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall either (i) pay to the Agent any transfer or other taxes required by reason of the exchange to a person other than the registered holder of the certificate surrendered or
(ii) establish to the satisfaction of the Agent that such tax has been paid or is not payable. After the close of business on the business day immediately preceding the Closing Date, there shall be no transfers on the stock transfer books of FirstRock of the shares of FirstRock Stock outstanding immediately prior to the Closing Date and any such shares presented to the Agent after the Closing Date shall be canceled and exchanged for the prorata number of shares of FFC Stock.

              Any certificate made available to the Agent that remains unclaimed by FirstRock's stockholders ____ days after the Closing Date shall be returned to FFC, upon demand, and any stockholder of FirstRock who has not exchanged shares of FirstRock Stock in accordance with the Acquisition Agreement prior to that time shall thereafter look to FFC for the exchange of such shares, subject to applicable escheat laws. Notwithstanding the foregoing, FFC shall not be liable to any stockholder of FirstRock for any amount paid to a public official pursuant to applicable abandoned property laws.

              STOCK CERTIFICATES FOR SHARES OF FIRSTROCK STOCK SHOULD NOT BE RETURNED TO FIRSTROCK WITH THE ENCLOSED PROXY AND SHOULD ONLY BE FORWARDED TO THE AGENT AFTER RECEIPT OF THE LETTER OF TRANSMITTAL.

Shares for the Acquisition

              Based on the closing price of FFC Stock of $15.00 at November 30, 1994, the aggregate consideration to be paid to holders of FirstRock Stock would be approximately 4,314,629 shares of FFC Stock. See "--Exchange Ratio."

Regulatory Approvals

              The transactions contemplated by the Acquisition Agreement are subject to the prior approval of the OTS. An application has been filed with the OTS. No other regulatory approvals are required to effect the Acquisition pursuant to the Acquisition Agreement. See " Conditions to the Acquisition."

Conditions to the Acquisition

              The respective obligations of the parties under the Acquisition Agreement to consummate the Acquisition are subject to the satisfaction of the following conditions: (i) the Acquisition Agreement shall have been approved by the requisite vote of FirstRock shareholders; (ii) required regulatory and other consents and approvals for the Acquisition and Bank Merger shall have been received and shall not contain any materially adverse or burdensome conditions and shall not have been withdrawn or stayed; (iii) FFC shall have received a tax opinion from Hogan & Hartson, L.L.P. that the transaction will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"); (iv) the Registration Statement shall remain effective and shall not be subject to a stop order or any threatened stop order; (v) FFC shall have obtained any material Blue Sky approvals required for the issuance of FFC Stock;
(vi) consummation of the transaction shall not violate any judicial decree or governmental order; (vii) each of the parties shall have received from its outside accountants a letter to the effect that nothing has come to the accountant's attention which would prevent the transaction from being accounted for as a pooling-of-interests; (viii) the schedules to the Acquisition Agreement, and each of the parties' due diligence investigation of the other, do not reveal a breach of warranty or representation which, after notice, has not been sufficiently responded to by the breaching party; and (ix) FFC and FirstRock shall have used best efforts to cause to exist no contractual or other obligation to provide for or pay to any director, officer or employee any "excess parachute payments" within the meaning of Section 280G of the Code.

              The obligations of FFC and Acquisition Co. under the Acquisition Agreement to consummate the Acquisition are subject further to the satisfaction of the following conditions: (i) if the number of shares of FFC Stock issued pursuant to the Exchange Ratio equals 20% or more of the then outstanding shares of FFC Stock, such issuance is approved by the FFC stockholders; (ii) the representations and warranties of FirstRock contained in the Acquisition Agreement shall be true, correct and complete in all material respects when made on the date of the Acquisition Agreement and when made at Closing; (iii) all financial statements and schedules furnished by FirstRock are accurate in all material respects; (iv) FirstRock's defined net worth at Closing is no less than that reported at September 30, 1994; (v) all documents delivered by FirstRock are reasonably satisfactory to FFC; (vi) as of the Closing, there shall have been no material adverse change in FirstRock; (vii) FFC shall have received specified accounting and legal opinions and officer's certificates; (viii) except as previously disclosed, no materially adverse litigation shall exist or be threatened; (ix) specified agreements shall have been entered into by FirstRock's affiliates; (x) the Bank Merger Agreement shall have been approved by First Federal and all the conditions thereof shall have been fulfilled; and
(xi) no obligation shall exist for the payment of any "excess parachute payments" as defined in Section 280G of the Code.

              The obligations of FirstRock under the Acquisition Agreement to consummate the Acquisition are subject further to the satisfaction of the following conditions: (i) the representations and warranties of FFC contained in the Acquisition Agreement shall be true, correct and complete in all material respects when made on the date of the Acquisition Agreement and when made at Closing; (ii) all financial statements furnished by FFC shall be accurate in all material respects; (iii) as of the Closing, there shall have been no material adverse change in FFC; (iv) FirstRock shall have received specific legal opinions and certificates from officers of FFC; (v) all consents and approvals required by the Acquisition Agreement or otherwise necessary to consummate the Acquisition shall have been obtained and shall be reasonably satisfactory to FirstRock; and (vi) no litigation shall exist or be threatened which would have or is likely to have a materially adverse effect on FFC or which relates to the validity or propriety of the Acquisition.

Conduct of Business Pending the Acquisition

              The Acquisition Agreement provides that generally, during the period from the date of the Acquisition Agreement through Closing, each of FirstRock and its subsidiaries will (i) conduct its business in the usual and ordinary course and maintain books and records in accordance with generally accepted accounting principles; (ii) conduct its business consistent with sound banking practices; (iii) maintain adequate loan loss allowances; (iv) remain in good standing with all regulatory authorities and preserve all existing banking locations; (v) use best efforts to retain the services of present employees and officers so that the goodwill and business relationships with customers and others are not materially adversely affected; (vi) maintain adequate insurance coverage; and (vii) consult with FFC prior to acquiring real property except in the ordinary course of business.

              In addition, FirstRock has agreed that generally, except as otherwise approved by FFC, each of FirstRock and its subsidiaries will not (i) amend its certificate of incorporation, charter or bylaws; (ii) except in connection with the exercise of options or the Warrant, issue or sell any shares of its capital stock or rights exchangeable or convertible into such capital stock, increase or reduce the number of shares of capital stock, or repurchase any of its capital stock; (iii) pay or declare any dividends; (iv) adopt or modify any employee benefit plan, compensation plan or employment agreement except as specified in the Acquisition Agreement; (v) mortgage, pledge, transfer, or lease any of its assets, incur any obligations, liabilities or indebtedness, transfer any rights, or otherwise enter into any transaction other than in the ordinary course of business; (vi) enter into any material transaction, contract or agreement, except as specified in the Acquisition Agreement, in excess of $25,000; (vii) except as provided in the Acquisition Agreement, take any action which constitutes a breach or default under such Agreement or which is likely to delay or jeopardize receipt of approvals required thereby, which would preclude the transaction from qualifying for pooling-of-interests accounting treatment or which would cause any of the other conditions set forth in such Agreement to fail; (viii) make or commit to any commercial business, commercial real estate or construction loan over $150,000;
(ix) purchase any bulk loan servicing portfolio; or (x) make any payment to any officer or employee which is not deductible under Sections 162(a)(1) or 404 of the Code.

              The Acquisition Agreement also provides generally that neither FirstRock nor any of its subsidiaries shall authorize or permit any of its or their directors, officers, advisors, or other representatives to, directly or indirectly, solicit or encourage or enter into any discussions or negotiations with any third party concerning any offer or possible proposal regarding the sale of FirstRock Stock or a merger, consolidation, sale of substantial assets or other similar transaction involving FirstRock or First Federal. However, nothing in the Acquisition Agreement shall prohibit the FirstRock Board of Directors from taking, or permitting any officers, employees or agents of FirstRock to take any action legally required for the discharge of the fiduciary duties of the Board of Directors of FirstRock.

Interests of Certain Persons in the Acquisition

              FirstRock and First Federal provide various employee benefit plans and other arrangements for directors, officers and other employees. FirstRock and First Federal also have entered into certain contractual arrangements with their executive officers that provide certain of their executive officers with benefits of which FirstRock shareholders should be aware in considering the recommendation of the Board of Directors with respect to the Acquisition. Due to the existence of these arrangements, certain members of FirstRock's Board of Directors and management of FirstRock and/or First Federal might have a personal interest in the Acquisition that might not be identical to the interests of non-affiliated stockholders. The description of these arrangements set forth under this caption is qualified in its entirety by reference to the agreements and plans described under this caption, the full text of which are incorporated by reference in the Registration Statement or copies of which will be provided promptly without charge upon written or oral request addressed to Donna K. Beilfuss, FirstRock Bancorp, Inc., 612 North Main Street, Rockford, Illinois 61103, telephone (815) 987-3500. See "Incorporation of Certain Documents by Reference."

              Contractual Arrangements. First Federal and FirstRock have entered into employment agreements with President and CEO David A. Ingrassia and Chairman Daniel J. Nicholas. These employment agreements, effective as of June 28, 1993, have three-year terms and were renewed for an additional year on June 28, 1994. If the Acquisition is not consummated by June 28, 1995, it is anticipated that the employment agreements will be renewed for an additional year. The employment agreements provide for base salary for each of the respective executives and in addition to base salary, the agreements provide for, among other things, disability pay, participation in stock benefit plans and other fringe benefits applicable to executive personnel. If termination of employment follows a change in control of First Federal or FirstRock, as defined in the employment agreement, each of Mssrs. Ingrassia and Nicholas, or in the event of his death, his beneficiary, would be entitled to a payment equal to the greater of (i) the payments due under the remaining term of the employment agreement or (ii) three times his average annual compensation including bonuses and contributions to employee benefit plans on his behalf over the three years preceding his termination of employment. Also, First Federal and FirstRock would also continue each executive's life, health and disability coverage for the remaining unexpired term of the employment agreements to the extent allowed by the plans or policies maintained by FirstRock from time to time. Payments to each executive under First Federal's employment agreements will be guaranteed by FirstRock in the event that payments or benefits are not paid by First Federal. It is estimated that the employment agreements would provide for payments to Mssrs. Ingrassia and Nicholas of approximately $959,000 and $589,000, respectively, in the event of termination of employment following the Acquisition during the term of the employment agreement. FFC does not anticipate continuing the employment of Mssrs. Ingrassia and Nicholas following the Acquisition.

              First Federal and FirstRock have also entered into Change-In-Control Agreements ("CICA") with executive officers Donna K. Beilfuss, William H. Leefers, Robert M. Singer, and Creston B. Harris effective as of June 28, 1993. Each CICA provides for a two-year term and each was renewed for an additional year on June 28, 1994. If the Acquisition is not consummated by June 28, 1995, it is anticipated that each CICA will be renewed for an additional year. Each CICA provides that at any time following a change in control of First Federal or FirstRock, if First Federal or FirstRock terminates the officer's employment for any reason other than cause, or if the officer terminates his/her employment following the officer's demotion, loss of title, office or significant authority, a reduction in the officer's compensation, or relocation of the officer's principal place of employment, the officer, or in the event of his/her death, the officer's beneficiary, would be entitled to receive a payment equal to two times the officer's current annual compensation including bonuses and contributions to employee benefit plans on his/her behalf. First Federal and FirstRock would also continue the officer's life, health and disability coverage for the remaining unexpired term of the CICA to the extent allowed by the plans or policies maintained by FirstRock from to time. Payments to the officer under First Federal's CICAs are guaranteed by FirstRock in the event that payments or benefits are not paid by First Federal. In the event of termination of employment following the Acquisition, it is estimated that the CICAs would provide for payments to Ms. Beilfuss and Mssrs. Leefers, Singer and Harris of approximately $322,000, $303,000, $237,000 and $215,000, respectively.

              Employee Bonuses. Under the Acquisition Agreement, FirstRock has agreed not to pay, nor to permit any of its subsidiaries to pay, any bonuses to any officer or employee except a prorated bonus pursuant to First Federal's existing Incentive Compensation Plans for the period between July 1, 1994 and the month-end prior to the Closing. As of the date of this Joint Proxy Statement/Prospectus, the bonuses payable to the executive officers under such Plans cannot be calculated, but are not expected to exceed, in the aggregate, the sum of $200,000.

              Severance and Retention Pool. Under the Acquisition Agreement, FFC will make available as of the Closing an aggregate of $1.2 million which will be used for (i) payment of severance benefits to eligible employees (other than those who are covered by employment agreements) whose employment is not continued after the data processing system conversion date following the Closing; and (ii) payment of retention bonuses to certain employees of First Federal. The Acquisition Agreement further provides that FirstRock shall develop a severance and retention pool program to administer the $1.2 million pool, which program shall be reasonably satisfactory to FFC. As of the date of this Joint Proxy Statement/Prospectus, the payments to the executive officers from such pool cannot be calculated, but are not expected to exceed, in the aggregate, the sum of $9,000.

              Retirement Plan. First Federal maintains a noncontributory defined benefit plan ("Retirement Plan") under the Financial Institutions Retirement Fund, a multiple employer pension fund, for the benefit of eligible employees of First Federal. Employees of First Federal who have attained the age of 21 and have completed one year of service (in which 1,000 hours are worked) are eligible to participate in the Retirement Plan.

              Under the Acquisition Agreement, FFC, except as provided in the Acquisition Agreement or as permitted by the Code or the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), shall not amend the Retirement Plan to reduce or eliminate any accrued benefits, whether or not vested, any early retirement benefits or retirement-type subsidies, or any optional benefits, to the extent such benefits existed under the Retirement Plan prior to Closing. It is FFC's intention to combine the Retirement Plan into an existing FFC defined benefit plan under the Financial Institutions Retirement Fund. Notwithstanding such combination of Plans, under the Acquisition Agreement FFC shall deem the single sum payment optional form of benefit and early retirement benefit known as "Rule of 80" as protected benefits and shall make such benefits available to participants in the First Federal Retirement Plan for 90 days after Closing.

              The estimated annual standard form of benefit that would be payable under the Retirement Plan at age 65, based upon current accrued benefits, to executive officers Nicholas, Ingrassia, Beilfuss, Leefers, Singer and Harris would be $115,000, $99,000, $13,000, $15,000, $38,000, and $23,000
respectively. The benefit amount for Mr. Ingrassia also includes the amount payable under the Benefit Equalization Plan.

              Benefit Equalization Plan. First Federal maintains a non-qualified Benefit Equalization Plan ("BEP") to provide benefits to certain employees which would have been payable under the regulations governing First Federal's Retirement Plan but for the limitations placed on the amount of benefits payable to such employees by certain sections of the Code. Pursuant to the BEP, which currently only covers Mr. Ingrassia, participants are generally entitled to receive, upon retirement, death, or other termination of employment, an amount equal to the annual benefit that would have been otherwise payable under the First Federal's Retirement Plan.

              First Federal ESOP. In 1992, First Federal established the First Federal Employee Stock Ownership Plan and Trust ("ESOP") for employees age 21 or older who have at least 1,000 hours of employment. At the time of the ESOP's inception, the ESOP borrowed $1.6 million from FirstRock and used the funds to purchase 185,150 shares of FirstRock Stock issued pursuant to the conversion of First Federal from a federally chartered mutual savings bank to a federally chartered stock savings bank in 1992 (the "Conversion"). Collateral for the loan is the common stock purchased by the ESOP. The loan is being repaid from First Federal's contributions to the ESOP over a period of seven years.

              Under the ESOP, First Federal makes a matching contribution in an amount determined by the Board each year based on employee salary reduction contributions to the First Federal 401(k) Savings Plan. First Federal also makes additional contributions to the ESOP. The contributions made by First Federal to the ESOP are used to repay the ESOP loan. Shares purchased by the ESOP with the proceeds of the ESOP loan are held in a suspense account and are released to the ESOP participants as the loan is repaid. Shares released from the suspense account attributable to First Federal's matching contributions with respect to the 401(k) Savings Plan will be allocated in an amount equal to the matching contributions made to participant accounts. Shares released from the suspense account attributable to contributions by First Federal necessary for the ESOP to make the balance of its annual principal and interest payments and discretionary contributions to the ESOP are allocated among ESOP participants proportionately on the basis of compensation for the year the contribution is made. Benefits generally become 100% vested after five years of credited service, and prior to the completion of five years of credited service, a participant who terminates employment for reasons other than death, retirement (or early retirement) or disability will not receive any benefit under the ESOP. Forfeitures will be reallocated among remaining participating employees, on the same basis as contributions. Benefits may be payable upon death, retirement, early retirement, disability or separation from service.

              As of June 30, 1994 and 1993, the executive officers of First Federal had unvested shares (aggregated with prior allocations and rounded to the nearest share) allocated under the ESOP as follows:

                                                   As of June 30,
       Name                                         1994    1993
- ------------------                                 -----   -----

Daniel J. Nicholas                                 1,716     736
David A. Ingrassia                                 1,975     791
Donna K. Beilfuss                                  1,293     547
William H. Leefers                                 1,418     573
Robert M. Singer                                     986     420
Creston B. Harris                                    803     292

         In accordance with the Acquisition Agreement, at Closing all account balances under the ESOP shall be fully vested and nonforfeitable within the meaning of Section 411 of the Code. Upon the Closing, FF Bank will be substituted for First Federal as the ESOP plan sponsor. It is anticipated that the ESOP will continue in existence following the Closing and that it will invest primarily in FFC Stock.

         RRP. First Federal has established the First Federal Savings Bank, F.S.B. Recognition Plan and Trust ("RRP") as a method of providing employees in key management positions with a proprietary interest in FirstRock in a manner designed to encourage such key employees to remain with First Federal and/or FirstRock. First Federal contributed funds to the RRP which enabled it to acquire 105,800 shares of Common Stock following the Conversion.

         The Compensation Committee of the Board of Directors of First Federal administers the RRP. Under the RRP, awards ("Awards") can be granted to key employees in the form of shares of FirstRock Stock held by the RRP. Key employees of First Federal become vested, over a period of time, in the shares of FirstRock Stock covered by the Award at a rate of 20% per year commencing one year following grant of the Award. Awards will be 100% vested upon termination of employment due to death, disability or retirement, or following a change in the control of First Federal or FirstRock. Under the RRP, 26,450, 26,450, 6,612, 6,612, 6,612 and 6,612 shares covered by the RRP have been awarded to executive officers Nicholas, Ingrassia, Beilfuss, Leefers, Singer and Harris, respectively, a total of an additional 24,814 shares have been allocated to other officers and employees of First Federal Bank and 1,638 shares will be surrendered to or FFC. When shares become vested and are actually distributed in accordance with the RRP, the participants also receive amounts equal to any accrued dividends (if any) with respect thereto. In each of 1994 and 1993, 5,290, 5,290, 1,322, 1,322, 1,322 and 1,322 shares under such plan were distributed to executive officers Nicholas, Ingrassia, Beilfuss, Leefers, Singer and Harris, respectively. Prior to vesting, recipients of Awards may direct the voting of all shares allocated to them. Earned shares are distributed to recipients as soon as practical following the day on which they are earned. Under the Acquisition Agreement all Awards shall be fully vested at Closing.

         Stock Option Plans. The FirstRock Bancorp, Inc. 1992 Incentive Stock Option Plan (the "Incentive Plan") was created to advance the interests of FirstRock and its stockholders by providing key employees of FirstRock and First Federal with an incentive to perform in a superior manner as well as to attract people of experience and ability. The Incentive Plan is administered by the Compensation Committee of FirstRock's Board of Directors. Officers and employees of First Federal and FirstRock are eligible to receive, at no cost to them, options and/or limited rights under the Incentive Plan. Directors who are not employees of First Federal or of FirstRock are not eligible to receive options or limited rights under the Incentive Plan.

         At the time of the Conversion, FirstRock reserved 198,375 shares for issuance pursuant to the Incentive Plan. Of the shares reserved, FirstRock granted options and limited rights to purchase an aggregate of 193,085 shares of FirstRock Stock to its officers and employees at the initial public offering price of $8.75 per share. Of these, options for 52,900, 52,900, 13,225, 13,225,
13,225 and 13,225 shares were granted to executive officers Nicholas, Ingrassia, Beilfuss, Leefers, Singer and Harris, respectively. As of December ____, 1994, the options granted to Mssrs. Nicholas and Ingrassia were fully vested. As of December ____, 1994, ________ options remain outstanding under the Incentive
Plan. These options become exercisable on a cumulative basis in five equal annual installments, except that in the event of a change in control all options and limited rights are immediately exercisable. Each option granted under the Incentive Plan expires upon the earlier of 10 years following the date of the option or a limited time following the date the optionee ceases to be an employee of First Federal or FirstRock, as described in the Incentive Plan. In the event the grant of an option expires without exercise, such options become eligible to be regranted. The limited rights, which may be exercised by an optionee in the event of a change of control and which upon exercise entitle the optionee to a cash payment equal to the appreciation in the underlying FirstRock Stock over the exercise price, have been waived by all Incentive Plan optionees. As of the FirstRock Record Date Mssrs. Ingrassia and Nicholas had exercised options under the Incentive Plan with respect to _______ and ______ shares of FirstRock Stock, respectively.

         Under the FirstRock Bancorp, Inc. 1992 Stock Option Plan for Outside Directors (the "Directors' Plan"), each member of FirstRock's Board of Directors who is a nonemployee of First Federal or FirstRock was granted a single non-qualified stock option to purchase shares of FirstRock Stock. In the aggregate, members of the Board of Directors have been granted options to purchase 66,125 shares of the FirstRock Stock. Of these, options for 13,225 shares were granted to each of Burdette E. Anderson, Michael A. Gaffney, Walter
P. Lohse, Roger E. Lundstrom and C. Gordon Smith, with an exercise price of $8.75 per share. Each option granted under the Directors' Plan expires upon the earlier of 10 years following the date of the option or one year following the date the optionee ceases to be a director.

         Under the Acquisition Agreement, all outstanding options to purchase FirstRock Stock granted under FirstRock's stock option plans at Closing will become fully vested (if not already vested) and shall be converted into options to purchase FFC Stock. The number of shares of FFC Stock subject to each new option shall be the product of the FirstRock Stock subject to the original option and the Exchange Ratio rounded down to the nearest share; and the exercise price per share of FFC Stock under the new option shall equal the exercise price per share of FirstRock Stock under the original option divided by the Exchange Ratio rounded up to the nearest cent.



         Notwithstanding the various obligations of FirstRock and First Federal in connection with the employment, change-in-control or other arrangements described above, each of FirstRock, First Federal and the executive officers have agreed that all severance and termination payments, benefits, acceleration of benefit vesting and any other compensation to be paid in connection with the transactions contemplated by the Acquisition Agreement shall not exceed the level of payments and benefits which would constitute excess parachute payments under Section 280G of the Code, giving effect to any obligations of FFC or any of its subsidiaries.

Opinion of Financial Advisor

                  The Chicago Corporation ("TCC") has acted as FirstRock's financial advisor in connection with the Acquisition. Prior to the execution and delivery of the Acquisition Agreement, on October 26, 1994, TCC rendered a written opinion to FirstRock's Board of Directors that the purchase price in connection with the Acquisition is fair to FirstRock's stockholders from a financial point of view. Such opinion was reconfirmed in writing on ____________, 19____. FirstRock's Board of Directors did not provide TCC with instructions or limitations for the purpose of preparing such opinion. The following summary of TCC's opinion is qualified in its entirety by reference to the full text of the opinion, setting forth the assumptions made and matters considered and certain limitations on the review undertaken by TCC. The TCC opinion, which is attached to this Joint Proxy Statement/Prospectus at Exhibit 1, is incorporated herein by reference.

                  In rendering its opinion, TCC has relied on the accuracy, completeness and fairness of presentation of all financial and other information supplied or otherwise made available to it by FirstRock and FFC, and has not independently verified such information or undertaken an independent evaluation or appraisal of the assets or liabilities of FirstRock or FFC. FirstRock's stockholders are urged to read the TCC fairness opinion in its entirety.

                  TCC is not an expert in the evaluation of allowances for loan losses and has not made an independent evaluation of the adequacy of the allowance for loan losses of FirstRock or FFC nor has it reviewed any individual credit files. With respect to the financial forecasts furnished by FirstRock and FFC, which include the estimates of cost savings and operating synergies projected by FFC to result from the Acquisition and projections regarding under-performing and non-performing assets, net charge-offs and adequacy of reserves, TCC has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of FirstRock or FFC's management as to the expected future financial performance of FirstRock, FFC or the combined entity, as the case may be.

                  In arriving at its opinion, TCC has, among other things:

                  (1) reviewed FirstRock's Annual Reports to Stockholders, FirstRock's Annual Reports on Forms 10-K and related financial information for each of the fiscal years ended June 30, 1994, 1993 and 1992, and FirstRock's Quarterly Report on Form 10-Q and related unaudited financial information for the three months ended September 30, 1994;

                  (2) reviewed FFC's Annual Reports to Stockholders, FFC's Annual Reports on Forms 10-K and related financial information for each of the three fiscal years ended December 31, 1993, 1992, and 1991 and FFC's Quarterly Report on Form 10-Q and related unaudited financial information for the nine months ended September 30, 1994;

                  (3) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of FirstRock and FFC, furnished to TCC by FirstRock and FFC, respectively;

                  (4)      conducted   discussions   with   members   of  senior
                           management of FirstRock and FFC concerning their respective businesses and prospects;

                  (5) reviewed the historical market prices and trading activity for the shares of FirstRock Stock and the shares of FFC Stock and compared them with that of certain publicly traded companies which TCC deemed to be relevant;

                  (6) compared the results of operations of FirstRock and FFC with that of certain companies which TCC deemed to be relevant;

                  (7) compared the proposed financial terms of the transaction contemplated by the Acquisition Agreement with the financial terms of certain other mergers and acquisitions which TCC deemed to be relevant;

                  (8)      reviewed the Acquisition Agreement;

                  (9)      reviewed the Warrant Agreement; and

                  (10) reviewed such other financial studies and analyses and performed such other investigations and taken into account such other matters as TCC has deemed necessary.

                  In   connection   with  the  update  of  its   opinion  as  of
____________, 19____, TCC reviewed the unaudited financial statements of FirstRock and FFC as of September 30, 1994, conducted discussions with senior management of FirstRock and FFC, and reviewed such other information as TCC deemed necessary.

                  In connection with rendering its opinion dated October 26, 1994, and updated ____________, 19____, TCC performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by TCC in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a summary description. Accordingly, notwithstanding the separate factors summarized below, TCC believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying TCC's opinion.

                  In performing its analyses, TCC made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond FirstRock's and FFC's control. The analyses performed by TCC are not necessarily indicative of actual values of future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of assets and liabilities do not purport to be appraisals or to reflect the prices at which such assets and liabilities actually may be sold or transferred to another party.

                  Net Present Value Analysis. TCC prepared a net present value analysis which indicated theoretical values for FirstRock based on return on average assets ranging between 1.00% and 1.50% and asset growth rates ranging between 2.00% and 10.00%. The results of this analysis indicated a range of theoretical values for FirstRock between $11.26 per share (1.00% return on average assets; 2.00% asset growth rate) and $21.93 per share (1.50% return on average assets; 10.00% asset growth rate). With a return on average assets of 1.20%, which approximated FirstRock's recent historical performance, theoretical values ranged from $13.51 (2.00% asset growth rate) to $17.54 (10.0% asset growth rate). At an asset growth rate of 4.00%, which approximated FirstRock's recent historical performance, theoretical values ranged from $12.04 (1.00% return on average assets) to $18.06 (1.50% return on average assets). The nominal value of the offer from FFC based on the five-day closing average for FFC Stock on ____________, 19____ of $ was $27.10.

                  Contribution Analysis. TCC prepared a contribution analysis showing the percentage of assets, deposits, common equity, and 1993 and estimated 1994 and 1995 calendar year net income contributed to the combined company on a pro forma basis by FirstRock and FFC, and compared these percentages to the pro forma ownership of FFC. This analysis showed that FirstRock, as of September 30, 1994, would contribute 7.47% of pro forma consolidated total assets, 6.87% of deposits, 15.45% of common equity, 9.53% of 1993 net income, 8.84% of estimated 1994 net income and 8.85% of estimated 1995 net income. Based on the FFC offer, stockholders of FirstRock would own approximately 16.09% of the pro forma outstanding FFC Stock.

              Comparable Transaction Analysis. TCC reviewed selected comparable merger and acquisition transactions. The following merger transactions were reviewed based on publicly available data:

              Buyer                                      Seller
  Mid American Inc.                           Security First Corporation
  National City Corporation                   Central Indiana Bancorp
  Mercantile Bancorp                          UNSL Financial Corporation
  KeyCorp                                     Stock Home SB, FSB
  Standard Federal Bank                       Mackinac Fncl Corporation
  First Banks, Inc.                           Heartland Savings
  First Security, SB                          Security Savings Bank
  Standard Federal Bank                       Central Holding Company
  First of America                            LGF Bancorp
  First Bancorp Ohio                          Great Northern Financial
  Roosevelt Financial                         Home Federal Bancorp of Missouri
  First Banks, Inc.                           First Federal Savings Bank/Proviso
  Fourth Fin'l Corporation                    Great Southern Bancorp
  Fifth Third Bancorp                         TriState Bancorp
  Huntington Bancshares                       First Bancorp Indiana
  Standard Federal Bank                       InterFirst Bankcorp
  Metropolitan Financial                      Eureka Savings Bank, FSB
  PNC Bank Corporation                        Gateway Fed Corporation
  Iowa Nat'l Bankshares                       MidAmerica Financial

           Transactions were selected on the basis of comparability of transaction value and the perceived comparability of the markets served by the acquired institutions to those of FirstRock. For the comparable transactions, the multiple of price to trailing 12 months earnings ranged from 7.41 to 20.47 with an average of 12.96. At September 30, 1994, the FFC proposed purchase price represented a multiple of trailing 12 months earnings of 14.04.

              For the comparable transactions, the percentage of purchase price to book value ranged from 114.01% to 224.80% with an average of 169.26%. The FFC offer to FirstRock represented a percentage to September 30, 1994 book value of 133.24%.

                  Financial Implications to FirstRock Stockholders. TCC prepared an analysis of the financial implications of the FFC offer to a FirstRock stockholder. This analysis indicated that on a pro forma equivalent basis a stockholder of FirstRock would achieve an increase in earnings per share, an increase in per share dividends and ultimately an increase in book value per share as a result of the consummation of the Acquisition.

                  Comparative Stockholder Returns. TCC presented an analysis of comparative theoretical stockholder returns for several scenarios, including FirstRock remaining independent, FirstRock being acquired in 1997, and FirstRock being acquired in 1994 by FFC. This analysis, which was based on projected dividend streams and projected 1997 common stock valuations (using current price-to-earnings multiples), indicated total stockholder returns of 3.57% for FirstRock remaining independent, 6.20% for an acquisition in 1997 and 20.80% based on the acceptance of FFC's offer in 1994 and a sale of stock in the market in 1997, and 48.21% based on the acceptance of FFC's offer in 1994 and a hypothetical sale of the pro forma company in 1997. TCC also prepared an analysis of the possible pricing of an acquisition transaction with certain other thrift and bank holding companies using estimated 1995 net income for FirstRock and stock prices of selected companies assuming no earnings per share dilution for the buyer, a 30% reduction in non-interest expense due to operating efficiencies and a 100% stock transaction without share repurchases by the acquiror. The holding companies reviewed included: First Midwest Bancorp, St. Francis Capital Corporation, AMCORE Financial, Inc., Firstbank of Illinois, Inc., Marshall & Ilsley Corporation, Old Kent Financial Corporation, First Bank System, Inc., Norwest Corporation, First Federal Capital, NBD Bancorp, Inc., Banc One Corporation, Firstar Corporation, TCF Financial Corporation, BankAmerica Corporation, First of America Bank Corporation and First Financial Corporation.

                  Given the assumptions, the analysis indicated that these companies could pay a high of $40.03 per share and a low of $19.90 per share for all of the shares of FirstRock.

                  Comparable Company Analysis. TCC compared the market price, market-to-book value and price-to-earnings multiples of FFC Stock with the individual market multiples and averages of selected comparable companies which it deemed to be reasonably similar to FFC in size, financial character, operating character, historical performance and/or geographic market, as follows: Standard Federal Bank, FirstFed Michigan Corporation, Metropolitan Financial Corporation, Roosevelt Financial Group, Charter One Financial, Commercial Federal Corporation, First Financial Corporation, TCF Financial Corporation, St. Paul Bancorp, Inc., Great Lakes Bancorp, FSB, and Security Capital Corporation.

This analysis indicated that FFC Stock sold at a price of 1.42 times the September 30, 1994 book value and the comparables sold at an average price of
1.26 times book value. FFC Stock sold at a multiple of price to trailing 12 months earnings of 8.2, while the comparable group average price-to-earnings multiple was 9.8.

           TCC's opinion does not constitute a recommendation to any FirstRock shareholder as to how such shareholder should vote with respect to the Acquisition.

           TCC participated in the negotiation of the terms of the Acquisition and the Acquisition Agreement on behalf of FirstRock and, in order to render its opinion, evaluated the fairness to FirstRock's stockholders of the consideration to be paid by FFC under the Acquisition Agreement.

          Fees and Indemnification. The fees due to TCC under the agreement between TCC and FirstRock ("TCC Agreement") are payable to FirstRock as follows:
$25,000 at the date of execution of TCC Agreement, a cash fee equal to 0.90% of the consideration up to $25.00 per share and 1.0% of the consideration of any amount in excess of $25.00 per share (less the $25,000) payable at the closing.

          In addition to such fees, FirstRock has agreed to reimburse TCC for all reasonable out-of-pocket expenses and will pay to TCC a fee of $1,500 per day for preparation and court appearances should TCC be called upon in any legal proceeding to deliver expert testimony with regard to the fairness opinion. FirstRock has also agreed to indemnify TCC, its officers, directors, agents, employees and certain controlling persons from and against any losses, claims, damages and liabilities in connection with or arising out of the transactions or services referred to in TCC Agreement. This indemnification is subject to certain conditions and procedures set forth in an indemnification agreement between FirstRock and TCC.

           In the ordinary course of business, TCC has performed investment banking services for FFC, and TCC has engaged in transactions with FFC. Also, TCC and other of its clients may from time to time perform services and engage in transactions with FFC in the future. In addition, in the ordinary course of its securities business, TCC actively trades the securities of FFC and FirstRock for its own account and the accounts of customers and, accordingly, may from time to time hold a long or short position in such securities.

Certain Provisions of the Acquisition Agreement

             Under the Acquisition Agreement, FirstRock has made certain representations and warranties to FFC, including (i) the due organization and good standing of FirstRock and its subsidiaries; (ii) the execution and delivery of the Acquisition Agreement; (iii) capitalization; (iv) the accuracy of financial statements; (v) the absence of undisclosed liabilities; (vi) availability of consents; (vii) no undisclosed legal proceedings; (vii) tax matters; (ix) corporate properties; (x) employee benefit plans; (xi) broker's fees; (xii) material agreements; (xiii) the provision of corporate records;
(xiv) no violation of orders injunctions or decrees; (xv) identity of 5% shareholders; (xvi) regulatory filings; (xvii) loans; (xviii) conduct of business in the ordinary course; (xix) compliance with fiduciary responsibilities; (xx) compliance with environmental laws; (xxi) accuracy of information; (xxii) compliance with rules on insider interests; (xxiii) no sensitive transactions; (xxiv) no dissenter's rights; (xxv) CRA compliance;
(xxvi) availability of regulatory approvals; (xxvii) qualified thrift lender compliance; (xxviii) the ESOP; (xxix) advice of changes; (xxx) liquidation account; (xxxi) insurance; and (xxxii) options and RRP shares.

             Under the Acquisition Agreement, FFC has made certain representations and warranties to FirstRock including (i) the due organization and good standing of FFC and its subsidiaries; (ii) the execution and delivery of the Acquisition Agreement; (iii) capitalization; (iv) the accuracy of financial statements; (v) the absence of undisclosed liabilities; (vi) no violation of agreements or law; (vii) no material litigation; (viii) adequacy of regulatory filings; (ix) compliance with ERISA; (x) advice of changes; (xi) adequacy and registration of FFC Stock to be issued for the Acquisition; (xii) no violation of orders, injunctions or decrees; (xiii) environmental matters;
(xiv) CRA compliance; (xv) availability of regulatory approvals; and (xvi) no sensitive transactions.

Termination and Amendment of the Acquisition Agreement

             The Acquisition Agreement may be terminated as follows:

                     (i) by agreement between FFC and FirstRock authorized by a majority of the entire Board of Directors of each;

                     (ii) by FFC or FirstRock if adversely affected by the nonfulfillment of any of the mutual conditions of the Acquisition Agreement unless such condition shall become impossible of fulfillment;

                     (iii) by FFC or FirstRock if any  condition of the opposite party contained in the Acquisition Agreement is not fulfilled unless such condition shall become impossible of fulfillment;

                     (iv) by FFC or FirstRock in the event of material breach by the opposite party of any representation, warranty, covenant or agreement contained in the Acquisition Agreement which has not been cured within 30 days after written notice of such breach has been given;

                     (v) by FFC or FirstRock in the event the transaction is not closed on or before July 31, 1995.

                     (vi) by FFC if the Average Price of FFC stock is less than $13.25 unless FirstRock elects an Exchange Ratio of
                           2.045 shares of FFC Stock for each share of FirstRock Stock; or

                     (vii) by  FirstRock  if the  Average  Price of FFC Stock is
                           more than $20.00 unless FFC elects an Exchange Ratio of 1.355 shares of FFC Stock for each share of FirstRock Stock.

         The Acquisition Agreement also provides that the parties may (i) amend the Acquisition Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the other party thereto, (iii) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, or (iv) waive compliance with any of the agreements, covenants and closing conditions of the Acquisition Agreement, provided that after the approval of the Acquisition Agreement by FirstRock's shareholders, no such extension, waiver, amendment or modification shall adversely affect the amount of consideration to be received by FirstRock shareholders.

Fees and Expenses

         Each party will generally bear its own costs and expenses, including attorneys,' accountants,' financial advisors' and other professional fees incurred in connection with the transactions contemplated by the Acquisition Agreement. Each of FirstRock and FFC will be responsible for its own expenses in connection with obtaining the approval of its stockholders, including the expenses in connection with the printing and mailing of this Joint Proxy Statement/Prospectus. FFC will be responsible for expenses in connection with
(i) obtaining the regulatory approvals required for the Acquisition and any other transactions contemplated by the Acquisition Agreement; and (ii) the registration, quotation, and "Blue Sky" registration and approval of the FFC Stock. FFC and FirstRock estimate that their respective total expenses related to the Acquisition will be approximately $100,000 and $750,000 respectively, including the costs relating to legal, accounting and investment advisor fees, and other costs and fees related to this Joint Proxy Statement/Prospectus and the Acquisition generally.

Certain Federal Income Tax Consequences

         The following is a discussion of certain federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") to FFC, FirstRock and FirstRock stockholders who receive FFC Stock as a result of the Acquisition or who receive cash in lieu of a fractional share of FFC Stock. The discussion does not deal with all aspects of federal taxation that might be applicable to particular FirstRock stockholders, such as the tax treatment applicable to dealers in securities, the tax consequences for holders of FirstRock Stock acquired upon the exercise of stock options or warrants, or the effects of state, local or foreign taxation.

         The Acquisition is intended to constitute a tax-free transaction to FirstRock's shareholders and consummation of the Acquisition is conditioned upon prior receipt of FFC and FirstRock of an opinion of counsel to the effect that the transaction contemplated by the Acquisition Agreement will constitute a tax-free reorganization for federal income tax purposes. It is expected that such an opinion of counsel will be received prior to Closing. However, such opinion is subject to the limitations discussed below and the opinion will not be binding on the IRS. Neither FFC nor FirstRock has requested a ruling from the IRS with respect to the federal income tax consequences of the Acquisition.

         Consequences to FFC and FirstRock. It is intended that the Acquisition will constitute a tax-free exchange under Section 368 of the Code. If the Acquisition does so qualify, no gain or loss will be recognized by FFC or FirstRock upon consummation of the Acquisition.

         Consequences to FirstRock stockholders. If the Acquisition qualifies as a tax-free exchange under Section 368 of the Code, generally (i) no gain or loss will be recognized by a FirstRock stockholder upon the receipt of FFC Stock in exchange for FirstRock Stock (except as discussed below with respect to cash received in lieu of a fractional share of FFC Stock); (ii) the aggregate tax basis of FFC Stock received by a FirstRock stockholder will be the same as the aggregate tax basis of the FirstRock Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share of FFC Stock for which cash is received); and (iii) the holding period of FFC Stock received by a FirstRock stockholder will include the holding period of the FirstRock Stock surrendered in exchange therefor, provided the FirstRock Stock is held as a capital asset as of the Closing.

         A FirstRock stockholder who receives cash in lieu of a fractional share of FFC Stock will be treated as if the fractional share were distributed in the Acquisition and then redeemed by FFC. Accordingly, the FirstRock stockholder will recognize gain or loss equal to the difference between the amount of cash received and the stockholder's basis in the fractional share (which will be a pro rata portion of the stockholder's basis in the FFC Stock received in the Acquisition). Such gain or loss will be capital gain or loss if the FirstRock Stock held by the stockholder is held as a capital asset at the Closing.

         Limitations on Opinion and Discussion. The opinion of counsel referred to above and the above discussion of federal income tax law are subject to certain assumptions and qualifications and are based on the accuracy of the representations of the parties in the Acquisition Agreement and related
documents,   including  representations  of  officers,   directors  and  certain
affiliates of the parties. Of particular importance to the opinion that the Acquisition will be treated as a tax-free reorganization, as described above, is the assumption that the Acquisition will satisfy the continuity of interst requirement.

         In order for the continuity of interest requirement to be met, FirstRock stockholders must not, pursuant to a plan or intent existing at or prior to the Acquisition, dispose of an amount of FFC Stock received in the Acquisition (including under certain circumstances, pre-acquisition dispositions of FirstRock Stock) so that they do not retain a meaningful continuing equity ownership in FFC. Generally, as long as the FirstRock stockholders do not have a plan or intention to dispose of FFC Stock to be received in the Acquisition that would result in their retention, in the aggregage, of a continuing interest through stock ownership in FFC that is equa in vlaue, as of the Closing, to less than 50% of the value of all of the formerly outstanding stock of FirstRock as of the same date (the "50% Test"), this requirement will be satisfied. The respective officers and directors of FirstRock, FFC and certain affiliates of FirstRock have represented that they have no knowledge of a plan or intention that would result in the 50% Test not being satisfied.

         A successful IRS challenge to the tax-free status of the Acquisition would result in a FirstRock stockholder recognizing a gain or loss with respect to each share of FirstRock Stock surrendered. In addition, FirstRock would recognize a gain and the tax on such gain would become the liability of FFC following the Acquisition.

         The foregoing is a summary of the anticipated federal income tax consequences of the Acquisition and is for general information only. It does not include consequences of foreign, state, local or other tax laws or special consequences to particular stockholders having specia lsituations. FirstRock stockholders are urged to consult with their own tax advisors regarding specific tax consequences to them of the Acquisition, including the applicability and effect of federal, state, local and foreign tax laws, and the subsequent sales of FFC Stock.

Regulatory Approvals

         The Acquisition is subject to the approval of the OTS. FFC, Acquisition Co. and FirstRock filed an application with the OTS on November 17, 1994. Such application is pending before the OTSThe Acquisition may not be consummated until 15 days after the OTS approval is obtained. There can be no assurance of the timing of such approval, if given, or the conditions on which it will be given. Such conditions may not be acceptable to FFC or FirstRock. When such approval is received, material changes to the Acquisition Agreement or other material changes may be imposed which could require a resolicitation of FirstRock's shareholders for approval of the Acquisition. Such conditions or changes, however, are not anticipated.

Accounting Treatment

         The Bank Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, the recorded assets and liabilities of FF Bank and its subsidiaries, and those of First Federal and its subsidiaries, will be carried forward to the Resulting Bank at their recorded amounts. Revenues and expenses of the Resulting Bank will include revenues and expenses of FF Bank and First Federal for the fiscal years in which the Bank Merger occurs, and prior fiscal years will be combined and restated.

Restrictions on Resales by Affiliates

         Although the FFC Stock to be issued to FirstRock stockholders in the Acquisition have been registered under the Securities Act, any transfer of such shares by any person who is an "affiliate" (as such term is defined under the Securities Act) of FirstRock at the time the Acquisition was approved by the Board of Directors of FirstRock or who becomes an affiliate of FFC will, under existing law, require either (a) the further registration under the Securities Act of the FFC Stock to be transferred, (b) compliance with Rule 145 (in the case of affiliates of FirstRock) or Rule 144 (in the case of affiliates of FFC) promulgated under the Securities Act or (c) the availability of another exemption from registration under the Securities Act. Persons who may be deemed to be affiliates of FirstRock or FFC generally include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by, or are under common control with FirstRock or FFC, and may include certain directors and officers of such party, as well as principal stockholders of such party. Stop transfer instructions will be given by FFC to its transfer agent with respect to the FFC Stock owned or to be received by persons subject to the restrictions described above, and the certificates for such stock may be appropriately legended. This Joint Proxy Statement/Prospectus may not be used by any such affiliate for the resale of any FFC Stock received pursuant to the Acquisition.

         In addition, pursuant to the Acquisition Agreement, and in order to ensure that the Acquisition will be accounted for under the pooling-of-interests method under generally accepted accounting principles, each affiliate of FirstRock has submitted a letter to FFC agreeing not to sell, pledge, transfer or otherwise dispose of the shares of FFC Stock owned during the period commencing 30 business days prior to the Closing and continuing to the date on which at least 30 days of post-Acquisition combined operations of FirstRock and FFC have been published either by issuance of a quarterly earnings report on Form 10-Q or other public issuance (such as a press release) which includes such information. FFC's transfer agent has been given an appropriate stop transfer order with respect to shares of FFC Stock owned by affiliates of FirstRock.

Dissenters' Rights

           Pursuant to 262(b) of the Delaware General Corporation Law, stockholders of Delaware corporations do not have the right to object and obtain payment of the fair value of their shares in business combination transactions if, on the record date fixed to determine the stockholders entitled to receive notice of and vote at the meeting at which the corporate action is to be taken, such shares are registered on a United States securities exchange registered under the Securities Exchange Act of 1934 or traded on The Nasdaq Stock Market or a similar market. FirstRock Stock was traded on The Nasdaq Stock Market's National Market System on the Record Date and the FFC Stock to be issued in the Acquisition will be listed on The Nasdaq Stock Market's National Market System, and therefore appraisal rights will not be available with respect to the Acquisition.

         Under applicable Wisconsin law, holders of FFC Stock will not be entitled to dissenters' rights of appraisal in connection with issuance of up to 5,500,000 shares of FFC Stock in connection with the Acquisition.

Warrant Agreement

         In consideration of FFC's entering into the Acquisition Agreement, FFC and FirstRock entered in the Warrant Agreement immediately after the execution of the Acquisition Agreement. Pursuant to the Warrant Agreement, FirstRock granted FFC the Warrant which entitles FFC to purchase up to 475,246 fully paid and nonassessable shares of FirstRock Stock, or approximately 19.9% of the shares of FirstRock Stock then outstanding, under the circumstances described below at a price of $22.50 per share, subject to adjustment in certain circumstances. The Warrant Agreement is intended to increase the likelihood that the Acquisition will be consummated in accordance with the terms of the Acquisition Agreement, and is likely to discourage persons from proposing a competing offer to acquire FirstRock, even if such offer involves a higher price per share for the FirstRock Stock than the per share consideration to be paid pursuant to the Acquisition Agreement. The existence of the Warrant would significantly increase the cost to a potential acquiror of acquiring FirstRock compared to its cost had FirstRock not entered into the Warrant Agreement. FirstRock believes that the exercise of the Warrant would likely prohibit any acquiror from accounting for an acquisition of, or merger with, FirstRock using the pooling-of-interests accounting method for a period of up to two yearswhich could also discourage or preclude an acquisition by certain acquirors.

         The  following  brief  summary of  certain  provisions  of the  Warrant
Agreement is qualified in its entirety by reference to the Warrant Agreement, which was filed as an exhibit to FFC's report on Form 8-K for the event on October 26, 1994 with the Commission and is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

         Subject to applicable law and regulatory restrictions, FFC may exercise the Warrant, in whole or in part, if, but only if, a "Purchase Event" (as defined below) occurs prior to the occurrence of an "Exercise Termination Event" (as defined below). "Purchase Event" means, in substance, either (i) the acquisition by any third party of beneficial ownership of 25% or more of the outstanding FirstRock Stock or (ii) the entry by FirstRock (without FFC's prior written consent) into a letter of intent or definitive agreement to engage in a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of 25% or more of the voting power of FirstRock.

         For purposes of the Warrant Agreement,  "Acquisition Transaction" means
(x) a merger, consolidation or other business combination, involving FirstRock or First Federal, (y) a purchase, lease or other acquisition of all or substantially all of the assets of FirstRockor First Federal, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of 20% or more of the voting power of FirstRock. The Warrant Agreement defines an "Exercise Termination Event" to mean the earliest to occur of the following: (i) the time immediately preceding the effective time of the Acquisition, (ii) 18 months after the first occurrence of a Purchase Event, (iii) 18 months after the termination of the Acquisition Agreement following the occurrence of a Preliminary Purchase Event, (iv) upon the termination of the Acquisition Agreement, prior to the occurrence of a Purchase Event or Preliminary Purchase Event, by (A) mutual agreement of FFC and FirstRock, (B) FFC following a material adverse change in FirstRock under the Acquisition Agreement), or (C) FirstRock if any of its conditions to consummating the transaction have not been satisfied, including the requirement that there shall have been no material adverse change in FFC under the Acquisition Agreement, (v) six months after the termination of the Acquisition Agreement in accordance with the terms thereof, prior to the occurrence of a Purchase Event or a Preliminary Purchase Event, except for a termination described in clause (vi) above or a termination by FFC due to a material breach of any of FirstRock's representations, warrants, covenants or agreements under the Acquisition Agreement, (vi) 18 months after the termination of the Acquisition Agreement, by FFC due to an unintentional default by FirstRock under the Acquisition Agreement, or (vii) 24 months after the termination of the Acquisition Agreement by FFC as a result of a willful or intentional Default under the Acquisition Agreement by FirstRock.

         "Preliminary  Purchase  Event",  as defined in the  Warrant  Agreement, includes the Purchase Events described above as well as certain other events involving FirstRock or its shareholders that are inconsistent with FirstRock's intent to consummate the transactions contemplated by the Acquisition Agreement or actions by third parties evidencing an intent or desire to acquire control of FirstRock. Such events include (i) an acquisition by any third party of beneficial ownership of 20% or more of the outstanding FirstRock Stock or voting stock of First Federal; (ii) a default by FirstRock under the Acquisition Agreement; (iii) a failure by FirstRock's shareholders to approve the
Acquisition Agreement; or (iv) a withdrawal or modification in any manner adverse to FFC by FirstRock's Board of Directors of its approval recommendation as to the Acquisition Agreement.

         The Warrant may not be assigned by FFC to any other person other than a subsidiary of FFC without the express written consent of FirstRock, except that FFC may assign its rights under the Warrant Agreement in whole or in part after the occurrence of a Preliminary Purchase Event. FirstRock also has agreed to prepare and file and keep current a registration statement with respect to the shares to be issued upon exercise of the Warrant under applicable federal and state securities laws and shall use best efforts to cause the registration statement to become effective and remain effective for 180 days. Upon the occurrence of a Purchase Event prior to an Exercise Termination Event, at the request of FFC, FirstRock will be obligated to repurchase the Warrant, and any shares of FirstRock Stock theretofore purchased pursuant to the Warrant, at prices determined as set forth in Warrant Agreement not to exceed $3 million, except to the extent 8prohibited by applicable law, regulation or administrative policy.

         In the event that prior to an Exercise Termination Event, FirstRock enters into a letter of intent or a definitive agreement (i) to consolidate or merge with any third party, and FirstRock is not the continuing or surviving corporation in such consolidation or merger, (ii) to permit any third party to merge into FirstRock and FirstRock is the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of FirstRock Stock are changed into or exchanged for stock or other securities of any third party or cash or any other property or the then outstanding shares of FirstRock Stock will after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any third party, then, and in each such case, the letter of intent or definitive agreement governing such transaction shall make proper provision so that the Warrant shall, upon the consummation of such transaction, be converted into, or exchanged for, a warrant (the "Substitute Warrant"), at the election of FFC, of either (x) the acquiring corporation or (y) any person that controls the acquiring corporation. The Substitute Warrant shall be exercisable for shares of the issuer's common stock in such number and at such exercise price as is set forth in the Warrant Agreement and will otherwise have the same terms as the Warrant, except that the number of shares subject to the Substitute Warrant may not exceed 19.9% of the issuer's outstanding shares of common stock.

Recommendations of FirstRock's and FFC's Board of Directors

         FirstRock's Board of Directors has unanimously approved the Acquisition Agreement, including the transactions contemplated thereby, and has determined that the terms of the Acquisition of FirstRock by FFC are fair to and in the best interests of FirstRock's shareholders. The Board unanimously recommends that FirstRock's shareholders vote to approve the Acquisition.

         FirstRock has been advised that each of its directors and officers, and the senior officers of First Federal Bank, intend to vote their shares of FirstRock Stock in favor of the Acquisition.

         FFC's Board of  Directors  has  unanimously  approved  the  Acquisition
Agreement and issuance of FFC Stock to FirstRock stockholders and unanimously recommends that FFC stockholders vote to authorize the issuance of up to 5,500,000 shares of FFC Stock in connection with the Acquisition in the event such issuance constitutes 20% or more of the then outstanding shares of FFC Stock.


               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

               Under the terms of the Acquisition Agreement, Acquisition Co., a wholly owned subsidiary of FFC, is to be merged into FirstRock, and all issued and outstanding FirstRock Stock is to be converted into the right to receive FFC Stock. It is probable that FirstRock will then be liquidated into FFC. See "The Acquisition".

               The following Pro Forma Condensed Combined Statement of Financial Condition as of September 30, 1994 combines the historical consolidated statements of financial condition of FFC and FirstRock as if the Acquisition had occurred on September 30, 1994, after giving effect to pro forma adjustments described in the accompanying notes.

               The following Pro Forma Condensed Combined Statements of Income are presented as if the Acquisition had been consummated at the beginning of each period presented. FFC's fiscal year end s December 31 and FirstRock's ends June 30. In the Pro Forma Combined Statement of Income, FirstRock's results of operations are presented consistent with the fiscal year of FFC. The Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 1994 and 1993 present the combined results of operations of FFC and FirstRock for the periods indicated. The Pro Forma Condensed Combined Statements of Income for the years ended December 31, 1993, 1992 and 1991 present the combined results of operations of FFC for the fiscal years ended December 31, 1993, 1992 and 1991 with the results of operations of FirstRock for the fiscal years ended June 30, 1994, 1993 and 1992, respectively.

               The Pro Forma Condensed Combined Financial Information and the related notes reflect the application of the pooling-of-interests method of accounting. Under this method of accounting, the recorded assets, liabilities, income and expenses of FFC and FirstRock and reporting policies of FFC and FirstRock are combined and recorded at their historical cost-based amounts. The significant accounting and reporting policies of FFC and FirstRock differ in minor respects and no effect has been given to such variances in the Pro Forma Condensed Combined Financial Information, except as noted in the related notes thereto. Certain historical information of FirstRock has been reclassified to conform to FFC's financial statement presentation.

               The Pro Forma Condensed Combined Financial Information included within is not necessarily indicative of the consolidated financial position or results of future operations of the combined entity or the actual results that would have been achieved had the Acquisition been consummated prior to the periods indicated. The Pro Forma Condensed Combined Financial Information should be read in conjunction with the separate historical consolidated financial statements and related notes of FFC and FirstRock.

FIRST FINANCIAL CORPORATION
FIRSTROCK BANCORP, INC.
PRO-FORMA UNAUDITED CONDENSED COMBINED
STATEMENT OF FINANCIAL CONDITION
At September 30, 1994


                                                                                          Pro-Forma
                                                   FFC           FirstRock         Adjustments         Combined
                                                                     (In thousands)

ASSETS
Cash and cash equivalents                       $   94,351       $ 16,989          $    --            $  111,340
Securities available for sale:
    Investment securities                            6,625         67,635               --                74,260
    Mortgage-related securities                    174,648         39,150               --               213,798
Securities held to maturity:
    Investment securities                          130,577             --               --               130,577
    Mortgage-related securities                  1,325,834         11,686               --             1,337,520
Loans receivable:
    Held for sale                                    6,839          9,670               --                16,509
    Held for investment                          3,126,789        236,764               --             3,363,553
Foreclosed properties and repos-
    assessed assets                                  4,727          1,784             (600)(A)             5,911
Real estate held for investment
    or sale                                          6,628          3,804               --                10,432
Office properties and equipment                     48,989          5,139               --                54,128
Intangible assets, less accumu-
    lated amortization                              28,059             --               --                28,059
Other assets                                        97,133         15,334               --               112,467
                                                ----------       --------          -------            ----------
                                                $5,051,199       $407,955          $  (600)           $5,458,554
                                                ==========       ========          =======            ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                        $4,101,449       $302,483               --            $4,403,932
Borrowings                                         591,145         38,574               --               629,719
Advance payments by borrowers
    for taxes and insurance                         59,149            717               --                59,866
Other liabilities                                   33,526         17,605            3,875 (A)            55,006
                                                ----------       --------          -------            ----------
                                                 4,785,269        359,379            3,875             5,148,523
                                                ----------       --------          -------            ----------

Stockholders' equity:
    Serial preferred stock                              --             --               --                    --
    Common stock                                    24,699             26            4,289 (B)            29,014
    Additional paid-in capital                      31,902         21,830           (4,289)(B)            49,443
    Retained earnings, substan-
      tially restricted                            213,755         34,858           (4,475)(A)           244,138
    Net unrealized holding loss
      on securities available
      for sale                                      (4,426)        (2,316)              --                (6,742)
    Treasury stock                                      --         (4,109)              --                (4,109)
    Common stock purchased by:
      Employee stock ownership
       plan                                             --         (1,157)              --                (1,157)
      Management recognition and
       retention plans                                  --           (556)              --                  (556)

      Total stockholders' equity                   265,930         48,576           (4,475)              310,031
                                                 ----------      ---------        ----------           ----------

                                                $5,051,199       $407,955          $  (600)           $5,458,554
                                                ==========       ========         ==========           ==========

FIRST FINANCIAL CORPORATION
FIRSTROCK BANCORP, INC.
UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENTS OF INCOME
For The Nine Months Ended September 30, 1994

                                                                                              Pro-Forma (C)
                                                         FFC            FirstRock        Adjustments        Combined
                                                          (In thousands, except per share amounts)

Interest income:
   Mortgage loans                                    $121,050           $10,988            $   --           $132,038
   Other loans                                         71,118             2,495                --             73,613
   Mortgage-related securities                         62,372             2,671                --             65,043
   Investments                                          8,269             2,921                --             11,190
                                                     --------           -------            ------           --------
       Total interest income                          262,809            19,075                --            281,884
                                                     --------           -------            ------           --------

Interest expense:
   Deposits                                           123,241             6,887                --            130,128
   Borrowings                                          18,326             1,662                --             19,988
                                                     --------           -------            ------           --------
       Total interest expense                         141,567             8,549                --            150,116
                                                     --------           -------            ------           --------

Net interest income                                   121,242            10,526                --            131,768
Provision for losses on loans                           4,878               215                --              5,093
                                                     --------           -------            ------           --------
                                                      116,364            10,311                --            126,675

Non-interest income:
   Loan fees and servicing income                      10,268             2,555                --             12,823
   Deposit account service fees                         5,803             1,912                --              7,715
   Insurance commissions                                5,128               334                --              5,462
   Gain on sale of mortgage loans                       1,666               453                --              2,119
   Gain (loss) on sale of available-
     for-sale securities                                1,375              (304)               --              1,071
   Unrealized loss on impairment of
     mortgage-related securities                       (9,000)               --                --             (9,000)
   Other                                                2,179               536                --              2,715
                                                     --------           -------            ------           --------
       Total non-interest income                       17,419             5,486                --             22,905
                                                     --------           -------            ------           --------

   Operating income                                   133,783            15,797                --            149,580

Non-interest expense:
   Compensation and benefits                           34,139             5,070                --             39,209
   Federal deposit insurance
     premiums                                           7,177               556                --              7,733
   Occupancy                                            6,179             1,551                --              7,730
   Amortization of intangible assets                    4,032                --                --              4,032
   Other                                               29,110             2,704                --             31,814
                                                     --------           -------            ------           --------
       Total non-interest expense                      80,637             9,881                --             90,518
                                                     --------           -------            ------           --------

Income before income taxes                             53,146             5,916                --             59,062
Income taxes                                           19,591             2,258                --             21,849
                                                     --------           -------            ------           --------
Net income (E)                                       $ 33,555           $ 3,658            $   --           $ 37,213
                                                     ========           =======            ======           ========

Earnings per share (D):

   Primary                                           $   1.33           $  1.45                             $   1.24
                                                     ========           =======                             ========

   Fully diluted                                     $   1.32           $  1.44                             $   1.24
                                                     ========           =======                             ========

Weighted average common equivalent shares (D):

   Primary                                             25,323             2,527             2,039             29,899
                                                     ========           =======            ======           ========

   Fully diluted                                       25,380             2,549             2,057             29,986
                                                     ========           =======            ======           ========

FIRST FINANCIAL CORPORATION
FIRSTROCK BANCORP, INC.
UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENTS OF INCOME
For The Nine Months Ended September 30, 1993

                                                                                              Pro-Forma (C)
                                                         FFC            FirstRock        Adjustments        Combined
                                                          (In thousands, except per share amounts)

Interest income:
   Mortgage loans                                    $119,927           $11,778            $   --           $131,705
   Other loans                                         59,568             2,507                --             62,075
   Mortgage-related securities                         66,694             2,946                --             69,640
   Investments                                          8,405             2,779                --             11,184
                                                     --------           -------            ------           --------
       Total interest income                          254,594            20,010                --            274,604
                                                     --------           -------            ------           --------

Interest expense:
   Deposits                                           128,329             7,607                --            135,936
   Borrowings                                          15,537             2,109                --             17,646
                                                     --------           -------            ------           --------
       Total interest expense                         143,866             9,716                --            153,582
                                                     --------           -------            ------           --------

Net interest income                                   110,728            10,294                --            121,022
Provision for losses on loans                           7,824               263                --              8,087
                                                     --------           -------            ------           --------
                                                      102,904            10,031                --            112,935

Non-interest income:
   Loan fees and servicing income                      10,684             2,443                --             13,127
   Deposit account service fees                         5,595             1,781                --              7,376
   Insurance commissions                                4,822               432                --              5,254
   Gain on sale of mortgage loans                       5,120                (9)               --              5,111
   Gain (loss) on sale of available-
     for-sale securities                                   --               128                --                128
   Other                                                1,424               643                --              2,067
                                                     --------           -------            ------           --------
       Total non-interest income                       27,645             5,418                --             33,063
                                                     --------           -------            ------           --------

   Operating income                                   130,549            15,449                --            145,998

Non-interest expense:
   Compensation and benefits                           33,359             4,817                --             38,176
   Federal deposit insurance
     premiums                                           5,080               427                --              5,507
   Occupancy                                            5,680             1,554                --              7,234
   Amortization of intangible assets                    4,815                --                --              4,815
   Other                                               30,867             3,221                --             34,088
                                                     --------           -------            ------           --------
       Total non-interest expense                      79,801            10,019                --             89,820
                                                     --------           -------            ------           --------

Income before income taxes                             50,748             5,430                --             56,178
Income taxes                                           18,705             2,084                --             20,789
                                                     --------           -------            ------           --------
Net income (E)                                       $ 32,043           $ 3,346            $   --           $ 35,389
                                                     ========           =======            ======           ========

Earnings per share (D):

   Primary                                           $   1.35           $  1.25                             $   1.24
                                                     ========           =======                             ========

   Fully diluted                                     $   1.32           $  1.24                             $   1.22
                                                     ========           =======                             ========

Weighted average common equivalent shares (D):

   Primary                                             23,724             2,680             2,162             28,566
                                                     ========           =======            ======           ========

   Fully diluted                                       24,243             2,701             2,180             29,124
                                                     ========           =======            ======           ========


FIRST FINANCIAL CORPORATION
FIRSTROCK BANCORP, INC.
UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENTS OF INCOME
For The Year Ended December 31, 1993

                                                                                              Pro-Forma (C)
                                                         FFC            FirstRock        Adjustments        Combined
                                                          (In thousands, except per share amounts)

Interest income:
   Mortgage loans                                    $160,372           $14,851            $   --           $175,223
   Other loans                                         81,272             3,251                --             84,523
   Mortgage-related securities                         86,052             3,700                --             89,752
   Investments                                         12,427             3,926                --             16,353
                                                     --------           -------            ------           --------
       Total interest income                          340,123            25,728                --            365,851
                                                     --------           -------            ------           --------

Interest expense:
   Deposits                                           169,741             9,483                --            179,224
   Borrowings                                          19,993             2,370                --             22,363
                                                     --------           -------            ------           --------
       Total interest expense                         189,734            11,853                --            201,587
                                                     --------           -------            ------           --------

Net interest income                                   150,389            13,875                --            164,264
Provision for losses on loans                          10,219               322                --             10,541
                                                     --------           -------            ------           --------
                                                      140,170            13,553                --            153,723

Non-interest income:
   Loan fees and servicing income                      14,112             3,011                --             17,123
   Deposit account service fees                         7,567             2,580                --             10,147
   Insurance commissions                                6,276               566                --              6,842
   Gain (loss) on sale of mortgage
     loans                                              7,997               961                --              8,958
   Gain (loss) on sale of available-
     for-sale securities                                 (422)             (392)               --               (814)
   Other                                                2,191               776                --              2,967
                                                     --------           -------            ------           --------
       Total non-interest income                       37,721             7,502                --             45,223
                                                     --------           -------            ------           --------

   Operating income                                   177,891            21,055                --            198,946

Non-interest expense:
   Compensation and benefits                           43,765             6,434                --             50,199
   Federal deposit insurance
     premiums                                           7,341               747                --              8,088
   Occupancy                                            7,534             2,093                --              9,627
   Amortization of intangible assets                    6,427                --                --              6,427
   Other                                               40,737             4,078                --             44,815
                                                     --------           -------            ------           --------
       Total non-interest expense                     105,804            13,352                --            119,156
                                                     --------           -------            ------           --------

Income before income taxes                             72,087             7,703                --             79,790
Income taxes                                           26,872             2,940                --             29,812
                                                     --------           -------            ------           --------
Net income (E)                                       $ 45,215           $ 4,763            $   --           $ 49,978
                                                     ========           =======            ======           ========

Earnings per share (D):

   Primary                                           $   1.88           $  1.86                             $   1.74
                                                     ========           =======                             ========

   Fully diluted                                     $   1.86           $  1.85                             $   1.72
                                                     ========           =======                             ========

Weighted average common equivalent shares (D):

   Primary                                             24,112             2,556             2,063             28,731
                                                     ========           =======            ======           ========

   Fully diluted                                       24,369             2,574             2,077             29,020
                                                     ========           =======            ======           ========

FIRST FINANCIAL CORPORATION
FIRSTROCK BANCORP, INC.
UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENTS OF INCOME
For The Year Ended December 31, 1992

                                                                                             Pro-Forma (C)
                                                         FFC            FirstRock        Adjustments        Combined
                                                          (In thousands, except per share amounts)

Interest income:
   Mortgage loans                                    $131,206           $16,368            $   --           $147,574
   Other loans                                         73,148             3,439                --             76,587
   Mortgage-related securities                         83,040             4,101                --             87,141
   Investments                                          9,477             3,328                --             12,805
                                                     --------           -------            ------           --------
       Total interest income                          296,871            27,236                --            324,107
                                                     --------           -------            ------           --------

Interest expense:
   Deposits                                           174,042            10,849                --            184,891
   Borrowings                                           7,854             3,060                --             10,914
                                                     --------           -------            ------           --------
       Total interest expense                         181,896            13,909                --            195,805
                                                     --------           -------            ------           --------

Net interest income                                   114,975            13,327                --            128,302
Provision for losses on loans                          13,851               381                --             14,232
                                                     --------           -------            ------           --------
                                                      101,124            12,946                --            114,070

Non-interest income:
   Loan fees and servicing income                      12,961             3,425                --             16,386
   Deposit account service fees                         5,933             2,158                --              8,091
   Insurance commissions                                5,666               569                --              6,235
   Gain (loss) on sale of mortgage
     loans                                              4,859               (89)               --              4,770
   Gain (loss) on sale of available-
     for-sale securities                                   41               161                --                202
   Other                                                2,749               845                --              3,594
                                                     --------           -------            ------           --------
       Total non-interest income                       32,209             7,069                --             39,278
                                                     --------           -------            ------           --------

   Operating income                                   133,333            20,015                --            153,348

Non-interest expense:
   Compensation and benefits                           37,177             6,546                --             43,723
   Federal deposit insurance
     premiums                                           6,968               588                --              7,556
   Occupancy                                            5,973             2,022                --              7,995
   Amortization of intangible assets                    3,713                --                --              3,713
   Other                                               34,880             4,030                --             38,910
                                                     --------           -------            ------           --------
       Total non-interest expense                      88,711            13,186                --            101,897
                                                     --------           -------            ------           --------

Income before income taxes and
   cumulative effect of a change
   in accounting principle                             44,622             6,829                --             51,451
Income taxes                                           16,190             2,618                --             18,808
                                                     --------           -------            ------           --------
Net income from continuing
   operations                                        $ 28,432           $ 4,211            $   --           $ 32,643
                                                     ========           =======            ======           ========

Earnings per share (D):

   Primary                                           $   1.21           $  1.65                             $   1.16
                                                     ========           =======                             ========

   Fully diluted                                     $   1.19           $  1.64                             $   1.14
                                                     ========           =======                             ========

Weighted average common equivalent shares (D):

   Primary                                             23,498             2,556             2,063             28,117
                                                     ========           =======            ======           ========

   Fully diluted                                       23,860             2,574             2,077             28,511
                                                     ========           =======            ======           ========


FIRST FINANCIAL CORPORATION
FIRSTROCK BANCORP, INC.
UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENTS OF INCOME
For The Year Ended December 31, 1991


                                                                                              Pro-Forma (C)
                                                         FFC            FirstRock        Adjustments        Combined
                                                          (In thousands, except per share amounts)

Interest income:
   Mortgage loans                                    $143,574           $19,826            $   --           $163,400
   Other loans                                         75,204             3,718                --             78,922
   Mortgage-related securities                         67,650             4,472                --             72,122
   Investments                                         13,653             2,737                --             16,390
                                                     --------           -------            ------           --------
       Total interest income                          300,081            30,753                --            330,834
                                                     --------           -------            ------           --------

Interest expense:
   Deposits                                           199,768            15,540                --            215,308
   Borrowings                                           3,981             3,801                --              7,782
                                                     --------           -------            ------           --------
       Total interest expense                         203,749            19,341                --            223,090
                                                     --------           -------            ------           --------

Net interest income                                    96,332            11,412                --            107,744
Provision for losses on loans                          18,333             2,044                --             20,377
                                                     --------           -------            ------           --------
                                                       77,999             9,368                --             87,367

Non-interest income:
   Loan fees and servicing income                      15,143             3,282                --             18,425
   Deposit account service fees                         5,053             1,916                --              6,969
   Insurance commissions                                5,681               667                --              6,348
   Gain (loss) on sale of mortgage
     loans                                              3,241               (34)               --              3,207
   Gain (loss) on sale of available-
     for-sale securities                                2,319                56                --              2,375
   Other                                                2,894               402                --              3,296
                                                     --------           -------            ------           --------
       Total non-interest income                       34,331             6,289                --             40,620
                                                     --------           -------            ------           --------

   Operating income                                   112,330            15,657                --            127,987

Non-interest expense:
   Compensation and benefits                           34,047             6,391                --             40,438
   Federal deposit insurance
     premiums                                           6,276               687                --              6,963
   Occupancy                                            6,558             1,931                --              8,489
   Amortization of intangible assets                    2,790                --                --              2,790
   Other                                               31,724             3,941                --             35,665
                                                     --------           -------            ------           --------
       Total non-interest expense                      81,395            12,950                --             94,345
                                                     --------           -------            ------           --------

Income before income taxes                             30,935             2,707                --             33,642
Income taxes                                           12,409             1,140                --             13,549
                                                     --------           -------            ------           --------
Net income                                           $ 18,526           $ 1,567            $   --           $ 20,093
                                                     ========           =======            ======           ========

Earnings per share (D):

   Primary                                           $   0.80           $  0.61                             $   0.72
                                                     ========           =======                             ========

   Fully diluted                                     $   0.79           $  0.61                             $   0.72
                                                     ========           =======                             ========

Weighted average common equivalent shares (D):

   Primary                                             23,114             2,556             2,063             27,733
                                                     ========           =======            ======           ========

   Fully diluted                                       23,395             2,574             2,077             28,046
                                                     ========           =======            ======           ========



Notes to Pro Forma Condensed Combined Financial Information

             (A) It is expected that FirstRock, at FFC's request, will establish prior to December 31, 1994, an additional allowance for foreclosure loss of $600,000 in order to conform FirstRock's accounting for foreclosure losses to that of FFC's. In connection with the accounting for foreclosure losses, FFC intends to liquidate FirstRock's larger foreclosure properties on a rapid sale basis as opposed to the longer holding period anticipated by FirstRock. Prior to or at the Closing, FFC or FirstRock, as appropriate, will establish accruals for anticipated Acquisition charges and transaction costs to be incurred on conjunction with i) the Acquisition itself or ii) relative to the reorganization of FirstRock's operations following the Acquisition. The aggregate amount of the foreclosure loss allowance and the additional accruals currently are estimated to total $4.5 million on an after-tax basis, including the $600,000 additional allowance for foreclosure loss and a pre-tax $6.2 million charge for Acquisition charges and transaction costs. The Acquisition charges and transaction costs include i) transaction-related costs, including investment banker fees, attorneys fees and accounting fees, ii) anticipated payouts relating to employment/change-in-control agreements upon termination of certain officers,
iii) retention bonuses and severance payments to be made to FirstRock employees,
iv) writedowns of assets not needed by FFC in the conduct of FirstRock's business following the Acquisition, and v) other writeoffs/accruals relating to those contracts and business practices of FirstRock not having future value to FFC. The additional reserve and accruals are not reflected in the Pro Forma Condensed Combined Statements of Income since these items do not have a continuing impact upon FFC.

             (B) Represents an adjustment to common stock reflecting the par value of FFC Stock to be issued in conjunction with the Acquisition and a related adjustment to additional paid-in capital. FFC Stock to be issued in connection with the Acquisition was determined by multiplying the outstanding FirstRock Stock by 1.807, an assumed exchange ratio determined using an assumed FFC Share Value of $15.00 (the closing price of FFC Common Stock on November 30,
1994) and a purchase price of $27.10 per share of FirstRock Stock. See "The Acquisition - Exchange Ratio" for more details relative to the methodology for determining the exchange ratio and the amount of FFC Stock to be issued.

             (C) FFC anticipates that, subsequent to the Acquisition, significant cost savings will be realized through consolidation of operations, including data processing and certain administrative office functions. The extent of the cost savings realized and the timing of these savings may vary from management expectations and may be negatively influenced by economic conditions, inflation and regulatory actions (such as an increase in FDIC insurance costs). No adjustments have been included in the Pro Forma Condensed Combined Statements of Income for anticipated cost reductions.

             (D) Pro Forma Combined Earnings Per Share data have been determined based upon i) the combined historical net income of FFC and FirstRock and ii) the combined historical weighted average common equivalent shares of FFC and FirstRock. For purposes of this determination, FirstRock's historical weighted average common shares outstanding were multiplied by 1.807, an assumed exchange ratio determined using an assumed FFC Share Value of $15.00 (the closing price of FFC Common Stock on November 30, 1994) and a purchase price of $27.10 per share of FirstRock Stock. See "The Acquisition -Exchange Ratio" for further details relative to the methodology for determining the value and amount of FFC Stock to be issued.

             For presentation purposes, since First Federal's conversion from mutual to stock form and the related formation of FirstRock did not occur until October 1992, Pro Forma Combined Earnings Per Share data presented in the Pro Forma Condensed Combined Statements of Income for the years ended December 31, 1992 and 1991 were determined assuming that the historical weighted average common equivalent shares of FirstRock for those years were substantially identical to the weighted average common shares of FirstRock Stock as set forth in the Pro Forma Condensed Combined Statement of Income for the year ended December 31, 1993.

             (E) FFC's fiscal year ends  December 31 and  FirstRock's  ends June
30. The Pro Forma Condensed Combined Statement of Income for the nine months ended September 30, 1994 includes FirstRock's operations for that period. The following table sets forth FirstRock's net interest income and net income for the six month period ended June 30, 1994 that have been included in the Pro Forma Condensed Combined Statements of Income for both the nine months ended September 30, 1994 and the year ended December 31, 1993 (in thousands):


                         Fiscal Year           Six Months             Six Months
                           Ended                Ended                   Ended
                          June 30,           December 31,              June 30,
                           1994                  1993                    1994

Net interest income       $13,875               $6,914                 $6,961
                          =======               =======                ======

Net income                $ 4,763               $2,342                 $2,421
                          =======               =======                ======

                            FIRSTROCK BANCORP, INC.


General

             FirstRock completed its initial offering of common stock on October
2, 1992, with the simultaneous conversion of First Federal Savings and Loan Association of Rockford, a federally chartered mutual savings and loan association, to First Federal, a federally chartered stock savings bank and the formation of FirstRock. FirstRock utilized approximately 50% of the net proceeds to acquire all of the issued and outstanding stock of First Federal. The remaining 50% was retained by FirstRock and is currently being used for general corporate purposes. FirstRock was incorporated under Delaware law on June 26, 1992. FirstRock is a savings and loan holding company and is subject to regulation by the OTS, FDIC and the Commission. FirstRock is headquartered in Rockford, Illinois and its principal business currently consists of the operations of its wholly-owned subsidiary, First Federal. FirstRock had no operations prior to October 2, 1992 and accordingly the results of operations prior to this date reflect only those of First Federal and its subsidiaries.

             First Federal was established in 1934 as a federally chartered savings and loan association and in 1992 converted to a federally chartered savings bank. First Federal is a member of the Federal Home Loan Bank ("FHLB") System and its deposits are insured to the maximum allowable amount by the FDIC.

             First Federal's principal business has been and continues to be attracting retail deposits from the general public and investing those deposits, together with other available funds, in mortgage loans secured by one-to-four-family residential real estate, and to a lesser extent, loans secured by multi-family residential and commercial real estate. First Federal also originates a variety of consumer loans, and invests in mortgage-backed securities and other short-term investments, including U.S. Government and federal agency securities and other marketable securities. First Federal originates and purchases loans for investment and for sale, generally retaining the servicing rights from all loans sold. First Federal's revenues are derived principally from interest on its mortgage loans, consumer loans, mortgage-backed and investment securities, loan fees and servicing income, and other non-interest income. First Federal's primary sources of funds are deposits and principal and interest payments on loans and mortgage-backed securities, FHLB advances and reverse repurchase agreements.

             First Federal is a community-oriented  savings institution offering a variety of financial products and services to meet the needs of the communities it serves. First Federal's deposit gathering area is concentrated in the neighborhoods surrounding its six full service offices, located in the northern Illinois cities of Rockford, Machesney Park, and Rochelle. First Federal's residential mortgage lending base primarily covers the same area and extends, to a lesser extent, to the Chicago, Illinois and Des Moines, Iowa metropolitan areas, where First Federal operates two of its three mortgage origination offices. Its multi-family and commercial real estate lending area extends beyond these areas to southern Wisconsin. First Federal's home office is located in Rockford, Illinois, where approximately 90% of its deposits originate. Management believes that all of its offices are located in communities that can generally be characterized as including stable, residential neighborhoods of predominantly one-to-four-family residences. Additionally, from the early 1980's, the Chicago metropolitan market has grown westward towards
Rockford and First Federal's market area. Adding to the westward growth are significant developments including corporate offices for both Sears and Ameritech.

Lending Activities

             Loan and Mortgage-Backed Securities Portfolio Compositions. First Federal's loan portfolio consists primarily of conventional first mortgage loans secured by one-to-four-family residences and, to a lesser extent, multi-family residences. At September 30, 1994, First Federal's total mortgage loans held for investment were $205.6 million, of which $147.4 million were one-to-four family residential mortgage loans, or 60.0% of First Federal's total loans held for investment. At the same date, multi-family residential mortgage loans totalled $22.0 million or 9.0% of total loans held for investment. The remainder of First Federal's mortgage loans held for investment, at September 30, 1994, consisted of $19.0 million of commercial real estate loans, or 7.7% of total loans held for investment and $17.2 million of construction loans, or 7.0% of total loans held for investment.

             At June 30, 1994, these portfolios included loans with adjustable interest rates as follows: 47.3% of one-to-four family mortgage loans, 51.2% of multi-family residential mortgage loans, 16.6% of commercial mortgage loans, and 100% of construction loans.
             Consumer loans held for investment by First Federal were $39.8 million or 16.2% of total loans held for investment at September 30, 1994, and consisted principally of home equity and secured installment loans.

             First Federal also invests in mortgage-backed securities. At September 30, 1994, total mortgage-backed securities aggregated $50.8 million, or 12.5% of total assets. As of September 30, 1994, mortgage-backed securities were insured or guaranteed by either the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC"), or in the case of collateralized mortgage obligations ("CMOs") and real estate mortgage investment conduits ("REMICs"), backed by the collateral of such agencies.

             The following table sets forth the composition of First Federal's loans held for investment portfolio and mortgage-backed securities portfolio in dollar amounts and in percentage of the respective portfolio at the dates indicated.



                                           At September  30,                                                         At   June 30,
                                                                  ------------------------------------------------------------------
                                                  1994                     1994                    1993                  1992
                                        ------------------------- ---------------------   ----------------------  ------------------

                                                      Percent                Percent                 Percent                Percent
                                        Amount        Of Total    Amount     Of Total     Amount     Of Total     Amount   Of Total
                                        ------        --------    ------     --------     ------     --------     ------     -------
                                                                                                  (Dollars in thousands)
Mortgage loans:
  One-to-four family                     $147,361      60.04%     $136,488    58.85%      $103,539   52.43%       $106,764   52.16%
  Multi-family                             21,984       8.96        23,430    10.10         26,706   13.52          27,385   13.37
  Commercial                               18,984       7.74        19,453     8.39         20,334   10.30          21,057   10.29
  Construction                             17,246       7.03        15,466     6.67         13,507    6.84          17,679    8.64
                                        ---------     ------     ---------   ------     ----------  ------       ---------  ------
Total mortgage loans
 held for investment                      205,575       83.77      194,837    84.01        164,086   83.09         172,885   84.46

Consumer loans                             39,841       16.23       37,080    15.99         33,385   16.91          31,808   15.54
                                        ---------      ------    ---------   ------     ----------  ------       ---------  ------

Total loans held for investment           245,416      100.00%     231,917   100.00%       197,471  100.00%        204,693  100.00%
                                                        ======               ======                 ======                  ======

Less:
  Loans in process                          6,446                    7,022                   6,085                   7,294
  Unearned discounts,
   premiums and deferred
   loan fees, net                            (532)                    (523)                  (228)                     851
Allowance for loan losses                   2,738                    2,766                  2,543                    2,435
                                        ---------                ---------              ---------                ---------
Loans held for investment, net           $236,764                 $222,652               $189,071                 $194,113
                                         ========                 ========               ========                 ========

Mortgage-backed securities:
  CMOs and REMICs                        $ 12,833      24.75%     $ 14,065    25.91%     $  6,781    12.65%       $  5,241   10.01%
  FHLMC                                    13,890      26.79        14,594    26.89        12,263    22.87           9,870   18.85
  FNMA                                      8,304      16.01         8,249    15.20        11,055    20.62           3,794    7.25
  GNMA                                      5,146       9.92         4,581     8.44         2,140     3.99           2,902    5.54
  FHLMC securing CMO (1)                   11,686      22.53        12,786    23.56        21,374    39.87          30,544   58.35
                                         --------     ------      --------   ------        ------   ------        --------  ------
Total mortgage-backed securities           51,859     100.00%       54,275   100.00%       53,613   100.00%         52,351  100.00%
                                                      ======                 ======                 ======                  ======
Mark-to-market adjustment                  (1,720)                      --                     --                       --
Net premiums and (discounts)                 697                       755                    620                      170
                                        --------                  ---------                -------                --------

Net mortgage-backed securities           $ 50,836                  $ 55,030               $ 54,233                $ 52,521
                                         ========                  ========               ========                ========

=====================================
TABLE (CONTINUED)

                                                   At   June 30,
                                            1991                    1990
                                    --------------------    --------------------

                                              Percent                   Percent
                                     Amount   Of Total       Amount     Of Total
                                     ------   --------       ------     --------

Mortgage loans:
  One-to-four family               $ 136,679    57.11%      $ 163,482    61.27%
  Multi-family                        28,584    11.94          29,885    11.20
  Commercial                          27,991    11.70          27,873    10.44
  Construction                        11,619     4.86          13,102     4.91
                                   ---------   ------       ---------   ------
Total mortgage loans
 held for investment                 204,873    85.61         234,342    87.82

Consumer loans                        34,447    14.39          32,487    12.18
                                   ---------   ------       ---------   ------

Total loans held for investment      239,320   100.00%        266,829   100.00%
                                                            =========   ======

Less:
  Loans in process                     4,881                    5,704
  Unearned discounts,
   premiums and deferred
   loan fees, net                      2,072                    3,631
Allowance for loan losses                612                      272
                                                            ---------
Loans held for investment, net     $ 231,755                 $257,222
                                                            =========

Mortgage-backed securities:
  CMOs and REMICs                  $   4,009     6.73%      $   1,835     2.90%
  FHLMC                                7,381    12.39           7,409    11.72
  FNMA                                 3,284     5.51           3,713     5.87
  GNMA                                 5,189     8.71           5,772     9.13
  FHLMC securing CMO (1)              39,722    66.66          44,505    70.38
                                   ---------   ------       ---------   ------
Total mortgage-backed securities      59,585   100.00%         63,234   100.00%
                                                            =========   ======
Mark-to-market adjustment               --                         --
Net premiums and (discounts)              20                      (25)
                                   ---------                ---------

Net mortgage-backed securities     $  59,605                 $ 63,209
                                                            =========


(1) These securities are pledged to secure certain collateralized mortgage obligations issued in 1985.

            The following table shows the maturity of First Federal's loans held for investment and mortgage-backed securities portfolio at June 30, 1994. The table does not include prepayments or scheduled principal amortization. Payments and scheduled amortization on mortgage loans totaled $ 74.8 million, $77.5 million and $78.7 million for the years ended June 30, 1994, 1993 and 1992.

                                                              At June 30, 1994
                          --------------------------------------------------------------------------------------
                                                                                                     Totals
                                                                                              -----------------------
                          One-to-                                                             Total         Mortgage-
                           Four-      Multi-                                                  Loans           Backed
                          Family      Family     Commercial     Construction    Consumer    Receivable      Securities      Total

Amounts due:                                                      (In thousands)
  Within one year       $     189    $    828      $  1,929        $15,466      $ 3,547     $  21,959       $    112      $ 22,071
After one year:
  One to five years        23,880      14,568        14,476             --       32,009        84,933          9,168        94,101
  Five to ten years        41,166       1,184           603             --        1,300        44,253          3,444        47,697
  Over ten years           71,253       6,850         2,445             --          224        80,772         41,551       122,323
                         --------     -------       -------       --------      -------     ---------        -------      --------
Total due after one
 year                     136,299      22,602        17,524             --       33,533       209,958         54,163       264,121
                         --------     -------       -------       --------      -------     ---------        -------      --------

Total amounts due         136,488      23,430        19,453         15,466       37,080       231,917         54,275       286,192

Less:
  Loans in process             37          --            --          6,985           --         7,022             --         7,022
  Unearned discounts,
   premiums and
   deferred loan fees,
   net                       (531)         --            --             --            8          (523)          (755)       (1,278)
Allowance for loan
 losses                       996          --         1,171            203          396         2,766             --         2,766
                         --------     -------       -------       --------      -------     ---------       --------      --------

Loans held for invest-
 ment and mortgage-
 backed securities       $135,986     $23,430       $18,282        $ 8,278      $36,676      $222,652        $55,030      $277,682
                         ========     =======       =======        =======      =======      ========        =======      ========

              The following table sets forth at June 30, 1994, the dollar amount of all loans held for investment contractually due after June 30, 1995, and whether such loans have fixed interest rates or adjustable interest rates.

                                             Due After June 30, 1995
                                       Fixed         Adjustable       Total
                                                   (In thousands)

Mortgage loans:
  One-to-four family                  $ 71,740         $64,559      $136,299
  Multi-family                          10,607          11,995        22,602
  Commercial real estate                14,285           3,239        17,524
Consumer loans                          25,980           7,553        33,533
                                      --------        --------     ---------

Total loans held for investment      $ 122,612         $87,346      $209,958
                                      ========         =======      ========

             Origination, Purchase, Sale and Servicing of Residential Mortgage Loans. First Federal originates and purchases fixed-rate mortgage loans primarily for sale in the secondary market through securitization by FNMA, FHLMC, and GNMA, and retains a substantial majority of the servicing rights on all such loans sold. First Federal's origination activities are conducted primarily through its home office and four mortgage origination offices. At September 30, 1994, First Federal's loans held for sale were $9.7 million, consisting of 129 loans. In addition, First Federal has entered into agreements with mortgage loan originators ("Correspondents") to purchase one-to-four family loans that are originated and underwritten in conformity with First Federal's standards and agency guidelines. First Federal has maintained relationships with ten to fifteen Correspondents at any one time, who are generally located in the Chicago metropolitan area. First Federal's policies require all Correspondents to be approved by the Board. Loans purchased from Correspondents are normally processed and closed by the Correspondents and separately underwritten by First Federal. First Federal's policies provide that all originations and purchases of one-to-four family residential mortgage loans conform to the applicable agency or investor guidelines.

             First Federal generally sells all long term fixed-rate mortgage loans originated or purchased on a non-recourse basis and retains all adjustable-rate, five year balloon, and ten year fully-amortizing mortgage loans. First Federal typically retains the servicing rights on all originated and purchased loans, and in addition, has purchased servicing rights related to mortgage loans originated by other institutions. The gross servicing fee income is generally 1/4% to 1/2% of the total balance of the loans serviced. For the year ended June 30, 1994, sales of loans were $307.1 million, a decrease of 17.7% from the previous year, which was due primarily to the decreased loan volume from refinancing activity in the fourth quarter of fiscal 1994. At September 30, 1994, loans with an outstanding balance of $965 million were serviced for others by First Federal, including $198.9 million in loans, the servicing rights of which were purchased, and $181.6 million in loans, the servicing rights of which were retained from loans purchased from Correspondents, and $77.1 million which were subserviced for others. For servicing rights retained from originated and purchased loans sold, First Federal recognizes the present value of the income attributable to excess servicing rights upon sale. First Federal amortizes the net excess servicing asset or "imputed gains" over the period of estimated servicing income. Such amortization is increased by provisions charged to operations to reflect accelerated prepayment experience, which affects estimated future net servicing revenue. At September 30, 1994, First Federal's net excess servicing asset was $1.4 million.

             First Federal engages in certain hedging activities to facilitate the sale of its originated and purchased mortgage loans in an attempt to minimize interest rate risk from the time the loan applications are made to the time until the loans are securitized or packaged and sold. A variety of hedging instruments are utilized by First Federal, including but not limited to forward cash sales to FNMA, FHLMC, and other approved investors, forward mortgage-backed security sales to primary security dealers, sales or purchases of over-the-counter put and call options related to mortgage-backed securities, purchases or sales of exchange traded options on interest rate futures contracts related to mortgage-backed securities, and purchases or sales of interest rate futures contracts related to mortgage-backed securities.

             Generally, First Federal will enter into contracts to deliver agency mortgage-backed securities to primary security dealers at a future date for a specified price while First Federal simultaneously processes and closes loans, thereby protecting the price of currently processed loans from interest rate fluctuations that may occur from application to sale. As loans are closed and funded, they are pooled to create mortgage-backed securities which will be delivered to fulfill the contracts with the primary dealers. In order to assure its ability to deliver the mortgage loans or mortgage-backed securities, First Federal may enter into agreements to buy or sell loans or securities and/or buy and sell options to take delivery or to deliver loans or securities to cover any shortfall or excess of loans. First Federal limits its risk of non-delivery or non-payment on loan sale and purchase transactions by dealing only with primary security dealers, FNMA, FHLMC, other approved investors, and Board approved Correspondents. For the year ended June 30, 1994 First Federal had gains of $961,000 attributable to the sale of loans which includes hedging gains and losses.

             One-to-Four Family Lending. First Federal primarily originates first mortgage loans secured by one-to-four family residences, including town house and condominium units. Typically, such residences are single or two-family homes that serve as the primary residence of the owner. To a lesser extent, First Federal also originates loans secured by non-owner occupied one-to-four family residential real estate. Loan applications are customarily obtained from existing or past customers, members of local communities, First Federal's mortgage origination offices, local real estate agent referrals and builder/developer referrals within First Federal's market area. First Federal offers fixed-rate and adjustable-rate ("ARM") loans which are generally amortized over 15 or 30 years, with terms of up to 30 years. Interest rates charged on fixed-rate loans are priced based on market conditions. First Federal earns origination fees and fees for related origination expenses such as appraisals and other closing costs on all one-to-four family residential mortgage loans. Generally, all residential mortgage loans originated by First Federal or purchased from Correspondents are underwritten in conformity with the FHLMC, FNMA, GNMA, FHA or VA guidelines. First Federal sells substantially all long term fixed rate one-to-four family residential first mortgage loans, retaining the servicing rights to such loans, and generally retains all ARM, five-year balloon and ten year fully-amortizing loans.

             First Federal offers ARM loans on which interest rates are adjusted based on a spread above an agreed upon index, such as a U.S. Treasury Index. Interest rates and origination fees on ARM loans are priced to be competitive in the local market. First Federal's ARM loan interest rates are generally subject to an annual limitation on interest rate increases or decreases with a lifetime cap on the increase in the interest rate of 6%. These limits, based on the initial rate, help to reduce the interest rate sensitivity of such loans during periods of changing interest rates. However, during periods of rising interest rates, the increase in the borrower's monthly payment may increase the likelihood of delinquencies. First Federal's ARM loans do not provide for negative amortization.

             First Federal currently offers two balloon mortgage loan programs which contain a conditional right to refinance: a 5/25 and a 7/23 loan. The initial interest rate is for either a five or seven year period, and at the end of this period, if certain conditions are met, the loan may be extended for the remaining 25 or 23 years at a rate equal to the FNMA published net yield for a thirty year fixed rate mortgage, rounded to the nearest eighth percent, plus one-half percent.

             First Federal generally makes first mortgage loans secured by one-to-four family, owner-occupied residential real estate in amounts up to 80% of the lower of the purchase price or appraised value. First Federal, however, will originate first mortgage loans secured by single family owner-occupied properties in amounts up to 95% of the lower of the purchase price or appraised value and single-family owner-occupied FHA insured and VA guaranteed loans with loan to value ratios of up to the agency limits. First Federal also originates first mortgage loans secured by one-to-four family residential investment properties in amounts up to 70% of the appraised value of the property. It is First Federal's policy to require private mortgage insurance ("PMI") on any conventional loan with a loan to value ratio or loan to purchase price ratio greater than 80%. In addition, First Federal generally requires certain housing expense to income ratios and monthly debt payment to income ratios for all borrowers which vary depending on the loan to value ratio. Substantially all mortgage loans originated by First Federal include due-on-transfer clauses which provide First Federal with the contractual right to deem the loan immediately due and payable, in most instances, in the event that the borrower transfers ownership of the property without First Federal's consent. It is First Federal's policy to enforce due-on-transfer provisions. At September 30, 1994, $147.4 million or 60.0% of First Federal's total loans held for investment consisted of one-to-four family first mortgage loans.

             Multi-Family, Commercial Real Estate and Construction Lending. First Federal originates fixed and adjustable rate multi-family loans (five units or more), commercial real estate loans and construction loans. First
Federal to a lesser extent purchases or participates in such loans. First Federal's lending area for originated and purchased multi-family, commercial and construction lending is generally the same as its primary market area for its one-to-four family residential mortgage loans, namely, the greater Rockford, Chicago and Des Moines areas, but also extends to southern Wisconsin. First Federal's policy limits the amount of a new loan to $1,000,000, with exceptions when conditions warrant, subject to Board approval. The loans generally have terms up to 5 years with amortization of up to 30 years. First Federal customarily charges origination fees of 1% of the loan amount for newly originated loans and lesser fees for renewals or modifications of existing loans. First Federal's policies generally require personal guarantees from the borrowers with joint and several liability. First Federal's underwriting decisions relating to these loans are primarily based upon the net operating income generated by the property in relation to the debt service ("debt coverage ratio"), the borrower's cash-at-risk position, financial resources and income, the borrower's experience in owning or managing similar property, the marketability of the property and First Federal's lending relationship with the borrower. At September 30, 1994, $58.2 million or 23.7% of First Federal's loans held for investment consisted of multi-family, commercial real estate and construction loans.

             First Federal's multi-family loans are typically secured by residential properties containing 6, 8 or 12 dwelling units located in its primary market area. First Federal makes such loans in amounts up to 80% of the appraised value of the property. First Federal generally requires debt coverage ratios of 1.15 on properties that are 10 years old or less and 1.20 on all other properties. Multi-family loans are offered with fixed or adjustable interest rates. Fixed rate loans generally bear interest of 225 to 300 basis points over the equivalent term U.S. Treasury issue and adjustable rate loans generally bear initial rates of 250 basis points over the equivalent term U.S. Treasury issue and adjust periodically to 300 basis points over the equivalent term U.S. Treasury issue. First Federal offers commercial real estate loans typically secured by office buildings, retail shopping centers, light industrial/warehouse facilities, medical facilities and ecumenical buildings. First Federal customarily makes such loans in amounts up to 80% of the appraised value of the property and requires debt coverage ratios of at least 1.15. First Federal offers fixed and adjustable rate commercial real estate loans pursuant to the same interest terms applicable to multi-family loans. In addition to originating commercial real estate loans, First Federal to a lesser extent purchases commercial real estate loans or participates in such loans originated by other institutions. At September 30, 1994, First Federal's commercial real estate loan portfolio totalled $19.0 million, or 7.7% of First Federal's total loans held for investment.

             First Federal's construction loans principally finance the construction of owner-occupied, one-to-four family residential properties. Preference is given to contractors with whom First Federal has had long-term successful relationships. Substantially all of these loans are made to builders and to borrowers who have obtained permanent loan commitments. These loans are generally made in amounts which do not exceed 90% of the appraised value of the property. All other construction loans are made in amounts up to 80% of appraised value of the property and First Federal's policies require the borrowers to have a minimum of 10% of the "hard dollar" cost of the property at risk. First Federal's policies also require personal guarantees by the borrowers with joint and several liability on all construction loans. First Federal's construction loans generally have terms of 6 months which bear adjustable interest rates of 1% to 2% over the prime rate. Loan proceeds are disbursed in increments as construction progresses and as property inspections warrant. At September 30, 1994, $17.2 million or 7.0% of First Federal's total loans held for investment consisted of construction loans.

             Consumer  Lending.  First Federal also offers a variety of consumer loans which  primarily  consist of home  equity  loans,  but which also  include installment loans secured by automobiles, boats and recreational vehicles, student loans and other secured and unsecured consumer loans. First Federal currently offers its customers, on an agency basis, credit cards funded by another institution. First Federal's home equity loans consist of fixed and adjustable rate mortgage loans secured by mortgages on single family owner-occupied residential properties located in its primary market area. The second mortgage loan products are currently offered in two formats, 5 year interest-only adjustable-rate home equity revolving lines of credit and fixed-rate fixed-term loans with terms of 5 years or less. At September 30, 1994, $39.8 million or 16.2% of First Federal's loans held for investment consisted of consumer loans.

             Loan Approval  Procedures and Authority.  Designated  officers have authority to approve loans up to specified dollar amounts. One-to-four family first mortgage loans conforming to agency standards and fitting existing commitments in the secondary market may be approved by the Senior Vice President-Real Estate Lending Division, Vice President-Secondary Marketing Department and designated underwriters up to the agency maximum loan limitations. Non-conforming one-to-four family first mortgage loans may be approved by the Senior Vice President-Real Estate Lending Division in amounts up to $300,000, provided a secondary market commitment exists. Secured and unsecured consumer loans may be approved by the Vice President-Consumer Loan Department and designated underwriters in amounts up to $50,000 and $10,000, respectively. First Federal's policies provide that all other loans are to be approved by the Board or certain committees which include Board members. In this regard, First Federal's policies provide that all multi-family and commercial real estate loans, all construction loans over $150,000, all unsecured consumer loans over $10,000 and secured consumer loans over $75,000 require approval of at least one Board member. All multi-family and commercial real estate loans over $500,000 and one-to-four family construction loans over $500,000 require approval by a majority of the Board.

             For all loans originated by First Federal, upon receipt of a completed loan application from a prospective borrower, a credit report is ordered. For all mortgage loans and certain other loans, income and certain other information is verified and additional financial information is obtained, if necessary. All borrowers of one-to-four family residential mortgage loans are qualified pursuant to applicable agency guidelines. First Federal's policies require appraisals on all real estate intended to secure a proposed loan, which are performed by independent or staff appraisers designated and approved by First Federal. Further, for all loan transactions of $1 million or more, non-residential transactions of $250,000 or more and complex residential transactions of $250,000 or more, First Federal requires appraisals conducted by state certified appraisers. The Board annually approves the independent appraisers used by First Federal and reviews First Federal's appraisal policy. It is First Federal's policy to obtain title insurance on all real estate first mortgage loans. Borrowers must also obtain hazard insurance prior to closing. Borrowers generally are required to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which First Federal makes disbursements for items such as real estate taxes and hazard insurance premiums.

             Mortgage-Backed Securities. First Federal also invests in mortgage-backed securities. At September 30, 1994, mortgage-backed securities totalled $50.8 million or 12.5% of total assets, including $11.7 million of FHLMC securities which are pledged. See "Sources of Funds--Borrowings." Included in the total mortgage-backed securities are CMOs and REMICs which had a historical cost of $12.8 million. First Federal's policies require that the CMOs and REMICs purchased be rated in one of the two highest rating categories by a nationally recognized rating agency. At September 30, 1994, First Federal's mortgage-backed securities portfolio was directly insured or guaranteed by GNMA, FNMA or FHLMC, or in the case of CMO and REMIC securities, backed by the collateral of such agencies. At such date, the mortgage-backed securities portfolio had a weighted average interest rate of 7.02%.

             The following table sets forth First Federal's loan originations, loan and mortgage-backed securities purchases, sales, principal repayments and other activity for the periods indicated.

                                      Quarter
                                       Ended
                                    September 30,                              Year Ended June 30,
                                         1994             1994          1993           1992           1991         1990
                                    -------------        ------        ------         ------         ------       -----
                                                                           (In thousands)

Mortgage loans (gross):
At beginning of period                 $194,837          $164,086      $172,885       $204,873       $234,342    $265,639
  Mortgage loans originated:
     One-to-four family                  22,853           266,795       298,583        199,183         94,180     114,804
     Multi-family                           541             6,546         9,113          8,946          2,486       4,870
     Commercial real estate                 335             7,476         8,736         11,933          4,275       9,298
     Construction loans                   5,442            27,017        23,224         20,958         14,933      20,006
                                       --------          --------      --------       --------       --------    --------
  Total mortgage loans originated        29,171           307,834       339,656        241,020        115,874     148,978
                                       --------          --------      --------       --------       --------    --------

  Mortgage loans purchased:
     One-to-four family                  20,426            75,063       122,434         76,586         38,869      46,935
                                       --------          --------      --------       --------       --------    --------
  Total mortgage loans purchased         20,426            75,063       122,434         76,586         38,869      46,935
                                       --------          --------      --------       --------       --------    --------

  Total mortgage loans originated
    and purchased                        49,597           382,897       462,090        317,606        154,743     195,913
                                       --------          --------      --------       --------       --------    --------

  Transfer of mortgage loans to
    real estate owned                      (137)             (187)         (696)          (636)          (666)     (1,692)
  Principal repayments                  (11,946)          (74,844)      (77,514)       (78,697)       (52,953)    (67,607)
  Sales of mortgage loans               (34,228)         (307,117)     (373,143)      (263,153)      (133,505)   (160,466)
  Net decrease (increase) in
    loans held for sale                   7,452            30,002       (19,536)        (7,108)         2,912       2,555
                                       --------          --------      --------       --------       --------    --------
At end of period                       $205,575          $194,837      $164,086       $172,885       $204,873    $234,342
                                       ========          ========      ========       ========       ========    ========

Consumer loans (gross):

At beginning of period                 $ 37,080          $ 33,385      $ 31,808       $ 34,447       $ 32,487    $ 25,329
  Consumer loans originated               8,127            23,910        20,729         16,895         16,718      17,015
  Principal repayments                   (5,366)          (20,215)      (19,152)       (19,534)       (14,758)     (9,857)
                                       --------          --------      --------       --------       --------    --------
At end of period                       $ 39,841          $ 37,080      $ 33,385       $ 31,808       $ 34,447    $ 32,487
                                       ========          ========      ========       ========       ========    ========

Mortgage-backed securities (net):

At beginning of period                 $ 55,030          $ 54,233      $ 52,521       $ 59,605       $ 63,209    $ 91,376
  Mortgage-backed securities
    purchased                             1,182            24,543        25,215          9,956          3,443       1,354
  Mortgage-backed securities trans-
    ferred to held for sale                  --                --        (5,743)            --             --          --
  Mortgage-backed securities sold          (710)               --            --         (3,953)            --     (21,627)
  Mark-to-market adjustment              (1,720)               --            --             --             --          --
  Principal repayments                   (2,946)          (23,746)      (17,760)       (13,087)        (7,047)     (7,894)
                                      ---------          --------      --------       --------       --------    --------
At end of period                       $ 50,836          $ 55,030      $ 54,233       $ 52,521       $ 59,605    $ 63,209
                                       ========          ========      ========       ========       ========    ========

Delinquencies and Classified Assets

             Delinquent Loans. The Board of Directors performs a monthly review of delinquent loans. The procedures taken by First Federal with respect to delinquencies vary depending on the nature of the loan and period of delinquency. First Federal's policies generally provide that delinquent mortgage loans be reviewed and that a written late charge notice be mailed no later than the 16th day of delinquency. The policies also require telephone contacts for loans more than 16 days late to ascertain the reasons for the delinquency and the prospects of repayment. Face-to-face interviews and collection notices are generally required for FHA and VA loans more than 30 days delinquent and on a case by case basis for other mortgage loans. After 60 days, First Federal will either set a date by which the loan must be brought current, enter into a written forbearance agreement, foreclose on any collateral or take other appropriate action. First Federal's policies regarding delinquent consumer loans are similar except that telephone contacts and correspondence will generally occur after a consumer loan is more than 15 days delinquent. It is First Federal's policy to continue to accrue interest on all loans 90 days past due and discontinue the accrual of interest on a case-by-case basis. First Federal will cease the accrual of interest on loans and establish a reserve upon a determination that the loan may result in a loss. Property acquired by First Federal as a result of a foreclosure on a mortgage loan is classified as real estate owned and is recorded at the lower of the unpaid principal balance or fair value at the date of acquisition and subsequently carried at the lower of cost or net realizable value.

             Classified Assets. Federal regulations require the classification of loans and other assets such as debt and equity securities, considered by the OTS to be of lesser quality, as "substandard," "doubtful" or "loss" assets. First Federal's classification policies provide that assets will be classified according to OTS regulations. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Assets classified as "loss" are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

             First Federal's policies provide that the Classification of Assets Committee and Board of Directors review a report of all classified assets on a monthly basis and that such classified asset reports be provided to the OTS on a quarterly basis. When First Federal determines that an asset should be classified, it generally does not establish a specific allowance for such asset unless it determines that such asset may result in a loss. First Federal may, however, increase its general valuation allowance in an amount deemed prudent. General valuation allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. First Federal's policy provides for the establishment of a specific allowance equal to 100% of the amount of an asset classified as "loss" or to charge-off such amount. A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances. First Federal reviews the problem loans in its portfolio on a monthly basis to determine whether any loans require classification in accordance with applicable regulations, and believes its classification policies are consistent with OTS policies.

                  Delinquent   Loans.   At  June  30,   1994,   1993  and  1992,
delinquencies in First Federal's held for investment portfolio were as follows:


                                            At June 30, 1994                                  At June 30, 1993
                             ----------------------------------------------- ---------------------------------------------------

                                  60 - 89 Days        90 Days Or More              60 - 89 Days         90 Days Or More
                             --------------------   ------------------                                --------------------
                             Number    Principal    Number     Principal     Number     Principal     Number      Principal
                               Of       Balance       Of        Balance        Of        Balance        Of         Balance
                              Loans     Of Loans     Loans      Of Loans      Loans      Of Loans      Loans       Of Loans
                             ------    ---------    ------     ---------     ------     ---------     ------      ---------
                             (Dollars in thousands)

One-to-four family                8         $189         26       $  899         14         $385         43          $1,616
Multi-family                     --           --          3          505         --           --          2             235
Commercial                        1          199         --           --         --           --          2             348
Construction                     --           --         --           --         --           --         --              --
Consumer loans                    3           15         19           75         10           24         18              43
                                 --        -----         --      -------         --        -----         --          ------
  Total loans                    12         $403         48       $1,479         24         $409         65          $2,242
                                 ==         ====         ==       ======         ==         ====         ==          ======
Delinquent loans to
  total loans held
  for investment                           0.18%                   0.66%                   0.22%                      1.19%
                                           ====                    ====                    ====                       ====

=====================================
TABLE (CONTINUED)
                                         At   June   30,   1992
                            -------------------------------------------

                                   60 - 89 Days             90 Days Or More
                             ---------------------      ------------------
                              Number      Principal      Number      Principal
                                Of         Balance         Of         Balance
                              Loans       Of Loans       Loans       Of Loans
                             ------      ---------      ------      ---------

One-to-four family             14           $324           44         $1,484
Multi-family                   --             --           --             --
Commercial                     --             --            2             61
Construction                   --             --            3            823
Consumer loans                 13             26           10             43
                               --          -----           --        -------
  Total loans                  27           $350           59         $2,411
                               ==           ====           ==         ======
Delinquent loans to
  total loans held
  for investment                            0.18%                       1.24%
                                            ====                        ====


               Non-performing Assets. The following table sets forth information regarding loans which are 90 days or more delinquent, non-accrual loans and other real estate owned. First Federal continues accruing interest on loans 90 days past due. Upon determination that the loan will result in a loss, First Federal discontinues the accrual of interest and/or establishes a reserve in the amount of the anticipated loss. For the fiscal year ended June 30, 1994, First Federal recognized interest income of $103,076 on loans more than 90 days past due as of such date. First Federal recorded income of $27,700 on all non-accrual loans at June 30, 1994 for the fiscal year ended June 30, 1994. If all non-accrual loans, at June 30, 1994 had been currently performing in accordance with their original terms, First Federal would have recognized interest income from such loans of $37,985 for the fiscal year ended June 30, 1994. There were no other non-performing assets except as included in the table below for the dates indicated.

                                                     At
                                                September 30,                                           At June 30,
                                                     1994         1994           1993         1992         1991             1990
                                               -------------     ------         ------       ------        -----           -----

Mortgage loans delinquent 90 days or more          $  1,013      $  1,037      $  1,132      $    176      $    971      $  1,115
Nonaccrual delinquent mortgage loans                    225           395         1,110         2,294         1,320         1,170
Consumer loans delinquent 90 days or more                52            75            43            43           164           117
                                                   --------      --------      --------      --------      --------      --------
  Total non-performing loans                          1,290         1,507         2,285         2,513         2,455         2,402
Total real estate owned, net of related
  allowance for losses (1)                            1,784         1,697         1,935         6,026         7,012         8,131
                                                   --------      --------      --------      --------      --------      --------
Total non-performing assets                        $  3,074      $  3,204      $  4,220      $  8,539      $  9,467      $ 10,533
                                                   ========      ========      ========      ========      ========      ========

Non-performing loans to loans held for
  investment                                           0.54%         0.68%         1.21%         1.29%         1.06%         0.93%
Total non-performing assets to total assets            0.75%         0.78%         1.02%         2.30%         2.41%         2.48%

(1) Decrease in 1993 due to the transfer of one property with a carrying value of $3.9 million to real estate held for sale.

             All assets classified by First Federal as substandard, doubtful or loss are included in non-performing loans delinquent 90 days or more or in real estate owned. As of September 30, 1994, First Federal had $3,080,301, $5,739 and $2,193,594 of assets classified as substandard, doubtful and loss.

             Classified assets include a 57,870 square foot shopping center located in Fort Worth, Texas, owned by First Federal as a result of foreclosure upon the property in 1986. First Federal originally purchased a 90% participation in a loan secured by this property in 1983. As a result of the lead lending institution's failure in 1985, the FDIC assumed control of the remaining 10% which First Federal purchased in 1991. As of September 30, 1994, the property had a net carrying value of $1.6 million, which is classified as substandard. A specific valuation allowance of $2.2 million had been established for the property for the amount that is classified as a loss. An April 1991 appraisal estimates the market value of the property to be $2.3 million.

             Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation, which includes a review of all loans on which full collectability may not be reasonably assured, considers among other matters the estimated net realizable value of the underlying collateral, national and regional economic conditions, trends in the real estate markets in its primary market area, historical loan loss experience and other factors that warrant recognition in providing for an adequate loan loss allowance. In recent years, in response to the general decline in the economic conditions of its primary market area and national economy in general, management has, from time to time, increased its provision to account for its evaluation of the potential effects of such declines. The increase in the allowance for the year ended June 30, 1994 reflects management's evaluation of the risks inherent in its loan portfolio. Management will continue to monitor and modify allowances for loan losses as conditions dictate. Although management maintains allowances at levels which it considers adequate to provide for potential losses, there can be no assurances that such losses will not exceed the estimated amounts or that higher provisions will not be necessary in the future.

             The following table sets forth the changes in First Federal's allowance for loan losses and related ratios at the dates indicated.

                                          Quarter
                                           Ended
                                        September 30,                       Year Ended June 30,
                                                           --------------------------------------------------
                                           1994             1994       1993       1992       1991       1990
                                          ------           ------     ------     ------     ------     ------
                                                                    (Dollars in thousands)

Balance at beginning of period             $2,766          $2,543     $2,435     $  612       $272       $512
Charge-offs, net (1)                          (97)            (99)      (273)      (221)      (176)      (161)
Provision charged to income                    69             322        381      2,044        670        381
Transfer to/from losses on REO                 --              --         --         --       (154)      (460)
                                           ------          ------     ------     ------     ------       ----

Balance at end of period                   $2,738          $2,766     $2,543     $2,435       $612       $272
                                           ======          ======     ======     ======       ====       ====

Ratio of net charge-offs during
  the period to average loans
  outstanding during the period (2)         (0.04)%         (0.04)%    (0.12)%    (0.09)%    (0.07)%    (0.06)%
Ratio of allowance for loan losses
  to loans receivable at end of
  period                                     1.11%           1.24%      1.34%      1.25%      0.26%      0.11%
Ratio of allowance for loan losses
  to total non-performing assets
  at end of period                          89.07%          86.33%     60.26%     28.52%      6.46%      2.58%
Ratio of allowance for loan losses
  to non-performing loans at end
  of period                                212.25%         183.54%    111.29%     96.90%     24.93%     11.32%

(1)  Recoveries are insignificant for all periods reported.
(2)  Average loans include loans held for sale.


             The following table sets forth First Federal's allowance for loan losses to the total amount of loans held for investment in each of the categories listed at the dates indicated.

                                              At                                         At June 30,
                                                                 -------------------------------------------------------
                                           September 30, 1994          1994                 1993               1992
                                            Amount       %       Amount     %        Amount      %      Amount       %
                                                                        (Dollars in thousands)

Mortgage loans:
  Residential                              $  981       69.00%   $  996    68.95%    $  902     65.95%   $  814    65.53%
  Commercial                                1,141        7.74     1,171     8.39      1,114     10.30     1,001    10.29
  Construction                                212        7.03       203     6.67        170      6.84       307     8.64
Consumer loans                                404       16.23       396    15.99        357     16.91       313    15.54
                                          -------     -------   -------  -------    -------   -------   -------  -------

Total allowance for loan losses            $2,738      100.00%   $2,766   100.00%    $2,543    100.00%   $2,435   100.00%
                                           ======      ======    ======   ======     ======    ======    ======   ======

Investment Activities.

               Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and thrifts, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. Additionally, First Federal must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. Historically, First Federal has maintained liquid assets above the minimum OTS requirements and at a level believed to be adequate to meet its normal daily activities.

             The investment policy of First Federal, established by the Board of Directors and implemented by the Asset/Liability Committee, attempts to provide and maintain liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk, and complement First Federal's lending activities. FirstRock invests in securities similar to First Federal. On September 30, 1994, FirstRock had investment securities in the aggregate amount of $69.4 million based on historical cost, with a market value of $67.6 million. The investment securities are classified as available for sale and accounted for at fair value. At September 30, 1994, FirstRock's investment securities included mutual fund investments with a market value of $45.4 million.

     The following table sets forth certain information regarding the historical cost, carrying value and market value of FirstRock's investment security portfolio at the dates indicated.

                                                        At September 30,                         At June 30,
                                                                          ---------------------------------------------------------
                                                              1994              1994                 1993                1992
                                                                          -----------------  -------------------  -----------------

                                                     Historical   Market  Carrying   Market  Carrying     Market  Carrying   Market
                                                        Cost       Value   Value     Value     Value      Value     Value    Value
                                                     ----------   ------  --------   ------   --------    ------  --------   -----

Interest-earning deposits:
  FHLB daily investment                                $   768   $   768   $ 4,582   $ 4,582   $17,282   $17,282   $34,613   $34,613
  Other daily investments                                  217       217       214       214     5,000     5,000     3,000     3,000
                                                       -------   -------   -------   -------   -------   -------   -------   -------
     Total interest-earning deposits                   $   985   $   985   $ 4,796   $ 4,796   $22,282   $22,282   $37,613   $37,613
                                                       =======   =======   =======   =======   =======   =======   =======   =======

Investment securities:
  Held for sale, Real Estate Investment
    Trust                                              $ 2,371   $ 2,457   $ 2,371   $ 2,886    $  --     $  --     $  --     $  --
  Mutual funds                                          47,041    45,440    44,821    44,821    35,602    35,624     9,075     9,079
  U.S. Government securities and agency
    obligations                                         17,035    16,766    17,169    16,906    21,429    21,682    10,148    10,188
  FHLB-Chicago stock                                     2,226     2,226     2,226     2,226     2,431     2,431     2,494     2,494
  Other investments                                        750       746       750       750     1,764     1,789     4,976     4,952
                                                       -------   -------   -------   -------   -------   -------   -------   -------
     Total investment securities                       $69,423   $67,635   $67,337   $67,589   $61,226   $61,526   $26,693   $26,713
                                                       =======   =======   =======   =======   =======   =======   =======   =======


              The table below sets forth certain information regarding the weighted average life, historical cost, market value and weighted average yield of FirstRock's investment securities at September 30, 1994.

                                                                             Average
                                                                            Remaining                      Approximate     Weighted
                                                                             Years To       Historical        Market        Average
                                                                             Maturity         Cost            Value          Yield
                                                                                                           (Dollars in thousands)
Held for sale, Real Estate Investment
  Trust (1)                                                                     --           $ 2,371         $ 2,457         8.50%
Mutual funds (1)                                                                --            47,041          45,440         5.04%
U.S. Government securities and agency obligation (2)                           3.204          17,035          16,766         5.05%
FHLB-Chicago stock (1)                                                          --             2,226           2,226         5.50%
Other investments                                                              0.833             750             746         5.65%
                                                                             -------         -------         -------         ----

  Total investment securities                                                  3.069         $69,423         $67,635         5.18%
                                                                             =======         =======         =======         ====

(1) Included for total purposes only, such securities do not have fixed maturities. (2) All of the securities in this category mature or reprice within 42 months.


Sources of Funds

              General. Deposits, loan and mortgage-backed security repayments, retained earnings, FHLB-Chicago advances and reverse repurchase agreements are the primary sources of First Federal's funds for use in lending, investing and for other general purposes.

              Deposits. First Federal offers a variety of deposit accounts having a range of interest rates and terms. First Federal's deposits consist of passbook savings, NOW, SuperNow, money market and certificate accounts. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. First
Federal's deposits are obtained primarily from the areas in which its home office is located. First Federal relies primarily on customer service and long-standing relationships with customers to attract and retain these deposits.
Certificate  accounts in excess of $100,000 are not actively  solicited by First
Federal nor does First Federal use brokers to obtain deposits. Management constantly monitors First Federal's deposit accounts and, based on historical experience, management believes it will retain a large portion of such accounts upon maturity.

              The following table presents, by various rate categories, the amount and maturities of certificate accounts outstanding at June 30, 1994.


                                                 Three           Six Months                      Two to        Over
                               Less Than       Months to             To             One to        Three        Three
                             Three Months      Six Months         One Year         Two Years      Years        Years        Total

                                                                      (In thousands)
Certificate accounts:
  3.99% or less                 $16,268          $12,029           $ 8,295          $ 1,283       $    47      $    --     $ 37,922
  4.00% to 4.99%                  7,297           15,712             4,032           24,783         2,462        1,431       55,717
  5.00% to 5.99%                  9,783            7,715             5,524           11,082         6,271        2,540       42,915
  6.00% to 7.99%                    844              886             2,340              839         1,275       10,116       16,300
  8.00% to 9.05%                    407              147               159              495           292          748        2,248
                               --------        ---------          --------         --------      --------     --------     --------
Total                           $34,599          $36,489           $20,350          $38,482       $10,347      $14,835     $155,102
                                =======          =======           =======          =======       =======      =======     ========

             The following table represents the deposit activity of First Federal for the periods indicated.

                                                                   Years Ended June 30,
                                                          1994             1993            1992
                                                                      (In thousands)

             Deposits                                  $1,035,937      $1,021,766        $946,369
             Withdrawals                                1,034,528       1,026,058         973,621
                                                       ----------      ----------        --------
                 Net withdrawals                            1,409         (4.292)         (27,252)
             Interest credited on deposits                  5,989           7,257          10,987
                                                       ----------      ----------        --------
             Increase (decrease) in deposits          $     7,398     $     2,965       $ (16,265)
                                                      ===========     ===========       ==========

             Time deposits at September 30, 1994 over $100,000 were as follows:

             Maturity Period                                           Amount
                                                                  (In thousands)

             Three months or less                                     $10,452
             Over three through six months                              3,750
             Over six through twelve months                             1,101
             Over twelve months                                         5,442
                                                                        -----
             Total                                                    $20,745
                                                                      =======

               Deposits. The following table sets forth the distribution of First Federal's deposit accounts at the dates indicated and the weighted average nominal interest rates on each category of deposits presented.




                                             Quarter Ended                                 Year Ended June 30,
                                                                        -----------------------------------------------------------
                                            September 30, 1994                         1994                                 1993
                                       -----------------------------    ----------------------------------  -----------------------
                                                             Weighted               Weighted                             Weighted
                                                  Percent    Average                Percent    Average                   Percent
                                       Average    Of Total   Nominal    Average     Of Total   Nominal      Average      Of Total
                                       Balance    Deposits     Rate     Balance     Deposits     Rate       Balance      Deposits
                                       -------    --------   --------   -------     --------   -------      -------      --------
                                                                                            (Dollars in thousands)
Passbook accounts                     $ 47,023     15.71%     1.74%      $ 47,891   15.99%      1.85%       $ 44,830      15.31%
NOW and SuperNOW
  accounts                              34,727     11.60      1.09         35,043   11.70       1.16          34,562      11.80
Non-interest bearing Now
  accounts                              19,602      6.55        --         18,672    6.22         --          16,160       5.52
                                      --------    ------     -----       --------  ------      -----        --------     ------

Total Passbook and NOW
  accounts                             101,352     33.86                  101,606   33.91                     95,552      32.63
                                      --------    ------                 -------- -------                   --------     ------

Money market accounts                   43,312     14.47      2.13         45,860   15.31       2.17          47,821      16.33
                                      --------    ------                 -------- -------                   --------     ------

Certificate accounts:
  Thirty-one day                         1,064      0.36      2.63          1,091    0.36       2.75             921       0.31
  Ninety-one day                         1,280      0.43      2.81          1,813    0.61       2.92           3,544       1.21
  Five to six month                      8,842      2.95      2.99         13,613    4.54       3.17          20,599       7.04
  Eight to ten month                     7,816      2.61      3.38         10,335    3.45       3.40          22,286       7.61
  One year                               9,632      3.22      3.20         14,485    4.83       3.62          21,987       7.51
  Eighteen month                         3,165      1.06      4.17          3,991    1.33       3.78           4,996       1.71
  Twenty-four to twenty-six
    month                               30,757     10.28      4.47         22,792    7.61       4.63          11,158       3.81
  Thirty month                          45,278     15.13      4.96         39,066   13.04       4.99          27,769       9.48
  Three to three and one-half
    year                                16,681      5.57      5.40         18,188    6.07       5.84          13,810       4.72
  Five to seven year                    19,997      6.68      6.46         19,587    6.55       6.89          14,857       5.07
  Jumbos                                10,129      3.38      4.46          7,167    2.39       3.29           7,515       2.57
                                     ---------    ------                ---------  ------                   --------     ------

Total certificates                     154,641     51.67                  152,128   50.78                    149,442      51.04
                                      --------    ------                 --------  ------                   --------     ------

Total deposits                        $299,305    100.00%                $299,594  100.00%                  $292,815     100.00%
                                      ========      ======               ========   ======                  ========     ======

====================================
TABLE (CONTINUED)

                                   Year Ended      At  Year  Ended June 30,
                                    June 30,
                                      1993                     1992
                                   ----------   --------------------------------
                                                                       Weighted
                                     Average                 Percent    Average
                                     Nominal     Average     Of Total   Nominal
                                       Rate      Balance     Deposits     Rate
                                     -------     -------     --------   ------
                                              (Dollars in thousands)
Passbook accounts                      2.52%     $ 39,775        13.29%   4.18%
NOW and SuperNOW
  accounts                             1.83        32,543        10.88    3.68
Non-interest bearing Now
  accounts                               --        13,551         4.53      --
                                                 --------       ------

Total Passbook and NOW
  accounts                                         85,869        28.70
                                                 --------       ------

Money market accounts                   2.82       49,728        16.62    4.30
                                                 --------       ------

Certificate accounts:
  Thirty-one day                         3.04         800       0.27      4.38
  Ninety-one day                         3.64       3,351       1.12      4.86
  Five to six month                      3.90      25,555       8.54      5.48
  Eight to ten month                     4.29      40,053      13.39      5.96
  One year                               4.53      26,790       8.95      6.21
  Eighteen month                         4.38       5,736       1.92      6.22
  Twenty-four to twenty-six
    month                                5.87      11,106       3.71      7.13
  Thirty month                           5.62      14,531       4.85      7.61
  Three to three and one-half
    year                                 6.91      13,327       4.45      7.64
  Five to seven year                     7.59      12,518       4.18      8.12
  Jumbos                                 4.13       9,861       3.30      6.17
                                                ---------     ------

Total certificates                                163,628      54.68
                                                 --------     ------

Total deposits                                   $299,225     100.00%
                                                 ========     ======





           Borrowings. Although deposits are First Federal's primary source of funds, borrowings are utilized as an alternative or less costly source of funds. First Federal obtains advances from the FHLB-Chicago. These advances are collateralized by the capital stock of the FHLB-Chicago held by First Federal and certain of First Federal's mortgage loans. Such advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB-Chicago will advance to member institutions, including First Federal, for purposes other than meeting withdrawals, fluctuates from time to time in accordance with the policies of the OTS and the FHLB-Chicago. The maximum amount of FHLB-Chicago advances to a member institution generally is reduced by borrowings from any other source. At September 30, 1994, First Federal's FHLB-Chicago advances totalled $19.9 million, of which $407,000 relate to First Federal's involvement in affordable housing programs. In addition, First Federal borrows money through reverse repurchase agreements, which were $10.4 million at September 30, 1994.

           The following table sets forth certain information regarding borrowed funds for the dates indicated:

                                                  At Or For
                                              The Quarter Ended                   At Or For The Year Ended
                                                                                ---------------------------
                                              September 30, 1994               1994          1993          1992
                                              ------------------              ------        ------        -----
                                                                    (Dollars in thousands)
Short-term borrowings:
   Average balance outstanding                  $  14,007                   $    789        $  150          $150
   Maximum amount outstanding at
     any month-end during the period               31,057                     19,857           150           150
   Balance outstanding at end
     of period                                     28,154                     19,857           150           150
   Weighted average interest rate
     during the period                               4.50%                      3.83%         3.67%         3.67%
   Weighted average interest rate at
     the end of the period                           4.97%                      4.69%         3.67%         3.67%


            In June 1985,  First  Federal,  in exchange  for  approximately  $77 million in cash (net after transactional costs), pledged approximately $88 million of FHLMC mortgage-backed securities as collateral for certain collateralized mortgage obligations ("CMOs") issued by Solomon Capital Access Corporation (the"Issuer"). The proceeds of this transaction were primarily used by First Federal to purchase mortgage loans and mortgage-backed securities. These CMOs are also secured by GNMA and FNMA mortgage-backed securities pledged by other institutions. In connection with this transaction, First Federal formed a wholly-owned special purpose finance subsidiary, FFS Funding Corp., Inc., which established and pledged to the CMO trustee a $776,000 reserve account. The other pledgors similarly established special finance subsidiaries and pledged reserve accounts. The CMOs are repaid from distributions on the pledged securities. First Federal has no right to retain any distributions from or income generated by the pledged securities until repayment of the CMOs. After repayment of the CMOs, First Federal will have the right to any residual interest in the pledged securities which, if any, is expected to be de minimus. In the event the monthly distributions from the pledged securities cannot cover the payments due to CMO holders, the shortfall is paid from the amounts remaining in the pledged reserve accounts. As of September 30, 1994, the principal amount of the FHLMC securities pledged was $11.7 million. The average cost of the CMOs for the year ended June 30, 1994 was 14.34%.

Subsidiary Activities

           First Service Corporation, a wholly-owned subsidiary of First Federal, is engaged in the sale of insurance products and securities brokerage services primarily to First Federal's customers and members of the local community. At June 30, 1994, First Service Corporation had $149,000 in total assets and for the year ended June 30, 1994 had net income of $129,000.

           Megarock Corporation is a wholly-owned subsidiary of First Federal formed in 1987 for the purpose of entering into a joint venture partnership. The joint venture was formed to complete development of an apartment project located in Dallas, Texas. The joint venture purchased the apartment project from First Federal and other lenders participating in a $9.7 million loan which was foreclosed upon in 1985. Megarock Corporation had a 28.5% interest in the completed 208 unit project. In December 1993, the company's interest in the property was exchanged for shares in a publicly-traded real estate investment trust, which as of September 30, 1994, had a book value of $2.4 million and a market value of $2.5 million. The shares are subject to a one year holding period which will be satisfied in December 1994.

             FFS Funding Corp., Inc. is a wholly-owned inactive limited purpose finance subsidiary formed in 1985 to facilitate the issuance of CMOs. See "Sources of Funds--Borrowings."

           First Federal has two additional wholly-owned subsidiaries which are inactive, Megavest Corporation and Megavest Financial Services, Inc.

Competition

           First Federal faces significant competition both in the origination of loans and attraction of deposits from thrifts, savings banks, mortgage banking companies, insurance companies and commercial banks, many of which may have greater financial and marketing resources. Its most direct competition for deposits has historically come from other thrifts, savings banks, commercial banks, and credit unions. Based on total assets at September 30, 1994, First Federal was the largest thrift institution headquartered in Rockford, Illinois. First Federal's market share of deposit accounts in Winnebago County was 45% of all deposits held by savings institutions located in the county and 9.0% of all deposits held by all banks and thrifts located in the county. First Federal estimates that of all loan originations in the greater Rockford area, approximately 10% of such originations are with First Federal. First Federal faces additional competition for deposits from short-term money market funds and other corporate and government securities funds. First Federal also faces increased competition from other financial institutions such as brokerage firms and insurance companies for deposits. Competition may also increase as a result of the lifting of restrictions on the interstate operations of financial institutions and potential regulatory changes in the marketing of mutual funds.

Properties

           First Federal conducts its business through six full service offices and three mortgage origination offices. FirstRock believes that First Federal's current facilities are adequate to meet the present and immediately foreseeable needs of First Federal and FirstRock.

                                                                                                        Net Book Value Of
                                                                        Original                      Property Or Leasehold
                                                       Leased            Leased           Date              Improvements
                                                         Or                Or            Of Lease                 At
Location                        Description            Owned            Acquired        Expiration             09/30/94
                                                                                                           (In thousands)
Five Points Branch              Retail Branch          Owned            06/29/74                             $   586
4400 Center Terrace
Rockford, IL 61108

Rockton Avenue Branch           Retail Branch          Owned            06/23/86                             $   862
3333 North Rockton Ave.
Rockford, IL 61103

Downtown Building               Main Office            Building         07/01/57         6/30/2057           $ 1,206
612 North Main St.                                     Owned/
Rockford, IL 61103                                     Land Leased

Edgebrook Branch                Retail Branch          Building         04/01/76         3/31/2016           $   200
1601 North Alpine Rd.                                  Owned/
Rockford, IL 61107                                     Land Leased

Machesney Park Branch           Retail Branch          Building         06/01/81         1/31/2012           $   171
622 Machesney Rd.               with ATM Kiosk         Owned/
Machesney Park, IL 61115                               Land Leased

Rochelle Branch                 Retail Branch          Leased           03/01/92         2/28/2002           $    20
Highway 38
Eagle Shopping Center
Rochelle, IL 61068

Des Moines Mortgage
  Office                        Mortgage Office        Leased           10/01/92         09/30/95            $     2
7733 Douglas Avenue
Urbandale, IA 50322

Roselle Mortgage Office         Mortgage Office        Leased           01/14/91         Monthly             $    --
400 West Lake Street
Roselle, IL  60172

Rockford Mortgage Office        Mortgage Office        Leased           06/01/92         5/31/2002           $    26
5100 East State Street
Rockford, IL 61107

Other Properties Owned or Leased                                        Various                              $   349
                                                                                                               -----

Total Net Book Value                                                                                         $ 3,422

Legal Proceedings

           In October 1992, legal proceedings were instituted by the United States Attorney before the United States District Court of the Northern District of Illinois, Western Division, alleging that, in connection with First Federal's Conversion, certain persons (none of whom were affiliated with FirstRock or First Federal) engaged in the unlawful sale of subscription rights. The United States Marshall seized 277,774 shares of FirstRock's Stock subscribed for in the conversion by such persons. On November 2, 1994, the United States Marshall sold 235,454 shares of FirstRock Stock as part of a court-approved partial settlement of the above-referenced legal proceeding. The remaining 42,320 shares remained subject to the legal proceeding. On October 11, 1994, the one remaining claimant in the above-referenced legal proceeding filed a shareholders derivative complaint naming FirstRock and the United States of America as defendants. The complaint sought no monetary damages from FirstRock, but sought to have the shares at issue sold by the United States Marshall directly to FirstRock at the initial public offering price. Subsequently, the remaining suits were settled and the 42,320 shares at issue were sold by the United States Marshall to an unrelated third party, as a part of the settlement of these legal proceedings.

           FirstRock and First Federal are also involved in certain lawsuits in the course of their general lending business and other operations. Management believes there are sound defenses against the claims asserted therein and is vigorously defending these actions. Management, after review with its legal counsel, is of the opinion that the ultimate disposition of its litigation will not have a material effect on FirstRock's or First Federal's financial condition.

Personnel

           At September 30, 1994, First Federal had 172 full-time employees and 82 part-time employees. The employees are not represented by a collective bargaining unit, and First Federal considers its relationship with its employees to be good.


         Management's Discussion and Analysis of FirstRock's Financial
                      Condition and Results of Operations

General

           FirstRock has conducted no business other than that directly related to First Federal. FirstRock's results of operations are primarily dependent on First Federal's net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Interest income is a function of the weighted average balances of interest-earning assets outstanding during the period and the weighted average yields earned on such assets. Interest expense is a function of the weighted average amount of yields earned on such assets. Interest expense is a function of the weighted average amount of interest-bearing liabilities outstanding during the period and weighted average rates paid on such liabilities. First Federal also generates non-interest income, such as income from loan servicing and other fees and commissions on sales of insurance. First Federal's net income is further affected by the level of its non-interest expenses, such as employee salaries and benefits, occupancy and equipment costs, and federal insurance premiums.

Financial Condition

           At September 30, 1994, total assets of FirstRock were $408 million, a decrease of $1.5 million from June 30, 1994. On July 1, 1994, FirstRock adopted the provisions of the Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Debt and Equity Securities" ("Statement No. 115"). Under Statement No. 115, FirstRock elected to classify all investments as available for sale, except those mortgage-backed securities securing the collateralized mortgage obligation bonds, which are held to maturity. At September 30, 1994, $45.4 million, $22.1 million and $39.2 million of mutual funds, investment securities and mortgage-backed securities, respectively, are available for sale and reported at fair value, with net unrealized losses after tax of $2.3 million, which is reported as a separate of stockholders' equity. Mortgage loans held for sale decreased $7.5 million from June 30, 1994 to $9.7 million at September 30, 1994 primarily due to lower loan volume. Loans held for sale are carried at the lower of cost or market value. Net mortgage loan originations and purchases in the held for sale portfolio totalled $14.9 million and $11.9 million, respectively for the quarter ended September 30, 1994. Proceeds from the sale of loans held for sale were $34.1 million in this period. Loans receivable increased $14.1 million to $236.8 million at September 30, 1994, primarily as a result of increased volume in adjustable rate mortgage loan and consumer loan originations.

           Deposits were $302.5 million at September 30, 1994 compared to $301.6 million at June 30, 1994. Other borrowings increased $8.7 million to $28.6 million at September 30, 1994. Custodial balances on loans serviced for others decreased $9.5 million from June 30, 1994 to $10.4 million as a result of lower loan prepayments on loans serviced for others. The stockholders' equity increased $361,000 from June 30, 1994 primarily attributable to the net income for the three months ended September 30, 1994 of $1.2 million, which was offset in part by a decrease in the net unrealized losses on investments of $985,000. The adoption of Statement No. 115 accounted for $454,000 of this decrease.

Liquidity and Capital Resources

           First Federal's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, sales of loans held for sale, custodial balances held for investors on serviced loans, advances from the FHLB-Chicago, and other short term borrowings. While maturities and scheduled amortization of loans and mortgage-backed securities are predictable sources of funds, deposit flows, loan sales, and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition. Pursuant to OTS regulations, First Federal is required to maintain a minimum ratio of liquid assets ("liquidity ratio"). This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of the average daily balance of net deposits and short-term borrowings. The current required ratio is 5.0%, as compared to First Federal's liquidity ratio at September 30, 1994 which was 6.64%.

           First Federal's most liquid assets are cash and cash equivalents, which include investments in highly liquid, short-term investments. The levels of these assets are dependent on First Federal's operating, financing, lending and investing activities during any given period. At September 30, 1994, cash and cash equivalents totalled $17 million, as compared to $22.8 million at June 30, 1994. First Federal's cash flows are comprised of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Cash flows provided by operating activities for the three months ended September 30, 1994 consisted primarily of the sale of $34.1 million of loans held for sale, which was offset by the utilization of funds for the origination and purchase of $26.8 million of such loans. The volume of originations and purchases decreased during the quarter ended September 30, 1994 due to the higher interest rate environment and the corresponding decrease in loan demand. Net cash used by investing activities, consisting primarily of loan originations net of principal payments and principal payments on mortgage-backed securities, was $13 million for the three months ended September 30, 1994. Net cash provided by financing activities of $6.5 million for the three months ended September 30, 1994 consisted primarily of proceeds from other borrowings and payments on collateralized mortgage obligation bonds.

           At September 30, 1994, First Federal had outstanding loan commitments of $34.8 million. First Federal anticipates that it will have sufficient funds available to meet its current loan origination and purchase commitments. Certificates of deposit which are scheduled to mature in one year or less from September 30, 1994 totalled $100.6 million. Management believes that a significant portion of such deposits will remain with First Federal.

Regulatory Capital

           First Federal currently meets all regulatory requirements by a significant margin. Current federal regulations require savings institutions to maintain a minimum regulatory tangible capital ratio equal to 1.5% of total assets, a minimum 3% leverage (core capital) ratio, and a minimum 8% risk-based capital ratio. At September 30, 1994, First Federal was in compliance with the capital requirements, summarized as follows:

                                    Regulatory
                                      Capital
                                    Requirement            Actual Capital         Excess Capital
                                   %       Amount         %         Amount       %           Amount
Tangible                          1.50 %     $6,06      $10.31%      $41,618     8.81%       $35,562

Core                              3.00       12,111      10.31        41,618     7.31         29,507

Risk-Based                        8.00       16,746      19.97        41,807    11.97         25,061


           In addition, on August 23, 1993, the OTS issued a final rule for calculating an interest rate risk component that would be incorporated into the OTS regulatory capital rule. Under the final rule, only savings institutions with "above normal" interest rate risk exposure would be required to maintain additional capital. That dollar amount of capital would be in addition to an institution's existing risk-based capital requirement. This rule is not expected to have a material impact on the amount of regulatory capital required to be held by First Federal.

Asset/Liability Management

           FirstRock manages its assets and liabilities to control the impact of changing interest rates on its net interest margin and limit interest rate risk. One of the methods used in managing assets and liabilities is examining the extent to which they are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, an institution with a positive gap position would be in a better position to invest in higher yielding assets which, consequently may result in the yield on its assets increasing at a pace more closely matching the increase in the cost of its interest-bearing liabilities than if it had a negative gap. During a period of falling interest rates, an institution with a positive gap position would tend to have its assets repricing at a faster rate than one with a negative gap which, consequently may tend to restrain the growth of its net interest margin.

           FirstRock's investment strategies have focused on short term assets and have resulted in a positive gap position. At June 30, 1994, total interest-earning assets maturing or repricing within one year exceeded total interest-bearing liabilities maturing or repricing in the same time by $26.1 million, representing a positive one year cumulative gap ratio of 6.39%. This is a decrease from the positive one year cumulative gap at June 30, 1993 of 13.1%. Management generally attempts to limit its one year gap position from negative 10% to positive 10%.

           The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1994 which are anticipated by FirstRock, based upon certain assumptions, to reprice or mature in each of the future periods shown. The data reflects estimated prepayment and withdrawal rates on assets and liabilities based on First Federal's assumptions and historical performance. Management believes these assumptions are reasonable, although actual prepayments of assets and liabilities may vary substantially.

                                                      More           More          More           More
                                                      Than           Than          Than           Than
                                                     1 Year        3 Years       5 Years        10 Years        More
                                           1 Year      To             To            To             To           Than
                                          Or Less    3 Years       5 Years       10 Years       20 Years      20 Years       Total
                                         ---------   --------      --------      ----------     ---------     --------       -----
                                                                          (Dollars in thousands)
Interest-earning assets:

  Mortgage loans (1)                     $117,207      $39,146       $29,686        $17,311       $1,216       $  988       $205,554
  Consumer loans (1)                       23,085       11,822         2,013             66           --           --         36,986
  Mortgage-backed securities               15,634       19,436        18,460          1,500           --           --         55,030
  Interest-bearing deposits                 4,796           --            --             --           --           --          4,796
  Investment securities                    44,357       18,201         2,997             --        1,782           --         67,337
                                         --------     --------      --------      ---------     --------    ---------       --------
Total interest-earning assets             205,079       88,605        53,156         18,877        2,998          988        369,703
Deferred expenses                              35           70            48             70           42            8            273
                                         --------     --------      --------      ---------     --------    ---------      ---------

Total net interest-earning assets         205,114       88,675        53,204         18,947        3,040          996        369,976
                                         --------     --------      --------       --------     --------     --------       ========

Interest-bearing liabilities:
  Passbook accounts                         8,179       12,422         8,098         10,278        7,110        2,020         48,107
  NOW accounts                             20,285       18,568         4,969          6,669        3,661          672         54,824
  Money market accounts                    34,411        4,792         2,281          1,749          316            8         43,557
  Certificate accounts                     92,041       48,226        14,711            124           --           --        155,102
  Borrowed funds                           24,050        3,040         2,273          1,856          947           --         32,166
                                         --------     --------      --------      ---------     --------   ----------       --------
Total interest-bearing liabilities        178,966       87,048        32,332         20,676       12,034        2,700        333,756
                                         --------     --------      --------       --------      -------     --------       ========

Interest sensitivity gap per period      $ 26,148     $  1,627      $ 20,872       $ (1,729)     $(8,994)     $(1,704)
                                         ========     ========      ========       ========      =======      =======

Cumulative interest sensitivity gap      $ 26,148     $ 27,775      $ 48,647       $ 46,918      $ 37,924     $ 36,220
                                         ========     ========      ========       ========      ========     ========

Cumulative interest sensitivity gap
  as a percentage of total assets           6.39%        6.78%        11.88%         11.46%         9.26%        8.85%
Cumulative net interest-earning
  assets as a percentage of interest-
  bearing liabilities                     114.61%      110.44%       116.31%        114.71%       111.46%      110.85%       110.85%


(1)  For purposes of the gap analysis, mortgage and consumer loans are not reduced for the allowances for loan losses.

Results of Operations
Three Months Ended September 30, 1994 and 1993

           General. Net income for the three months ended September 30, 1994 was $1.2 million, an increase of $84,000, or 7.3% from September 30, 1993. The increase in net income is primarily attributable to an increase in net interest income.

           Net Interest Income. FirstRock's net interest income before provision for loan losses was $3.6 million for the quarter ended September 30, 1994, an increase of $185,000 from quarter ended September 30, 1994. The increase in net interest income is primarily due to FirstRock's interest-bearing liabilities repricing downward, resulting in a decrease in interest expense of $259,000. This decrease was partially offset by a decrease in interest income from interest-earning assets of $74,000 for the quarter ended September 30, 1994. The annualized yield on interest-earning assets increased from 6.96% for the quarter ended September 30, 1993 to 7.18% for the quarter ended September 30, 1994. The annualized cost on interest-bearing liabilities decreased from 4.00% for the quarter ended September 30, 1993 to 3.65% for the quarter ended September 30, 1994. As a result, FirstRock's net interest margin increased to 3.93% for the quarter ended September 30, 1994 from 3.57% for the previous year's quarter.

           Provision For Loan Losses. FirstRock recorded a provision for loan losses of $69,000 for the three months ended September 30, 1994, a decrease of $19,000 from the provision in the previous year's quarter. The provisions are based on management's analysis of the risks inherent in its loan portfolio in consideration of the local and national economy.

           Non-Interest Income. Non-interest income decreased $179,000 for the quarter ended September 30, 1994 compared to the previous year's quarter, primarily as a result of activities in mortgage banking operations. Sales of loans in the secondary market resulted in a loss of $83,000, a decrease of $172,000 from the previous year's quarter. This decrease was offset in part by an increase in loan fees and servicing income of $154,000 for the three months ended September 30, 1994, due primarily to increased servicing income. In addition, insurance and security commissions and income from real estate decreased $93,000 and $74,000, respectively from the previous year's quarter.

           Non-Interest Expense. Non-interest expense decreased $113,000 for the three months ended September 30, 1994 primarily as a result of a decrease in other expense of $259,000, which was partially offset by an increase in compensation and benefits of $175,000.

           Income Taxes. For the three months ended September 30, 1994, income tax expense increased by $54,000 to $768,000 due to an increase in income before taxes of $138,000.


Results of Operations
Year Ended June 30, 1994 and 1993

           General. FirstRock completed its first full year of operations as a publicly held company in 1994. Net income for the year ended June 30, 1994 was $4.8 million, compared to $4.2 million for the year ended June 30, 1993, an increase of 13.1%.

           Interest Income. Total interest income was $25.7 million for the year ended June 30, 1994 compared to $27.2 million for the year ended June 30, 1993. For the year ended June 30, 1994, although the average balance of interest-earning assets increased $7 million, the average yield on interest-earning assets decreased to 6.92% from 7.46% for the year ended June 30, 1993. This decrease is primarily due to the lower interest rate environment which existed for most of the year. The primary component of interest income is interest on mortgage loans, which decreased $1.5 million from $16.4 million to $14.9 million at June 30, 1993 and 1994, respectively.

           Interest Expense. Total interest expense decreased by $2.1 million, also due to the lower interest rate environment. The decrease was primarily due to the decrease in interest expense on deposit accounts of $1.3 million from $10.8 million for the year ended June 30, 1993 to $9.5 million for the year ended June 30, 1994. The average cost of interest-bearing liabilities decreased from 4.38% to 3.75% at June 30, 1993 and 1994, respectively.

           Net Interest Income. FirstRock's net interest income before provision for loan losses was $13.9 million for the year ended June 30, 1994, an increase of $548,000 or 4.1% from $13.3 million for the year ended June 30, 1993. This increase resulted primarily from the lower interest rate environment which existed for most of the year and FirstRock's interest-bearing liabilities pricing downward faster than interest-earning assets. The net interest margin increased to 3.73% for the year ended June 30, 1994 from 3.65% for the year ended June 30, 1993.

           Provision for Loan Losses. FirstRock recorded a provision for loan losses of $322,000 for the year ended June 30, 1994, compared to $381,000 for the year ended June 30, 1993. The decrease in the 1994 provision reflects the decrease in the level of non-performing loans in such period and management's analysis of the risks inherent in its loan portfolio.

           Non-Interest Income. Non-interest income increased $433,000 from $7.1 million for the year ended June 30, 1993 to $7.5 million for the year ended June 30, 1994. The increase is primarily attributable to the increases in service charges on deposit accounts of $422,000 and gain on sale of loans of $1.1 million, which is offset in part by a decrease in loan fees and servicing income of $414,000 and a loss on the trading portfolio of $355,000.

           Non-Interest Expense. Non-interest expense increased $166,000 from $13.2 million for the year ended June 30, 1993 to $13.4 million for the year ended June 30, 1994.

           Income Taxes. For the year ended June 30, 1994, income tax expense was $2.9 million, an effective rate of 38.2%, compared to income tax expense of $2.6 million, an effective tax rate of 38.3%, in 1993.


Results of Operations
Year Ended June 30, 1993 and 1992


           General. FirstRock completed its first year of operations as a publicly held company in 1993. Net income for the year ended June 30, 1993 was $4.2 million, compared to $2.6 million for the year ended June 30, 1992, an increase of $1.6 million or 64.09%.

           Interest Income. Total interest income was $27.2 million for the year ended June 30, 1993, compared to $30.8 million for the year ended June 30, 1992. For the year ended June 30, 1993, although the average balance of interest-earning assets increased $12.6 million, the average yield on interest-earning assets decreased to 7.46% from 8.73% for the year ended June 30, 1992. This decrease is primarily due to the lower interest rate environment. The primary component of interest income is interest on mortgage loans, which decreased $3.4 million from $19.8 million to $16.4 million at June 30, 1992 and 1993, respectively.

           Interest Expense. Total interest expense decreased by $5.4 million, also due to the lower interest rate environment. The decrease was primarily due to the decrease in interest expense on deposit accounts of $4.7 million from $15.5 million for the year ended June 30, 1992 to $10.8 million for the year ended June 30, 1993. The average cost of interest-bearing liabilities decreased from 5.82% to 4.38% at June 30, 1992 and 1993, respectively.

           Net Interest Income. FirstRock's net interest income before provision for loan losses was $13.3 million for the year ended June 30, 1993, an increase of $1.9 million or 16.78% from $11.4 million for the year ended June 30, 1992. This increase resulted primarily from the lower interest rate environment and FirstRock's interest-bearing liabilities pricing downward faster than interest-earning assets. The net interest margin increased to 3.65% for the year ended June 30, 1993 from 3.24% for the year ended June 30, 1992.

           Provision for Loan Losses. FirstRock recorded a provision for loan losses of $381,000 for the year ended June 30, 1993, compared to $2 million for the year ended June 30, 1992. The provision in 1992 reflects managements' intent to increase general loan loss allowances in light of the level of non-performing loans. The decrease in the 1993 provision reflects the decrease in the level of non-performing loans in such period and management's analysis of the risks inherent in its loan portfolio.

           Non-Interest Income. Non-interest income increased $780,000 from $6.3 million for the year ended June 30, 1992 to $7.1 million for the year ended June 30, 1993. The increase is primarily attributable to the increases in loan fees and servicing income of $143,000, service charges on deposit accounts of $242,000 and gains on sale of mortgage-backed securities held for sale of $161,000.

           Non-Interest  Expense.  Non-interest  expense increased $236,000 from
$12.9 million to $13.2 million for the years ended June 30, 1992 and 1993, respectively. The provisions for losses on real estate owned decreased $1.3 million for the year ended June 30, 1993 compared to the same period in 1992. The 1992 provision is attributable to management's adjustment of the carrying value of two properties by $500,000 each, based upon management's assessment of the downturn in the economy and its potential effect on the values of the properties. The decrease was partially offset by an increase in other expense of $952,000 related to losses on servicing certain mortgage-backed security pools. This increase is caused by the high level of loan prepayments in the loan servicing portfolio during periods of low interest rates.

           Income Taxes. For the year ended June 30, 1993, income tax expense was $2.6 million, an effective rate of 38.3%, compared to income tax expense of $1.1 million, an effective tax rate of 42.1%, in 1992. The primary reason for the decrease in the effective tax rate was the larger provision for losses on loans and real estate owned in 1992 which did not generate an income tax benefit due to the accounting standards used by FirstRock during that period.

           Cumulative Effect of Change in Accounting for Income Tax. For the year ended June 30, 1992, Statement No. 109 ("Accounting for Income Taxes") was adopted. The cumulative effect was to reduce income tax expense by $1 million for the year ended June 30, 1992.

Average Balance Sheet

           The following table sets forth certain information relating to FirstRock's average balance sheet and reflects the average yield on assets and the average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods shown. The average balance of loans receivable includes loans on which FirstRock has discontinued accruing interest. The yields and costs include fees which are considered adjustments to yields.

Average Balance Sheet

                                   Quarter Ended                                  Year Ended June 30,
                                                              -------------------------------------------------------
                                 September 30, 1994                     1994                             1993
                             ------------------------------   ------------------------------    ---------------------
                                                  Average                          Average
                              Average              Yield/    Average                 Yield/     Average
                              Balance   Interest    Cost     Balance    Interest     Cost       Balance      Interest
                              -------   --------  --------  --------    --------   ---------    --------     --------
                                                     (Dollars in thousands)
Assets
Interest-earning assets:
  Mortgage loans               $202,987   $3,866   7.62%    $190,945    $14,851      7.78%     $199,061       $16,368
  Other loans                    38,144      891   9.34%      34,195      3,251      9.51%       32,563         3,439
  Mortgage-backed securities     53,188      853   6.41%      56,969      3,700      6.49%       55,193         4,101
  Interest-earning deposits         810       13   6.42%      20,968        685      3.27%       29,255           950
  Investments in mutual funds    45,512      587   5.16%      39,167      1,757      4.49%       23,483         1,096
  Investment securities          22,466      306   5.45%      29,842      1,484      4.97%       25,484         1,282
                                -------   -------  ----    ---------   --------      ----     ---------      --------
Total interest-earning assets   363,107    6,516   7.18%     372,086     25,728      6.92%      365,039       $27,236
                                          -------  ----                 -------      ----
Non-interest earning assets      32,340                       33,340                             35,350
  Total assets                 $395,447                     $405,426                           $400,389
                               ========                     ========                           ========
Liabilities and stockholders'
  equity
Interest-bearing liabilities:
  Passbook accounts           $  47,023      205   1.74%    $ 47,891        884      1.85%     $ 44,830         1,130
  Certificate accounts          154,641    1,825   4.72%     152,128      7,195      4.73%      149,442         7,739
  NOW accounts                   54,329       95   0.70%      53,715        407      0.76%       50,722           631
  Money market accounts          43,312      231   2.13%      45,860        997      2.17%       47,821         1,349
  Borrowed funds                 24,301      595   9.79%      16,687      2,370     14.20%       24,671         3,060
                                -------    -----   ----     --------   --------     -----      --------      --------
Total interest-bearing
  liabilities                   323,606    2,951   3.65%     316,281     11,853      3.75%      317,486        13,909
                                           -----   ----                --------     -----
  Other liabilities              23,440                       41,863                             42,062
                                -------                     --------                          ---------
  Total liabilities             347,046                      358,144                            359,548
Stockholders' equity             48,401                       47,282                             40,841
                                -------                     --------                          ---------
Total liabilities and
  stockholders' equity         $395,447                     $405,426                           $400,389
                               ========                     ========                           ========
Net interest income/interest
  rate
  spread (1)                              $3,565   3.53%                $13,875      3.17%                    $13,327
                                          ======   ====                 =======     =====                     =======
Net interest-earnings
  assets/net
  interest margin (2)          $ 39,501            3.93%    $ 55,805                 3.73%     $ 47,553
                               ========            ====     ========                =====      ========
Ratio of interest-earning
  assets to interest-bearing
  liabilities                      1.12                         1.18                               1.15


Average Balance Sheet (cont.)
                                            Year Ended June 30,
                               --------------------------------------------
                                 1993                   1992
                               -------    ---------------------------------
                                Average                            Average
                                Yield/     Average                  Yield/
                                 Cost      Balance      Interest     Cost
                               -------    ---------     --------   --------
                                             (Dollars in thousands)
Assets
Interest-earning assets:
  Mortgage loans                   8.22%    $210,112       $19,826     9.44%
  Other loans                     10.56%      31,582         3,718    11.77%
  Mortgage-backed securities       7.43%      54,404         4,472     8.22%
  Interest-earning deposits        3.25%      44,863         2,033     4.53%
  Investments in mutual funds      4.67%       2,149           112     5.21%
  Investment securities            5.03%       9,333           592     6.34%
                                   ----     --------       -------     ----
Total interest-earning assets      7.46%     352,443        30,753     8.73%
                                   ----                    -------     ----
Non-interest earning assets                   35,350
                                            --------
  Total assets                              $388,133
                                            ========
Liabilities and stockholders'
  equity
Interest-bearing liabilities:
  Passbook accounts                2.52%      39,775         1,663     4.18%
  Certificate accounts             5.18%     163,628        10,545     6.44%
  NOW accounts                     1.24%      46,094         1,196     2.59%
  Money market accounts            2.82%      49,728         2,136     4.30%
  Borrowed funds                  12.40%      33,131         3,801    11.47%
                                  -----     --------      --------    -----
Total interest-bearing
  liabilities                      4.38%     332,356        19,341     5.82%
                                  -----                   --------    -----
  Other liabilities                           32,254
                                            --------
  Total liabilities                          364,610
Stockholders' equity                          23,523
                                            --------
Total liabilities and
  stockholders' equity                      $388,133
                                            ========
Net interest income/interest
  rate
  spread (1)                       3.08%                   $11,412     2.91%
                                  =====                   ========    =====
Net interest-earnings
  assets/net
  interest margin (2)              3.65%    $ 20,087                   3.24%
                                  =====     ========                  =====
Ratio of interest-earning
  assets to interest-bearing
  liabilities                                  1.06


(1)  Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(2)  Net Interest margin represents net income by average interest-earning assets.

Rate/Volume Analysis

           Net interest can also be analyzed in terms of the impact of changing rates and changing volumes. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected FirstRock's interest income and interest expense during the fiscal years ended June 30, 1994, 1993 and 1992. Information is provided in each category with respect to i) changes attributable to changes in volume (change in volume multiplied by prior rate), ii) changes attributable to changes in rate (changes in rate multiplied by prior volume) and
iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                          Fiscal 1994 vs. 1993                    Fiscal 1993 vs. 1992
                                       Increase/(Decrease) Due To              Increase/(Decrease) Due To
                                       --------------------------              --------------------------
                                      Volume      Rate       Total           Volume        Rate        Total
                                      ------      ----       -----           ------        ----        -----
                                                                (In thousands)
Interest-earning assets:
  Mortgage loans                     $ (652)   $ (865)    $(1,517)         $(1,004)     $(2,454)    $(3,458)
  Consumer loans                        167      (355)       (188)             113         (392)       (279)
  Mortgage-backed securities            129      (530)       (401)              64         (435)       (371)
  Interest-earning deposits            (271)        6        (265)            (597)        (486)     (1,083)
  Investment in mutual funds            705       (44)        661              997          (13)        984
  Investment securities                 217       (15)        202              835         (145)        690
                                    -------   -------     -------         --------      -------    --------
Total                                   295    (1,803)     (1,508)             408       (3,925)     (3,517)
                                    -------    ------     -------         --------      -------     -------

Interest-bearing liabilities:
  Deposits                              246    (1,612)     (1,366)            (326)      (4,365)     (4,691)
  Borrowed funds                     (1,089)      399        (690)          (1,031)         290        (741)
                                     ------    ------     -------          -------      -------    --------
Total                                  (843)   (1,213)     (2,056)          (1,357)      (4,075)     (5,432)
                                    -------    ------     -------          -------      -------     -------

Net change in interest income        $1,138    $ (590)    $   548          $ 1,765      $   150     $ 1,915
                                     ======    ======     =======          =======      =======     =======

Impact of New Accounting Standards

           The Financial Accounting Standards Board (FASB) issued Statement No. 114, ("Accounting by Creditors for Impairment of a Loan") in May 1993 and subsequently issued Statement No. 118 ("Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures") in October 1994. Statement Nos. 114 and 118 are effective for fiscal years beginning after December 15, 1994. Early adoption ofeither Statement is allowed. Statement No. 114 requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Statement No. 118 amends certain accounting and disclosure requirements set forth in Statement No. 114. Management does not believe that the adoption of Statement Nos. 114 and 118 will have a material impact on FirstRock's financial condition or results of operations.

           In May 1993, the FASB issued Statement No. 115, ("Accounting for Certain Investments in Debt and Equity Securities"). This Statement addresses the accounting for equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are to be classified in three categories and accounted for as follows: Debt securities that the entity has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either "held-to-maturity" or "trading securities" are classified as "available-for-sale securities" and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. On July 1, 1994 FirstRock and First Federal adopted the provisions of Statement No. 115, which had the effect of decreasing stockholders' equity by $454,000, net of tax. Both companies elected to classify all investments as available for sale except those mortgage-backed securities securing the collateralized mortgage obligation bonds, which are held-to-maturity.

           The FASB also issued Statement No. 119 ("Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments") in October 1994 relating to disclosures relative to derivative financial instruments. Management believes that Statement No. 119 will have limited applicability to FirstRock.


                      FIRSTROCK STOCK OWNED BY MANAGEMENT

           The following table sets forth, as of October 31, 1994, the shares of FirstRock Stock beneficially owned by each FirstRock director and by all FirstRock directors and executive officers as a group.

Name of                                          Shares of                Ownership As
Beneficial                                       FirstRock Stock          a Percent of
Owner                                            Beneficially Owned(1)    Class(2)

Burdette E. Anderson                              20,082 (3)               0.84%
Michael A. Gaffney                                30,043 (3)               1.25%
David A. Ingrassia                               110,560 (4)(5)(6)(7)      4.53%
Walter P. Lohse                                   39,701 (3)               1.65%
Roger E. Lundstrom                                18,939 (3)               0.79%
Daniel J. Nicholas                               104,855 (4)(5)(6)(7)      4.30%
C. Gordon Smith                                   32,482 (3)               1.35%

All Directors and
Executive Officers as
a group (11 persons)                             455,123 (8)              17.63%
- ------------------

           (1) Each person effectively exercises sole (or shares with spouse or other immediate family member) voting or dispositive power as to shares reported.

           (2) The calculation of the beneficial ownership for each person presented assumes that shares subject to options which are exercisable by such person within 60 days were outstanding as of October 31, 1994. The total number of shares of FirstRock Stock outstanding on October 31, 1994 was 2,388,171.

           (3) Includes 13,225 shares subject to options granted under the Directors Plan which are currently exercisable.

           (4) Includes 26,450 shares awarded to each of Messrs. Nicholas and Ingrassia under the RRP and as to which voting may be directed by them. Under the RRP, the awarded shares vest at a rate of 20% per year commencing October 2, 1993.

           (5) Includes 52,900 shares subject to options granted under the Incentive Plan which are currently exercisable.

           (6) Includes 7,498 and 14,152 shares held in rabbi trusts pursuant to
Deferred   Compensation   Agreements   with  Messrs.   Ingrassia  and  Nicholas,
respectively.

           (7) Includes 979 shares and 1,185 shares allocated to Messrs. Nicholas and Ingrassia, respectively, pursuant to the ESOP as of June 30, 1994.

           (8) Includes 79,348 shares (including 52,900 shares allocated pursuant to the ESOP) and 193,085 shares subject to options exercisable by executive officers and directors on October 2, 1994, including those set forth in footnotes 3 and 5. Does not include 31,740 shares subject to options not exercisable within 60 days of October 31, 1994.

             Information regarding ownership of FFC Stock by management of FFc is incorporated by reference from FFC's Annual Report on Form 10-K for the year ended december 31, 1994, and FFC's proxy statement for its annual meeting of stockholders held on April 20, 1994. See "Incorporation of Certain Documents by Reference."

PRINCIPAL HOLDERS OF VOTING SECURITIES

             The following table sets forth information as to those persons believed by management to be beneficial owners of more than 5% of the outstanding shares of FirstRock Stock on the October 31, 1994, as disclosed in certain reports regarding such ownership filed with the Company and with the Commission, in accordance with Section 13(d) or 13(g) of the Exchange Act by such persons and groups. Other than those persons listed below, the Company is not aware of any person or group, as such term is defined in the Exchange Act, that own more than 5% of FirstRock Stock.

                                   Number of Shares and
Name and Address                   Nature of                  Percent of
of Beneficial Owner                Beneficial Ownership       Class (1)

First Federal Savings Bank,             185,150                7.75%
F.S.B. Employee Stock
Ownership Plan and Trust
 (2)

Jeffrey S. Halis                        155,000 (3)            6.49%
500 Park Avenue
Fifth Floor
New York, New York 10022

Financial Institution Partners,         210,454 (4)            8.81%
Partners, L.P.,
Hovde Capital, Inc.
Eric D. Hovde
Steven D. Hovde
Braddock J. LaGrua
1826 Jefferson Place, N.W.
Washington, D.C.  20036

Wellington Management Company           224,180 (5)            9.39%
75 State Street
Boston, Massachusetts  02109


           (1) The total number of shares of FirstRock Stock outstanding on October 31, 1994 was 2,388,171 shares.

           (2) Ranier Trust has been appointed as the corporate trustee for the ESOP ("ESOP Trustee"). As of October 31, 1994, 46,287 shares of FirstRock Stock in the ESOP have been allocated to participating employees. Under the ESOP, unallocated shares held in the suspense account will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participating employees regarding the allocated stock so long as such vote is in accordance with the provisions of ERISA.

           (3) Based on information in a Schedule 13D, Jeffrey S. Halis is a general partner of Halo/GTO Capital Partners, L.P. ("Halo/GTO"), which is a sole general partner of Tyndall Partners, L.P. ("Tyndall") and Madison Avenue Partners, L.P. ("Madison"). Tyndall and Madison are engaged in investment activities, and owned 133,300 (5.58%) and 21,700 (.91%) shares of the Company's stock respectively, over which Mr. Halis possesses sole voting and investment control.

           (4) Based on information in a Schedule 13D, Financial Institution Partners L.P. is the owner of 210,454 shares of the Company. Hovde Capital, Inc. is the General Partner of Financial Institution Partners L.P. and Eric D. Hovde, Steven D. Hovde and Braddock J. LaGrua are beneficial owners, directors and executive officers of Hovde Capital, Inc. According to the Schedule 13D, Eric D. Hovde and Steven D. Hovde are each 25% beneficial owners of the corporate general partner of Woodside Development Limited Partnership which beneficially owns 22,500 shares of FirstRock Stock. In addition, Steven D. Hovde owns 1,000 shares of FirstRock Stock with his spouse; 580 shares are held in his Individual Retirement Account ("IRA"); and 450 shares are held in his spouses' IRA as to which he disclaims beneficial ownership.

           (5) Based on information in a Schedule 13G, Wellington Management Company ("WMC") is an investment advisor to numerous clients one of which is First Financial Fund, a mutual fund owning approximately 154,000 (6.45%) shares of FirstRock Stock. WMC does not vote or give advice with respect to such shares.

             Information regarding the principal holders of FFc Stock is incorporated by reference from FFC's Annual Report on Form 10-K for the year ended December 31, 1994, and FFC's proxy statement for its annual meeting of stockholders held on April 20, 1994. See "Incorporation of Certain Documents by Reference."

             To the knowledge of the Board of Directors of FirstRock and the Board of Directors of FFC, no arrangement exists other than the Acquisition Agreement, including any pledge by any person of the securities of the company, the operation of which may at a subsequent date result in a change in control of the Company.



                   TRANSACTIONS WITH CERTAIN RELATED PERSONS

             Federal law and regulation require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. First Federal's policy regarding loans to directors and executive officers is in accordance with such requirements. Pursuant to such policy, loans to directors or executive officers must be approved in advance by a majority of the disinterested members of the Board of Directors. First Federal's policy also provides that all loans made by First Federal to its directors and executive officers shall be made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and shall not involve more than the normal risk of collectibility or present other unfavorable features.


                   MARKET FOR AND DIVIDENDS PAID ON FFC STOCK

           The following table sets forth the range of high and low sale prices of FFC Common Stock as reported on The Nasdaq Stock Market's National Market System, as well as cash dividends paid during the periods indicated:

                                                                          Market Price                     Dividends
                                                                      High              Low                  Paid

Quarter Ended:
    March 31, 1991...............................................   $ 4.063           $ 2.688              $  .040

    June 30, 1991................................................     4.500             3.688                 .040
    September 30, 1991...........................................     5.063             3.625                 .040
    December 31, 1991............................................     5.813             4.625                 .040

    March 31, 1992...............................................     7.500             5.625                 .050
    June 30, 1992................................................     8.500             6.375                 .050
    September 30, 1992...........................................     9.313             7.250                 .060
    December 31, 1992............................................    11.750             7.500                 .060

    March 31, 1993...............................................    16.000            11.250                 .075
    June 30, 1993................................................    15.750            12.250                 .075
    September 30, 1993...........................................    18.000            13.500                 .100
    December 31, 1993............................................    19.750            14.250                 .100

    March 31, 1994...............................................    17.000            14.250                 .100
    June 30, 1994................................................    17.250            14.250                 .100
    September 30, 1994...........................................    17.250            14.500                 .100


           On October 25, 1994, the last full trading day prior to the public announcement of the Acquisition, the closing price of FFC Stock as reported on NASDAQ was $15.00 per share.

           On December , 1994, the most recent practical date prior to the printing of this Joint Proxy Statement/Prospectus, the closing price of FFC Stock as reported on NASDAQ was $ . per share.

           It is FFC's longstanding policy to pay dividends to its shareholders in an amount equal to 20% of net income for the trailing four quarters.

                MARKET FOR AND DIVIDENDS PAID ON FIRSTROCK STOCK

           FirstRock  Stock is  quoted on The  Nasdaq  Stock  Market's  National
Market System under the symbol "FROK." The following table sets forth the high and low sales prices during each period as reported by NASDAQ. On December ____, 1994, the most recent practical date prior to the printing of this Joint Proxy Statement/Prospectus the closing price of FirstRock Stock, as reported by NASDAQ, was $______.

                                  Market Price                        Dividends
                                     High             Low               Paid
         Quarter Ended:
            December 31. 1992       13 1/8           9 1/4                0
            March 31, 1993          15 5/8           11 3/4               0
            June 30, 1993           17 1/4           14                   0

            September 30, 1993      17               14 1/2               0
            December 31, 1993       18 1/4           15 1/4               0
            March 31, 1994          19 1/4           15 1/4               0
            June 30, 1994           20 1/4           16 15/16             0
            September 30, 1994

         As of the close of business on December ____, 1994, there were ________ recordholders of FirstRock Stock.


         DESCRIPTION OF FFC STOCK AND COMPARISON OF STOCKHOLDER RIGHTS

         Set forth below is a description of the FFC Stock, as well as a summary of the material differences between the rights of holders of FirstRock Stock and their prospective rights as holders of FFC Stock. If the Acquisition Agreement is approved and adopted and the Acquisition consummated, and in the event 20% or more of the outstanding FFC Stock is to be issued, such issuance is approved by the FFC stockholders, the holders of FirstRock Stock will become holders of FFC Stock. Therefore, the articles of incorporation and bylaws of FFC, and the applicable provisions of the Wisconsin Business Corporation Law ("WBCL"), will govern the rights of current stockholders of FirstRock. The following comparison is based on the current terms of the governing documents of the respective companies and on the current provisions of applicable state law. Although it is not practical to note all of the differences between applicable law and between the applicable governing documents, the discussion is intended to highlight certain significant differences between the rights of holders of FirstRock Stock and FFC Stock.

Authorized Capital Stock

         The authorized capital stock of FFC consists of 75,000,000 shares of common stock, $1.00 par value per share, and 3,000,000 shares of serial preferred stock, $1.00 par value per share. As of September 30, 1994, there were 24,764,852 shares of FFC common stock outstanding and no shares of preferred stock outstanding. Based on the $15.00 per share closing price of FFC Stock on November 30, 1994 and the $27.10 per share consideration, FFC will issue approximately 4,315,425 shares of FFC common stock and no shares of serial preferred stock in the Acquisition. Based on these assumptions, upon completion of the Acquisition, approximately 29,080,277 shares of FFC common stock will be outstanding. The board of directors of FFC is authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the FFC common stock as to dividend rights, liquidation preferences, or both, any may have full or limited voting rights; accordingly, the issuance of preferred stock could adversely affect the rights of common stockholders. The holders of the preferred stock would be entitled to vote as a separate class or series under Wisconsin law in a number of circumstances, including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences (including substituting the surviving entity in a merger consolidation for FFC).


         The authorized capital of FirstRock consists of 3,500,000 of common stock, $0.01 par value per share and 1,000,000 shares of preferred stock, $0.01 par value per share. As of September 30, 1994, there were 2,388,171 shares of common stock outstanding and no shares of preferred stock outstanding.


FFC Stock

         Each share of FFC Stock has the same relative rights and is identical in all respects to each other share of FFC Stock. The FFC Stock is nonwithdrawable capital, is not an insurable type and is not federally insured by the FDIC. Holders of FFC Stock are entitled to one vote per share on each matter properly submitted to shareholders for their vote, including the election of directors. Holders of FFC Stock do not have the right to cumulate their votes for the election of directors, and they have no preemptive or conversion rights with respect to any shares that may be issued. Holders of FFC Stock are entitled to receive dividends when and as declared by the FFC Board of Directors out of funds legally available for distribution.

         The FFC Stock is not subject to additional calls or assessments by FFC and all shares of FFC Stock currently outstanding are fully paid and nonassessable, subject to the limitation contained in the Wisconsin Business Corporation Law which makes stockholders of Wisconsin corporations, including FFC, personally liable up to an amount equal to the "par value" of their shares for debts owing to employees of the corporation for services performed, but not in excess of six months service for any employee. For purposes of assessability of stock, "par value" has been construed by a Wisconsin trial court to mean the consideration paid for the stock. This decision was upheld by a split decision of the Wisconsin Supreme Court with one justice abstaining.

         In the unlikely event of any liquidation or dissolution of FFC, the holders of FFC Stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of FFC, if any, and after payment of the liquidation preferences of all outstanding shares of preferred stock, if any, all remaining assets of FFC available for distribution, in cash or in kind.

           The  transfer  agent  and  registrar  for FFC Stock is  Norwest  Bank
Minnesota, N.A., 161 North Concord Exchange, P. O. Box 738, South St. Paul, Minnesota 55075-0738.

Articles of Incorporation and Bylaw Provisions

         Directors. FFC's articles of incorporation provide that FFC's board of directors shall consist of a variable number of directors between 12 and 24. The exact number is currently fixed at 13. FFC's articles of incorporation also provide that a director may only be removed for cause and then only after the affirmative vote of two-thirds of the total shares eligible to vote at a duly constituted meeting of the stockholders called expressly for that purpose. The articles of incorporation also provide that at least 20 days' written notice must be provided to any director or directors whose removal is to be considered at a stockholders' meeting called for such purpose.

         FirstRock's articles of incorporation provide the number of directors constituting the board of directors shall be as determined by the board, with the exact number currently fixed at seven and that a director may only be removed for cause by an affirmative vote of 80% of the total shares then outstanding.

         Amendment of Articles of Incorporation; Amendment of Bylaws. FFC's articles of incorporation may be amended with the approval of two-thirds of the directors then in office and the holders of 66 2/3% of the shares of FFC Stock. FFC's Bylaws may be amended upon the approval of two-thirds of the directors then in office or holders of 66 23% of the FFC Stock. Pursuant to FFC's Bylaws, the board of directors of FFC may change or repeal any bylaw adopted by the FFC stockholders within three years of the date of its adoption.

         Under Delaware law, an amendment to FirstRock's articles of incorporation requires the approval of the board of directors of FirstRock and the approval of the holders of a majority of FirstRock Stock. Additionally, FirstRock's articles of incorporation requires that an amendment of certain of its provisions, including the beneficial ownership limitation and the fair price provisions, be approved by the holders of 80% of FirstRock Stock. Pursuant to FirstRock's Bylaws, the Bylaws may be amended by the FirstRock Board or upon the approval of the holders of 80% of the voting power of FirstRock capital stock then outstanding.

         Special Stockholders' Meeting. FirstRock's Bylaws provide that a special meeting of FirstRock stockholders may only be called by a majority of the full board of directors. FFC's articles of incorporation allow the chairman of the board, the president, or a majority of the directors then in office to call a special meeting of stockholders and require that a meeting be called upon the written request of the holders of 33 1/3% of the shares of outstanding FFC Stock.

         Beneficial Ownership Limitation. The articles of incorporation of FFC contain a provision prohibiting any person from directly or indirectly offering to acquire or acquiring the beneficial ownership of 10% or more of the issued and outstanding voting stock of FFC as long as FFC is registered with the OTS as a thrift holding company. The term "person" means an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust or any unincorporated organization or similar company. This provision will not apply to acquisitions approved by the OTS and by the holders of two-thirds of FFC's outstanding voting stock. In the event voting stock is acquired in violation of this provision, the excess shares shall not be entitled to vote on any matter or to take other stockholder action or be counted in determining the total number of outstanding shares for purposes of any matter involving stockholder action, and the board of directors may cause such excess shares to be transferred to an independent trustee for sale on the open market or otherwise.

         The FirstRock Certificate contains a provision limiting the voting rights of any person who beneficially owns more than 10% of the then-outstanding shares of FirstRock Stock (the "Limit"). A person who beneficially owns FirstRock Stock in excess of the Limit shall not be entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes which may be cast by any record owner of FirstRock Stock in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all FirstRock Stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of FirstRock Stock beneficially owned by such person owning shares in excess of the Limit. The FirstRock Certificate authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to determine that a person who is reasonably believed to beneficially own stock in excess of the Limit, be required to supply information to FirstRock to enable the Board of Directors to implement and apply the Limit.

         Criteria for Evaluating Certain Offers. The board of directors of FFC when evaluating any offer of another person to (i) make a tender or exchange offer for any equity security of FFC, (ii) merge or consolidate FFC with another institution or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of FFC, shall, in connection with the exercise of its judgment in determining what is in the best interests of FFC and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects of acceptance of such offer on depositors, borrowers, and employees of any thrift subsidiaries of FFC and on the communities in which such subsidiaries operate or are located and the ability of such subsidiaries to fulfill the objectives of thrifts under applicable state and federal statutes and regulations. This provision may hinder or preclude an attempt to acquire a large block of FFC Stock by certain persons and, by having these standards in the articles of incorporation, the board of directors may be in a stronger position to oppose such a transaction if the board concludes that on balance the transaction would not be in the best interests of FFC and its stockholders, even if the price offered was significantly greater than the market price of the FFC Stock at such time.

         FirstRock's articles of incorporation contains similar provisions which authorize, but do not require, the FirstRock Board to consider the social and economic effects on its present and future employees and customers of accepting an offer for FirstRock, FirstRock Stock or substantially all of its assets when evaluating whether acceptance of such an offer is in the best interests of FirstRock and its stockholders.

         Fair Price Provision. Under state law applicable to FFC, FFC will be able to merge or consolidate with other corporations or sell all or substantially all of its assets, with the approval of a majority of the shares entitled to vote on the proposal. FFC's articles of incorporation, however, also contain a "fair price" provision. In general, the fair price provision requires the approval by at least two-thirds of the voting power of the outstanding capital stock of FFC entitled to vote generally in the election of directors (the "Voting Stock"), voting as a single class, excluding Voting Stock held by a holder of more than 10% of the Voting Stock ("Interested Stockholders") or any affiliate thereof, as a condition for mergers and certain other business 2combinations of FFC ("Business Combinations") with any Interested Stockholder unless the transaction is either approved by at least a majority of the members of the board of directors who are unaffiliated with the Interested Stockholder (the "Continuing Directors") or certain minimum price and procedural requirements are met.

         The term "Interested Stockholder" is defined in the fair price provision to mean any person (other than FFC or any subsidiary) who is: (a) the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; (b) an affiliate of FFC, and which at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or (c) an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of transactions not involving a public offering within the meaning of the Securities Act.

         The term "Business Combination" is defined to include: (a) any merger or consolidation of FFC or any subsidiary with any Interested Stockholder or any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger of consolidation would be, an affiliate of an Interested Stockholder; or (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any affiliate of any Interested Stockholder of any assets of FFC or any subsidiary having an aggregate fair market value of $1 million or more; or (c) the issuance or transfer by FFC or any subsidiary (in one transaction or a series of transactions) of any securities of FFC or any subsidiary to any Interested Stockholder or any affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $1 million or more; or (d) the adoption of any plan or proposal for the liquidation or dissolution of FFC proposed by or on behalf of an Interested Stockholder or any affiliate of any Interested Stockholder; or (e) any reclassification of securities (including any reverse stock split) or recapitalization of FFC, or any merger or consolidation of FFC with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of FFC or any subsidiary which is directly or indirectly owned by any Interested Stockholder or any affiliate of any Interested Stockholder.

         It should be noted that, while the fair price provision is designed to help assure fair treatment of all stockholders vis-a-vis other stockholders in the event of a takeover, it is not the purpose of the provision to assure that stockholders will receive a premium price for their shares in a takeover.
Accordingly, this provision will not preclude FFC's board of directors from opposing any future takeover proposal which it believes not to be in the best interests of FFC and its stockholders, whether or not such proposal satisfies the minimum price criteria and procedural requirements of the fair price provision.

           FirstRock's articles of incorporation have similar provisions, except that (i) an 80 % vote of all outstanding shares is required to approve a business combination involving FirstRock unless a majority of disinterested directors approve such business combination and certain minimum price and procedural requirements are met, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of FirstRock assets will not trigger the supermajority shareholder approval requirement unless such assets comprise 25% or more of FirstRock's total assets and (iii) the issuance or transfer by FirstRock to an interested stockholder of FirstRock or any affiliate of such interested stockholder (both as defined in FirstRock's articles of incorporation) of any securities of FirstRock will not trigger the supermajority shareholder approval requirement unless such securities have an aggregate fair market value of 25% or more of FirstRock's total stockholders' equity.

Applicable Law

         Wisconsin Business Corporation Law. Under Section 180.1152(2) of the WBCL, the voting power of shares of an "issuing public corporation," such as FFC, which are held by any person in excess of 20% of the voting power in the election of directors shall be limited (in voting on any matter) to 10% of the full voting power of such excess shares, unless full voting rights have been restored at a special meeting of the shareholders called for that purpose. This statute is a "scaled voting rights/control share acquisition" statute and is designed to protect corporations against uninvited takeover bids by reducing to one-tenth of their normal voting power all shares in excess of twenty percent owned by an acquiring person. Shares held or acquired under certain circumstances are excluded from the application of section 180.1150(2), including (among others) shares acquired directly from FFC and shares acquired in certain mergers or share exchanges to which FFC is a party.

         Sections 180.1130 to 180.1134 of the WBCL provide generally that in addition to the vote otherwise required by law or the articles of incorporation of an "issuing public corporation," such as FFC, certain business combinations not meeting certain fair price standards specified in the statute must be approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation, and (ii) two-thirds of the votes entitled to be cast by the holders of voting shares other than voting shares beneficially owned by a "significant shareholder" or an affiliate or associate thereof who is a party to the transaction. The term "business combination" is defined to include, subject to certain exceptions, a merger or share exchange of the issuing public corporation (or any subsidiary thereof) with, or the sale or other disposition of substantially all of the property and assets of the issuing public corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation. The statute also restricts the repurchase of shares and the sale of corporate assets by an issuing public corporation in response to a takeover offer.

         Sections 180.1140 to 180.1144 of the WBCL prohibit certain "business combinations" between a "residential domestic corporation," such as FFC, and a person beneficially owning 10% or more of the voting power of the outstanding voting stock of such corporation (an "interested shareholder") within three years after the date such person became a 10% beneficial owner, unless the business combination or the acquisition of such stock has been approved before the stock acquisition date by the corporation's board of directors. After such three-year period, a business combination with the interested shareholder may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested shareholder at a meeting called for that purpose, unless the business combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested shareholders.

         The WBCL gives Wisconsin corporations the authority to adopt shareholder rights or options plans which adjust upon a reorganization, merger, share exchange, sale of assets or other occurrence. Such rights or option plans may include conditions that prevent the holder of a specified percentage of the outstanding shares of the corporation, including subsequent transferees of the holder, from exercising such rights or options. Generally these so-called "poison pill" rights or option plans give a corporation's shareholders increased shares or value in the corporation or the acquiring corporation and thereby make an acquisition more expensive for a hostile acquiror. FFC has issued no such rights or options.

         Delaware Business Corporation Law. Under Section 203 of the Delaware General Corporation Law ("DGCL"), a Delaware corporation may not engage in a business combination with an interested stockholder for a period of three years after the date such person became an interested stockholder, unless (i) prior to such date the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding for determining the number of shares outstanding shares owned by (a) persons who are directors and officers and (b) employee stock plans, in certain instances), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. Section 203 of the DGCL defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including certain mergers, consolidations, asset sales, transfers and other transactions resulting in financial benefit to the interested stockholder. "Interested stockholder" means a person who owns (or within three years prior, did own) 15% or more of the corporation's outstanding stock, and the affiliates and associates of such person. Section 203 of the DGCL does not apply to the Acquisition.

         Federal Law. Both FFC and FirstRock are subject to federal law. Federal law provides that, subject to certain exemptions, no person acting directly or indirectly or through or in concert with one or more other persons may acquire "control" of an insured institution, without giving at least 60 days' prior written notice providing specified information to the OTS. "Control" is defined for this purpose as the power, directly or indirectly, to direct the management or policies of an insured institution or to vote 25 percent or more of any class of voting securities of an insured institution. Control is presumed to exist where the acquiring party has voting control of at least 10 percent of any class of the institution's voting securities which is registered under Section 12 of the Exchange Act and is actively traded. The term "actively traded" is defined in the regulation to mean securities that are either listed on a securities exchange or quoted on The Nasdaq Stock Market. The OTS may prohibit the acquisition of control if it finds among other things that (i) the acquisition would result in a monopoly or substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution or (iii) the competence, experience or integrity of any acquiring person or any of the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

                 ADJOURNMENT OF STOCKHOLDERS MEETINGS TO PERMIT
                        FURTHER SOLICITATION OF PROXIES

         In the event that there are not sufficient votes to approve the proposal to be considered at the applicable Stockholders Meeting, such proposal could not be approved unless the Stockholders Meeting were adjourned in order to permit further solicitation of proxies. In order to allow proxies that have been received by the FFC or FirstRock at the time of its Stockholders Meeting to be voted for such adjournment, if necessary, each of FFC and FirstRock has submitted the question of adjournment under such circumstances to its shareholders as a separate matter for their consideration. The affirmative vote of the holders of at least a majority of the shares of FFC Stock present in person or by proxy is required to approve the FFC adjournment proposal. The affirmative vote of the holders of at least a majority of the shares of FirstRock Stock present in person or by proxy and entitled to vote is required to approve the FirstRock adjournment proposal. Each of FFC's and FirstRock's Board of Directors recommends that shareholders vote their proxies in favor of such adjournment so that their proxies may be used for such purpose in the event it should become necessary. Properly executed proxies will be voted in favor of any such adjournment unless otherwise indicated thereon. If it is necessary to adjourn a Stockholders Meeting, shareholders will be given notice of the time and place of the adjourned meeting.

                             STOCKHOLDER PROPOSALS

         In the event the Acquisition is not consummated before FirstRock's 1995 annual meeting of stockholders, any proposal intended to be presented by any stockholder for action at the 1995 annual meeting of stockholders of FirstRock must be received by the Secretary of FirstRock, 612 Main Street, Rockford, Illinois 60113, not later than 120 days before the anniversary date of the release of proxy materials for FirstRock's 1994 Annual Meeting in order for the proposal to be considered for inclusion in the proxy statement and proxy relating to the 1995 annual meeting.

         Any stockholder of FFC who intends to present a proposal for action at the 1996 annual meeting of stockholders must forward a copy of the proposal or proposals to FFC's corporate offices. Any such proposal or proposals intended to be presented at the 1996 annual meeting and included in FFC's proxy statement and form of proxy relating to that meeting must be received by FFC by November ____, 1995. The deadline for inclusion of a stockholder proposal in FFC's proxy statement and form of proxy for the 1995 FFC annual meeting has already passed.

         The bylaws of FFC provide that any director nominations and new business submitted by stockholders must be filed with the secretary of FFC at least 30 business days prior to the date of the meeting. If notice of the meeting is given less than 45 days before the meeting, such submissions must be filed not later than 15 days after notice of the meeting is given.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

         KPMG Peat Marwick is currently serving as the independent auditors for FirstRock. It is expected that a representative of KPMG Peat Marwick will be present at the FirstRock Meeting to respond to appropriate questions and such representative will have an opportunity to make a statement if he or she so desires.

                                    EXPERTS

         The consolidated financial statements of FFC for each of the three years in the period ended December 31, 1993, incorporated by reference in this Joint Proxy Statement/Prospectus and the Registration Statement, have been audited by Ernst & Young L.L.P., independent auditors, as set forth in their report thereon as incorporated herein, and are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of FirstRock for each of the three years in the period ended June 30, 1994, included in this Joint Proxy Statement/Prospectus and the Registration Statement have been audited by KPMG Peat Marwick, independent auditors, as set forth in their report thereon as incorporated herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE STOCKHOLDERS MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

INDEPENDENT AUDITORS' REPORT


To The Board of Directors and Stockholders
FirstRock Bancorp, Inc.

            We have audited the accompanying consolidated statements of financial condition of FirstRock Bancorp, Inc. and subsidiary as of June 30, 1994 and 1993, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

            We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FirstRock Bancorp, Inc. and subsidiary at June 30, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1994, in conformity with generally accepted accounting principles.


/s/  KPMG Peat Marwick


Chicago, Illinois
July 29, 1994

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
June 30, 1994 and 1993

                                                                      1994            1993
                                                                    --------         ------
Assets                                                                  (In thousands)

Cash on hand and in banks                                          $   18,022    $    9,989
Interest-earning deposits                                               4,796        22,282
Investments in mutual funds (note 2)                                   44,821        35,602
Investments held for sale (note 2)                                      2,371          --
Investments (approximate market value of
  $19,882 in 1994, and $25,902 in 1993)(note 2)                        20,145        25,624
Mortgage loans held for sale                                           17,122        47,124
Mortgage-backed securities held for sale                                 --           3,606
Mortgage-backed securities (approximate market value
  of $53,626 in 1994 and $55,769 in 1993) (note 3)                     55,030        54,233
Loans receivable, net of allowance for loan losses
   of $2,766 in 1994 and $2,543 in 1993) (note 4)                     222,652       189,071
Accrued interest on loans and investments (note 5)                      2,868         2,926
Real estate held for sale                                               3,819         6,177
Real estate owned, net of allowance for losses
  of $2,175 in 1994 and $2,175 in 1993 (note 4)                         1,697         1,935
Premises and equipment (note 6)                                         5,201         5,152
Other assets                                                           10,952        11,191
                                                                   ----------    ----------

                                                                   $  409,496    $  414,912

Liabilities and Stockholders' Equity

Liabilities:
  Deposit accounts (note 7)                                        $  301,590    $  294,192
  Collateralized mortgage obligation bonds (note 8)                    12,309        20,869
  Other borrowings (note 9)                                            19,857           150
  Advance payments by borrowers for taxes and insurance                 1,450         1,443
  Custodial balances on loans serviced for others                      19,909        44,033
  Accrued interest and other liabilities                                6,166         7,806
                                                                   ----------    ----------
Total Liabilities                                                  $  361,281    $  368,493
                                                                   ----------    ----------

Stockholders' equity (notes 11, 12 & 15):
  Preferred stock, $.01 par value, authorized 1,000,000 shares;
    none outstanding                                                     --            --
  Common stock, $.01 par value, authorized 3,500,000 shares;
    issued 2,645,000 shares; outstanding 2,387,642 and 2,512,750
    shares at June 30, 1994 and 1993, respectively                         26            26
  Additional paid-in capital                                           21,834        21,769
  Retained earnings, substantially restricted                          33,621        28,858
  Treasury stock, 257,358 and 132,250 shares at cost
    at June 30, 1994 and 1993, respectively                            (4,118)       (2,001)
  Common stock purchased by:
     Employee stock ownership plan                                     (1,215)       (1,446)
     Management recognition and retention plans                          (602)         (787)
  Unrealized loss on mutual funds                                      (1,331)         --
                                                                   ----------    ----------

Total stockholders' equity                                             48,215        46,419
                                                                   ----------    ----------
                                                                   $  409,496    $  414,912

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF EARNINGS

For the Years Ended June 30,                                             1994         1993         1992
- --------------------------------                                      ---------    ---------    ---------
Interest income:                                                                (In thousands)
   First mortgage loans                                              $  14,851    $  16,368    $  19,826
   Consumer loans                                                        3,251        3,439        3,718
   Mortgage-backed securities                                            3,700        4,101        4,472
   Interest-earning deposits                                               685          950        2,033
   Investment in mutual funds                                            1,757        1,096          112
   Investments                                                           1,484        1,282          592
                                                                     ---------    ---------    ---------
Total interest income                                                   25,728       27,236       30,753
                                                                     ---------    ---------    ---------

Interest expense:
   Deposits                                                              9,483       10,849       15,540
   Collateralized mortgage obligations and
     other borrowings                                                    2,370        3,060        3,801
                                                                     ---------    ---------    ---------
Total interest expense                                                  11,853       13,909       19,341
                                                                     ---------    ---------    ---------

Net interest income before provision for loan losses                    13,875       13,327       11,412
   Provision for loan losses (note 4)                                      322          381        2,044
                                                                     ---------    ---------    ---------
Net interest income after provision for loan losses                     13,553       12,946        9,368
                                                                     ---------    ---------    ---------

Non-interest income:
   Loan fees and servicing income                                        3,011        3,425        3,282
   Insurance/security commissions                                          566          569          667
   Income from real estate and joint ventures                              428          601          103
   Service charges on deposit accounts                                   2,580        2,158        1,916
   Gain (loss) on sale of loans                                            961          (89)         (34)
   Gain (loss) on trading account                                         (355)        --            124
   Loss on sale of investments and mortgage-backed securities               (4)        --            (68)
   Gain (loss) on sale of mortgage-backed securities held for sale         (33)         161         --
   Gain on sale of real estate held for sale                               165         --           --
   Other income                                                            183          244          299
                                                                     ---------    ---------    ---------
Total non-interest income                                                7,502        7,069        6,289
                                                                     ---------    ---------    ---------

Non-interest expense:
   Compensation and benefits (note 11)                                   6,434        6,546        6,391
   Office occupancy and equipment expenses                               2,093        2,022        1,931
   Federal deposit insurance premiums                                      747          588          687
   Gain on operation and sale of real estate, net                          (17)          12         (415)
   Provision for losses on real estate owned (note 4)                     --           --          1,290
   Other expense                                                         4,095        4,018        3,066
                                                                     ---------    ---------    ---------
Total non-interest expense                                              13,352       13,186       12,950
                                                                     ---------    ---------    ---------

Income before taxes                                                      7,703        6,829        2,707
   Provision for federal and state income taxes                          2,940        2,618        1,140
                                                                     ---------    ---------    ---------
Income before cumulative effect of change
   in accounting principle                                               4,763        4,211        1,567
Cumulative effect of change in accounting
   for income taxes (note 10)                                             --           --          1,000
                                                                     ---------    ---------    ---------
Net income                                                           $   4,763    $   4,211    $   2,567
                                                                     =========    =========    =========

Primary earnings per share                                           $    1.86         N/A          N/A
                                                                     =========    =========    =========


N/A--The  information  is not  applicable as the stock  conversion was completed
October  2,  1992.  See  accompanying   notes  to  the  consolidated   financial
statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                    Years ended June 30, 1994, 1993 and 1992

                                                                            Common        Common     Unrealized
                                         Additional                          Stock         Stock      Loss on
                                Common     Paid-in    Retained   Treasury  Purchased     Purchased    Mutual
                                 Stock     Capital    Earnings     Stock    By ESOP       By RRPs      Funds     Total
                                                                 (In thousands)
Balance June 30, 1991            $--      $    --    $22,080     $    --    $    --       $--          $--      $22,080
Net income                        --           --      2,567          --         --        --           --        2,567
                                 ---      -------    -------     -------    -------       ---          ---      -------

Balance June 30, 1992             --           --     24,647          --         --        --           --       24,647
Net proceeds of common
  stock issued in stock
  conversion                      26       21,769         --          --         --        --           --       21,795
Common stock purchased
  for employee stock
  ownership plan (ESOP)           --           --         --          --     (1,620)       --           --       (1,620)
Common stock purchased
  for recognition and
  retention plans (RRPs)          --           --         --          --         --      (926)          --         (926)
Net income                        --           --      4,211          --         --        --           --        4,211
Purchase of treasury stock
  (132,250 shares)                --           --         --      (2,001)        --        --           --       (2,001)
Payment on ESOP loan              --           --         --          --        174        --           --          174
Amortization of RRP's             --           --         --          --         --       139           --          139
                                 ---      -------    -------     -------    -------     -----          ---      -------

Balance June 30, 1993             26       21,769     28,858      (2,001)    (1,446)     (787)          --       46,419

Net income                        --           --      4,763          --         --        --           --        4,763
Purchase of treasury stock
  (125,637 shares)                --           --         --      (2,125)        --        --           --       (2,125)
Payment on ESOP loan              --           --         --          --        231        --           --          231
Amortization of RRP's             --           --         --          --         --       185           --          185
Tax benefit related to
  vested RRP stock                --           68         --          --         --        --           --           68
Exercise of stock options
  (529 shares)                    --           (3)        --           8         --        --           --            5
Adjustment of mutual
 funds to market                  --           --         --          --         --        --       (1,331)      (1,331)
                                ----   ---------- ----------   ---------  ---------   -------      -------     --------

Balance June 30, 1994            $26      $21,834    $33,621     $(4,118)   $(1,215)    $(602)     $(1,331)     $48,215
                                 ===      =======    =======     =======    =======     =====      =======      =======

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended June 30,                                                   1994            1993            1992
- ----------------------------                                                 --------        --------         ------
                                                                                          (In thousands)
Cash flows from operating activities:
   Net income                                                                $  4,763       $  4,211       $  2,567
   Adjustments to reconcile net income to net cash provided
     by operating activities:
   Amortization (accretion) of premiums (discounts) on
     loans and securities, net                                                  3,493          2,503         (1,052)
   Provision for loss on loans and real estate owned                              322            381          3,334
   Depreciation of premises and equipment                                         785            773            740
   Depreciation of real estate held for sale                                      125             --             --
   Amortization of intangibles and premium on
     collateralized mortgage obligation bonds                                     856            781            821
   (Gain) loss on sale of loans                                                  (961)            89             34
   (Gain) loss on sale of investments and mortgage-backed
     securities                                                                     4             --             68
   Loss on mortgage-backed securities held for sale                                33           (161)            --
   Gain on sale of real estate owned                                              (42)           (51)           (72)
   Loss on trading portfolio                                                      355             --           (124)
   Purchase of trading account investments net of proceeds                       (359)            --             --
   Tax benefit related to vested RRP stock                                         68             --             --
   FHLB stock dividends                                                            --            (68)          (156)
   Loan originations for held for sale, net of origination
     fees and principal payments received                                    (225,643)      (280,311)      (196,601)
   Purchases of loans for resale                                              (51,810)      (118,707)       (73,680)
   Proceeds from sale of loans held for sale                                  308,078        373,143        263,139
   Proceeds from sale of mortgage-backed securities and
     investments held for sale                                                  3,573          5,905             --
   Increase (decrease) in cash due to:
      Deferred income taxes                                                       319           (177)        (1,468)
      Accrued interest                                                             58           (454)         1,430
      Other assets                                                                 34         (2,262)        (1,170)
      Accrued interest and other liabilities                                   (1,959)         2,254         (3,640)
      Custodial balances                                                      (24,124)        22,441          6,920
                                                                             --------       --------       --------
   Total adjustments                                                           13,205          6,079         (1,477)
                                                                             --------       --------       --------
Net cash provided by operating activities                                      17,968         10,290          1,090
                                                                             --------       --------       --------

Cash flows from investing activities:
   Loan originations, net of loan origination fees and
     principal payments received                                              (37,854)         4,434         36,170
   Principal payments on mortgage-backed securities                            24,534         17,545         13,216
   Proceeds from maturities of investments                                     19,673          6,659          4,802
   Proceeds from sales of investments
     and mortgage-backed securities                                                --            600          4,012
   Redemption of FHLB stock                                                       205            131            350
   Purchases of investments and mortgage-backed securities                    (49,671)       (67,184)       (34,160)
   Proceeds from sales of real estate owned, net                                  329            904            325
   Purchase of premises and equipment, net                                       (834)          (984)          (658)
                                                                            ---------      ---------      ---------
Net cash provided (used) by investing activities                              (43,618)       (37,895)        24,057
                                                                             --------       --------       --------

See accompanying notes to consolidated financial statements.


For the Years Ended June 30,                                                   1994            1993          1992
- ----------------------------                                                 --------        --------      ------
                                                                                          (In thousands)
Cash flows from financing activities:
   Net proceeds from issuance of stock                                            $--        $19,249            $--
   Decrease in employee stock ownership and
      recognition plans                                                           416            313             --
   Purchase of treasury stock                                                  (2,125)        (2,001)            --
   Proceeds from exercised options                                                  5             --             --
   Net increase (decrease) in deposit accounts                                  7,398          2,965        (16,265)
   Proceeds from other borrowings                                              19,707             --             50
   Payments on collateralized mortgage obligation bonds                        (9,211)        (6,910)        (9,300)
   Net increase (decrease) in advance payments by
     borrowers for taxes and insurance                                              7            104           (124)
                                                                             --------       --------       --------
Net cash provided (used) by financing activities                               16,197         13,720        (25,639)
                                                                             --------       --------       --------
Net decrease in cash and cash equivalents                                      (9,453)       (13,885)          (492)
Cash and cash equivalents at beginning of year                                 32,271         46,156         46,648
                                                                             --------       --------       --------
Cash and cash equivalents at end of year                                     $ 22,818       $ 32,271        $46,156
                                                                             ========       ========        =======

Supplemental  disclosures of cash flow  information:  Payments during the period for:
     Interest                                                                 $11,914        $12,918        $20,246
     Income taxes                                                               3,016          2,856          1,954
   Noncash investing activity:
     Transfer loans to real estate owned                                          187            696            558
     Transfer loans held for sale to mortgage-backed securities                 1,085             --             --
     Transfer mortgage-backed securities to held for sale portfolio                --          9,349             --
     Exchange of real estate held for sale for shares
       of a Real Estate Investment Trust                                        2,243             --             --
     Transfer real estate owned to real estate held for sale                       --          3,934             --

See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  Summary of Significant Accounting Policies

            The following comprise the significant accounting policies which the Company follows in preparing and presenting its financial statements:

(a)  Principles of Consolidation

            The accompanying consolidated financial statements include the accounts of FirstRock Bancorp, Inc. (Company) and its wholly owned subsidiary First Federal Savings Bank, F.S.B. (Bank), formerly First Federal Savings and Loan Association of Rockford, and its wholly owned subsidiaries, First Service Corporation of Rockford, Megavest Corporation, FFS Funding Corp., Inc., Megavest Financial Services, Inc., and Megarock Corporation. All significant intercompany transactions and balances have been eliminated. See footnote 15 for additional discussion of the conversion from a mutual to stock form of ownership.

(b)  Investments

            Investment securities, other than marketable equity securities, are carried at amortized cost, adjusted for premiums and discounts because it is management's opinion that they have the intent and ability to hold them to maturity. Marketable equity securities, which include mutual fund investments, are carried at the lower of cost or market with temporary declines in market value, if any, reflected as a reduction in stockholders' equity.

            Securities to be held for indefinite periods of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, are classified as held for sale and are carried at lower of cost or market value. Amortization of premiums and accretion of discounts are recognized in interest income over the estimated life of the respective securities using the level yield method.

(c)  Mortgage-Backed Securities

            Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. These securities are carried at current unpaid principal balances, adjusted for premiums and discounts because it is management's opinion that they have the intent and ability to hold them to maturity. Securities to be held for indefinite periods of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, are classified as held for sale and are carried at the lower of cost or market value. Amortization of premiums and accretion of discounts are recognized in interest income over the estimated life of the respective securities using the level yield method.

(d)  Change in Accounting for Investments and Mortgage-Backed Securities

           On July 1, 1994, the Bank adopted the provisions of the Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The adoption of Statement No. 115 had the effect of decreasing stockholders' equity by $454,000, net of tax. The Bank has elected to classify all investments as available for sale except those mortgage-backed securities securing the collateralized mortgage obligation bonds, see footnotes 3 and 8. Statement No. 115 establishes the accounting and reporting for investments in equity and debt securities that have readily determinable fair values. Under Statement No. 115, investments which the entity has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and measured at amortized cost. Investments purchased for the purpose of being sold are classified as "trading securities" and measured at fair value with any changes in fair value included in earnings. All other investments that are not classified as "held-to-maturity" or "trading" are classified as "available for sale." Investments available for sale are measured at fair value with any changes in fair value reflected as a separate component of stockholders' equity, net of tax.

(e) Mortgage Loans Held for Sale

            Management designates substantially all fixed-rate residential mortgage loans originated or purchased from correspondents as held for sale. Mortgage loans held for sale are valued at the lower of aggregate cost or market value. The market value calculation includes the gain or loss from hedging in the futures and options market to assist in reducing its overall interest rate risk from the time of loan commitment to sale in the secondary mortgage loan market. Gains and losses on closed hedge transactions are deferred and amortized over the term to maturity of the related hedged loan pool as an adjustment of interest income or expense using the straight-line method, which is not materially different from the interest method. At June 30, 1994, 1993, and 1992, the deferred gain (loss) on futures and options was approximately $87,000, ($200,000), and ($187,000), respectively.

(f)  Loans Receivable

            Loans receivable are stated at unpaid principal balances less unearned discounts, loans in process, net deferred loan origination fees, and allowance for loan losses.

            Loan origination fees and certain direct loan origination costs are deferred, and the net fees or costs are recognized using the level-yield method over the contractual life of the loans. Any unamortized net fees or costs on loans sold or repaid prior to maturity are credited to income in the year such loans are sold or repaid.

            Valuation allowances for estimated losses on specific loans and real estate owned and in redemption are charged to earnings when any significant and permanent decline reduces the market value of the underlying security to less than the net book value of the asset. Management's periodic evaluation of the adequacy of the general allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current and prospective economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. In the opinion of management, the allowance, when taken as a whole, is adequate to absorb reasonable foreseeable losses.

            Interest on loans contractually delinquent, that is deemed potentially uncollectible, is excluded from earnings and is credited to a reserve for uncollected interest, which is reflected as a reduction to accrued interest receivable on the consolidated statements of financial condition. The accrual of interest is resumed if the delinquent loan is returned to current status.
           Gains or losses resulting from sales of loans or participating interests in loans are recorded at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold. When servicing is retained, an additional gain or loss is recognized and an excess servicing fee receivable or payable is recorded at the time of sale based upon the net present value of expected amounts to be received or paid resulting from the difference between the contractual interest rates received from the borrowers and the rate paid to the buyer. Excluded from the net present value portion of the gain or loss is an amount equal to the present value of a normal servicing fee. At June 30, 1994 and 1993, the resulting excess servicing fee receivable was approximately $1,397,000 and $1,079,000, respectively, and is included in other assets on the consolidated statements of financial condition. Servicing fee income, net of amortization of excess and purchased servicing fees, was $1,681,000, $1,718,000, and $1,994,000 for the years ended June 30,
1994, 1993, and 1992, respectively. Mortgage loans serviced for others as of June 30, 1994, 1993 and 1992, were approximately $966,999,000, $812,261,000 and
$838,328,000, respectively.

            Servicing rights purchased, which are recorded at cost, are amortized using the interest method over the period of estimated net servicing income. Such amortization is increased by provisions charged to operations to reflect accelerated prepayment experience, which affects estimated future net servicing revenue. At June 30, 1994, and 1993, the purchased servicing rights were approximately $4,154,000, and $2,959,000, respectively, and are included in other assets on the consolidated statements of financial condition.

(g)  Real Estate Held for Sale

           Real estate held for sale is carried at the lower of cost or net realizable value. The cost is adjusted for earnings or losses and distributions received.

(h)  Real Estate Owned

            Real estate owned represents real estate acquired through foreclosure and is initially recorded at the lower of the principal balance of the former mortgage loan plus costs of obtaining title and possession, or fair value, including estimated cost of disposition. Subsequent valuation adjustments are made if net realizable value of the property falls below the carrying amount. Expenses relating to holding such real estate, net of rental and other income, are charged against income as incurred.

(i)  Premises and Equipment

            Office properties and equipment are recorded at cost less depreciation, which is accumulated on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are recorded at cost less accumulated amortization computed on a straight-line basis over the term of the lease or the life of the asset, whichever is shorter.

(j)  Taxes on Income

            The Company, the Bank, and its subsidiaries file a consolidated Federal income tax return. Income taxes are allocated by the Company to its subsidiaries based on the use of their income or loss in the consolidated return. See further discussion at note 10.

(k)  Earnings Per Share

            Earnings per share were determined by dividing net income for each period by the weighted average number of common stock and common stock equivalents outstanding. Stock options are regarded as common stock equivalents and are therefore considered in both primary and fully diluted earnings per share calculations. Annual earnings per share are not presented for the period ended June 30, 1993, because the Bank did not complete its mutual to stock conversion and issue stock until October 2, 1992.

(l)  Cash and Cash Equivalents

            For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand and in banks and interest-earning deposits.

(m)  Fair Value Disclosures

            Fair value disclosures are required under Statement of Financial Accounting Standards No. 107 "Disclosures about the Fair Value of Financial Instruments". Such fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

            Fair value estimates are based on existing on-and-off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

            Fair value disclosures have been included for investments (note 2), mortgage-backed securities (note 3), loans receivable (note 4), deposits (note
7),  collateralized  mortgage  obligation bonds (note 8), other borrowings (note
9), and concentrations of credit risk and financial instruments with off-balance sheet risk (note 14).

(n)  Reclassifications

            Certain reclassifications of prior year amounts have been made to conform with current year presentations.

(2)  Investments

            Investments held for sale, mutual funds and investment securities are summarized as follows at June 30, 1994 and 1993:

                                             1994                                               1993
                         ----------------------------------------------    ---------------------------------------------
                                        Gross       Gross        Approx.                  Gross       Gross       Approx.
                         Amortized    Unrealized  Unrealized     Market    Amortized    Unrealized  Unrealized    Market
                            Cost         Gains       Losses       Value       Cost         Gains       Losses      Value
                                                                             (In thousands)
Held for sale, Real
  Estate Investment
  Trust                   $ 2,371       $515         $ --     $  2,886      $    --       $ --          $--     $    --
Mutual funds               44,821         --           --       44,821       35,602         31            9      35,624
U.S. Government
  securities and
  agency
  obligations              17,169         11          274       16,906       21,429        268           15      21,682
Stock in Federal
  Home Loan Bank
  of Chicago                2,226         --           --        2,226        2,431         --           --       2,431
Other investments             750         --           --          750        1,764         25           --       1,789
                          -------       ----         ----      -------      -------       ----          ---     -------
                          $67,337       $526         $274      $67,589      $61,226       $324          $24     $61,526
                          =======       ====         ====      =======      =======       ====          ===     =======

            The Company did not sell any investment securities prior to their scheduled maturity dates during the years ended June 30, 1994, 1993 and 1992. Shares of stock for certain mutual fund investments were redeemed resulting in a loss of approximately $4,000 for the year ended June 30, 1994. Proceeds from the sale of securities, held in a trading portfolio, were $4,679,000 and $73,324,000 for the years ended June 30, 1994 and 1992, respectively. Gross gains (losses) of ($355,000) and $124,000 were realized from sales of securities held in a trading portfolio for the years ended June 30, 1994 and 1992, respectively. The market value of all investment securities is based on quoted market prices obtained from securities brokers or financial newspapers. Investment securities with a carrying value of $6,036,000 will mature within 12 months, $9,096,000 will mature after 12 months and within five years, $1,005,000 will mature after five years and within ten years, and $1,782,000 will mature after ten years. The stock in the FHLB of Chicago and the mutual funds are equity securities and, as such, have no stated maturities.


(3)  Mortgage-Backed Securities

            Mortgage-backed securities are summarized as follows as of June 30, 1994 and 1993:

                                               1994                                             1993
                         ----------------------------------------------    ---------------------------------------------
                                       Gross       Gross        Approx.                    Gross       Gross       Approx.
                         Amortized    Unrealized  Unrealized     Market    Amortized    Unrealized   Unrealized    Market
                            Cost         Gains       Losses       Value       Cost         Gains       Losses      Value
                                                                        (In thousands)
Mortgage-backed securities:
  CMOs and
    REMICs                  $14,147      $ --       $  693       $13,454     $ 6,763      $   97         $2       $ 6,858
  FHLMC                      14,999        17          479        14,537      12,487         176         --        12,663
  FNMA                        8,555        --          323         8,232      11,453         100         --        11,553
  GNMA                        4,543         5          152         4,396       2,156          83         --         2,239
  FHLMC securing
     CMO bonds               12,786       221           --        13,007      21,374       1,082         --        22,456
                            -------      ----     --------       -------     -------      ------        ---       -------
                            $55,030      $243       $1,647       $53,626     $54,233      $1,538         $2       $55,769
                            =======      ====       ======       =======     =======      ======         ==       =======

             Proceeds from the sale of mortgage-backed securities (held for sale in 1994 and 1993) were $3,606,000, $5,900,000 and $3,900,000 for the years ended
June 30, 1994, 1993 and 1992, respectively. Gross gains (losses) of ($33,000), $161,000 and ($68,000) were realized on the sales of mortgage-backed securities for the years ended June 30, 1994, 1993 and 1992, respectively. The market value of all mortgage-backed securities is based on quoted market prices obtained from securities brokers or financial newspapers.

             Mortgage-backed securities with an approximate book value of $5,024,000 and $6,002,000 were pledged to secure certain deposits in excess of deposit insurance limits at June 30, 1994 and 1993, respectively.

(4)  Loans Receivable

            Loans receivable are summarized as follows as of June 30, 1994 and 1993:

                                                                                          1994             1993
                                                                                        --------         ------
                                                                                               (In thousands)
Mortgage Loans:
  One-to-four-family                                                                      $136,488       $103,539
  Multi-family                                                                              23,430         26,706
  Commercial                                                                                19,453         20,334
  Construction                                                                              15,466         13,507
                                                                                          --------       --------
Total mortgage loans                                                                       194,837        164,086
Consumer loans                                                                              37,080         33,385
                                                                                          --------       --------
Total loans receivable                                                                     231,917        197,471
  Less:
    Loans in process                                                                         7,022          6,085
    Unearned discounts, premiums and deferred loan fees, net                                  (523)          (228)
    Allowance for loan losses                                                                2,766          2,543
                                                                                          --------      ---------
Loans receivable, net                                                                     $222,652       $189,071
                                                                                          ========       ========

            Activity in the allowances for losses on loans receivable and on real estate owned is summarized as follows as of June 30, 1994,1993 and 1992.

                                                                     1994               1993              1992
                                                                   --------           --------          ------
Allowance for losses on loans:                                                       (In thousands)

    Balance at beginning of period                                    $2,543             $2,435           $  612
    Provision charged to income                                          322                381            2,044
    Charge-offs                                                          (99)              (273)            (221)
                                                                     -------            -------          -------
Balance at end of period                                              $2,766             $2,543           $2,435
                                                                      ======             ======           ======

Allowance for losses on real estate owned:
    Balance at beginning of period                                    $2,175             $2,825           $1,551
    Provision charged to income                                           --                 --            1,290
    Charge-offs                                                           --               (650)             (16)
                                                                    --------            -------          -------
Balance at end of period                                              $2,175             $2,175           $2,825
                                                                      ======             ======           ======

            Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as fixed or adjustable one-to-four-family residential, multi-family, commercial real estate, construction, and consumer loans. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories.

            The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimated maturity is based on the weighted average of the contractual obligation remaining for each loan classification. For non-performing loans estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined.

            The fair value of adjustable and fixed rate one-to-four-family mortgage loans at June 30, 1994 was $64,919,000 and $69,195,000, respectively. The fair value of multi-family, commercial and construction loans at June 30, 1994 was $52,855,000. The fair value of consumer loans at June 30, 1994 was $37,239,000.

(5)  Accrued Interest Receivable on Loans and Investments

            Accrued interest receivable on loans and investments are summarized as follows as of June 30, 1994 and 1993:

                                                                                            1994           1993
                                                                                          --------       ------
                                                                                                (In thousands)
Mortgage loans                                                                              $1,334         $1,208
Mortgage-backed securities                                                                     790          1,073
Investment securities                                                                          501            513
Consumer loans                                                                                 243            132
                                                                                           -------        -------
                                                                                            $2,868         $2,926

(6)  Premises and Equipment

            Premises and equipment, at cost, are summarized as follows as of June 30, 1994 and 1993:

                                                                                            1994           1993
                                                                                          --------       ------
                                                                                                (In thousands)
Land                                                                                           $957          $954
Buildings                                                                                     5,450         5,319
Leasehold improvements                                                                          153           146
Furniture and equipment                                                                       5,963         5,584
                                                                                            -------       -------
                                                                                             12,523        12,003

Less allowance for depreciation and amortization                                              7,322         6,851
                                                                                            -------       -------
                                                                                             $5,201        $5,152

            Depreciation expense for the year ended June 30, 1994, 1993, and 1992 was $785,000, $773,000, and $740,000, respectively.

(7)  Deposits

            Deposit balances by interest rate are summarized as follows as of June 30, 1994 and 1993:

                                                         1994                                     1993
                                        ----------------------------------------- -----------------------
                                                         Percent      Weighted                  Percent           Weighted
                                                           of         Average                     of              Average
                                                         Total        Nominal                    Total            Nominal
                                        Amount          Deposits        Rate      Amount        Deposits            Rate
                                                                      (Dollars in thousands)
Passbook accounts                       $ 48,107          15.95%        1.74%    $ 46,442          15.79%            2.10%
NOW and Super NOW accounts                36,613          12.14         1.07        33,852         11.51             1.32
Non-interest-bearing NOW accounts         18,211           6.04           --        15,926          5.41               --
                                        --------         ------         ----      --------        ------             ----
                                         102,931          34.13         1.19        96,220         32.71             1.48
                                        --------         ------         ----      --------        ------             ----

Money market accounts                     43,557          14.44         2.14        47,118         16.02             2.60

Certificate accounts:
    Thirty-one day                         1,128           0.37         2.70           927          0.32             2.75
    Ninety-one day                         1,554           0.52         2.88         2,392          0.81             3.00
    Six month                             10,119           3.36         2.96        16,542          5.62             3.46
    Eight to ten month                     8,193           2.72         3.30        13,219          4.49             3.66
    One year                              10,554           3.50         3.19        18,648          6.34             3.95
    Eighteen Month                         3,281           1.09         3.64         4,688          1.59             4.23
    Twenty-four to twenty-six
      month                               30,433          10.09         4.40        11,588          3.94             5.25
    Thirty month                          42,598          14.12         4.86        40,411         13.74             4.55
    Thirty-five to forty-two
      month                               17,060           5.66         5.40        16,100          5.47             6.39
    Five to seven year                    19,508           6.47         6.43        17,870          6.07             7.28
    Jumbos                                10,674           3.53         4.29         8,469          2.88             3.44
                                        --------         ------         ----      --------        ------             ----
                                         155,102          51.43         4.60       150,854         51.27             4.74
                                        --------         ------         ----      --------        ------             ----
Total deposits                          $301,590          100.00%        3.09%    $294,192         100.00%            3.33%
                                        ========          ======         ====     ========         ======             ====


             Interest expense by deposit type is as follows for the years ended June 30, 1994, 1993, and 1992:

                                                                             1994              1993              1992
                                                                           --------          --------          ------
                                                                                         (In thousands)
Passbook accounts                                                          $  884           $ 1,130            $ 1,663
NOW accounts                                                                  407               631              1,196
Money market accounts                                                         997             1,349              2,136
Certificate accounts                                                        7,195             7,739             10,545
                                                                           ------           -------            -------
                                                                           $9,483           $10,849            $15,540
                                                                           ======           =======            =======

            Under Financial Accounting Statement No. 107, the fair value of deposit accounts with no stated maturity, such as passbook, NOW, money market and checking accounts, is equal to the amount payable on demand as of June 30, 1994. The fair value of certificate accounts is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates on the following page do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

            The following table presents the fair value of deposits at June 30, 1994:

                                                              Estimated
                                                              Fair Value
                                                            (In thousands)
Passbook accounts                                              $  48,107
NOW accounts                                                      54,824
Money market accounts                                             43,557
Certificate accounts                                             160,461
                                                                --------
                                                                $306,949

(8)  Collateralized Mortgage Obligation Bonds (CMO)

             A summary of CMO bonds payable as of June 30, 1994 and 1993 follows:

                                                                                          1994          1993
                                                                                          ------        -----
                                                                                              (In thousands)
Series 1985-1 bonds, weighted average interest rate of 7.9%, net
 of premium of $725 and $1,015 at June 30, 1994 and 1993                                    $7,382        $11,619
Series 1985-2 bonds, weighted average interest rate of 9.15%, net
 of premium of $899 and $1,260 at June 30, 1994 and 1993                                     4,927          9,250
                                                                                          --------       --------
Total                                                                                      $12,309        $20,869
                                                                                           =======        =======

           The effective rate of the CMO bonds for the year ended June 30, 1994 was 14.8%. The following is a summary of estimated principal maturities during the next five years:

        Year ended                     Series                      Series
         June 30                       1985-1                      1985-2                   Total
        ----------                     ------                      ------                   -----
                                                  (In thousands)
          1995                        $1,491                      $1,484                    $2,975
          1996                         1,416                       1,002                     2,418
          1997                         1,180                       1,002                     2,182
          1998                           944                         651                     1,595
          1999                           787                         301                     1,088

             Actual principal maturities will be determined based on the repayment experience of the underlying mortgage-backed certificates.

             The fair value of the CMO bonds was determined by discounting the contractual cash flows of each bond series. The cash flows were adjusted for prepayments which have historically accelerated the principal amount subject to the contractual terms. If prepayments were not considered in the discounted cash flow model, the fair value of the bonds would be increased. The fair value of the CMO bonds at June 30, 1994 was $12,587,000.

(9)  Other Borrowings

             The Bank has outstanding advances from the Federal Home Loan Bank of Chicago of $19,857,000, consisting of $19,450,000 in short term adjustable interest rate advances at 5.85% as of June 30, 1994. Additionally the Bank has a $100,000, 5.5% advance maturing on January 25, 2001, and a $307,000, 2.5%
advance maturing on July 30, 2003. All advances approximate fair value as of June 30, 1994.

(10)  Income Taxes

             Accrued interest and other liabilities in the accompanying balance sheets include deferred income taxes of approximately $372,000, $53,000, and $230,000, at June 30, 1994, 1993 and 1992, respectively. The components of income taxes are as follows for the years ended June 30, 1994, 1993, and 1992:

                                                                 1994          1993            1992
                                                                ------        ------          -----
                                                                             (In thousands)
Federal:
   Current                                                       $2,177        $2,394         $2,048
   Deferred (benefit)                                               280          (196)        (1,044)
                                                                -------       -------        -------
                                                                  2,457         2,198          1,004

State:
   Current                                                          444           401            560
   Deferred (benefit)                                                39            19           (424)
                                                                -------       -------        -------
Total income tax expense                                         $2,940        $2,618         $1,140
                                                                 ======        ======         ======

             The reasons for the difference between the effective income tax rate and the corporate federal tax rate for the years ended June 30, 1994, 1993 and 1992:

                                                                 1994            1993           1992
                                                                ------          ------         -----
                                                                             (In thousands)
Federal tax rate                                                34.0%          34.0%          34.0%
Items affecting federal income tax rate:
  General loan provision in excess of tax
   bad debt deduction allowable                                   --             --            3.4
  Decrease in valuation allowance on tax assets                   --           (4.5)            --
  State taxes, net federal benefit                               4.1            4.1            4.7
  Other                                                           .1            4.7             --
                                                                ----           ----           ----
Total                                                           38.2%          38.3%          42.1%
                                                                ====           ====           ====

             In February, 1992, the Financial Accounting Standards Board issued Financial Accounting Statement No. 109, "Accounting for Income Taxes". Statement No. 109 requires a change from the deferred method under APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying the applicable tax rate to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Under Statement No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date of any such tax law change.

             Effective July 1, 1991, the Association adopted Statement No. 109. The cumulative effect of the change in the method of accounting for income taxes as of July 1, 1991 increased net income by approximately $1,000,000, net of a $300,000 valuation reserve, and is reported separately in the consolidated statements of earnings.

             The tax effects of existing temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at June 30, 1994, 1993, and 1992 are:

                                                                               1994          1993          1992
                                                                             --------      --------      ------
                                                                                          (In thousands)
Deferred tax liabilities:
  Gain on sale of loans, deferred for tax purposes                             $  926       $  664        $  736
  Hedging transactions, recognized currently for tax purposes                     132          185           230
  Income reported for tax purposes when received                                  181          238           244
  Dividends received in stock, not recognized for tax purposes                     85           93            69
  Tax depreciation in excess of book depreciation                                  19           64           103
  Excess of tax bad debt reserve over base year                                   193           --            --
  Other                                                                            --          126            45
                                                                             --------     --------       -------
                                                                                1,536        1,370         1,427
Deferred tax assets:
  General allowances for losses on loans                                       (1,058)        (976)         (923)
  Deferred loan fees                                                             (106)        (142)         (147)
  Base year tax bad debt reserve in excess of tax bad debt reserve                 --         (199)         (427)
                                                                             --------     --------       -------
                                                                               (1,164)      (1,317)       (1,497)
Valuation allowance on deferred tax assets                                         --           --           300
                                                                             --------     --------       -------
                                                                               (1,164)      (1,317)       (1,197)
                                                                               ------       ------        ------

Net deferred tax liability                                                     $  372       $   53        $  230
                                                                               ======       ======        ======


            Retained earnings as of June 30, 1994, includes approximately $5,229,000 for which no provision for federal income tax has been made. This amount represents allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current income tax rate.

(11)  Benefit Plans

            The Company and its subsidiaries have a defined benefit retirement plan which covers all employees who have attained at least twenty-one years of age and completed one year of service. During fiscal year 1991 the Company merged its defined benefit retirement plan into the Financial Institutions
Retirement Fund (FIRF), a multiple employer, industry-sponsored plan. In addition, the Company and its subsidiaries have a 401(k) plan covering substantially the same group of employees after completion of one year of service. The Company has agreed to make contributions to the defined benefit retirement plan sufficient to pay benefits to plan participants. Contributions to the 401(k) plan are discretionary. The Company incurred total expenses to fund the plans of approximately $408,000, $463,000, and $577,000 for the years ended June 30, 1994, 1993 and 1992, respectively.

            The Bank established an Employee Stock Ownership Plan (ESOP), on October 2, 1992, contemporaneously with the conversion from mutual to stock form of ownership. The plan covers substantially all employees with more than one year of service who have attained the age of twenty-one. The ESOP borrowed $1,620,000 from the Company to purchase 185,150 shares of the Company's stock at $8.75 per share. The Bank has agreed to make scheduled contributions to the ESOP sufficient to service the amount borrowed. The total contributions used to fund payments on the debt totalled $231,000 and $174,000 in 1994 and 1993, respectively.

            In conjunction with the Bank's conversion, the Bank established two stock option plans which granted options to individuals to purchase common stock of the Company at a price equal to the fair market value at the date of grant, subject to the terms and conditions of the plan. The total number of shares authorized under the incentive stock option plan is 198,375, equal to 7.5% of the total number of shares of common stock issued in the initial public offering. The option term can not exceed ten years. The Bank granted 193,085 of these options to officers of the Bank in connection with the conversion at an exercise price of $8.75 per share. Options are currently exercisable for the Chairman and President of the Bank, and for other officers on a cumulative basis in equal installments at a rate of 20% per year commencing one year from the date of grant, October 2, 1992. During the year under the incentive stock option plan, 529 options were exercised and issued from treasury stock. The stock option plan for outside directors who are not officers or employees of the Bank granted options to directors for 2.5% or 66,125 shares in conjunction with the conversion. The exercise price per share will be $8.75 for each option. Each option granted under the outside directors stock option plan are exercisable and expire upon the earlier of 10 years following the date of grant or one year following the date the optionee ceases to be a director.

             In conjunction with the conversion, the Bank also established several Recognition and Retention Plans and Trusts (RRPs), as a method of providing officers of the Bank with a proprietary interest in the Company. Such awards are to be earned by employees subject to terms of the plans. The total number of shares purchased and granted by the plans in conjunction with the conversion totalled 105,800 shares or 4% of the total shares offered in the conversion. The stock grants awarded to the officers of the Bank will vest on a cumulative basis in equal installments at a rate of 20% per year commencing one year from the date of grant, October 2, 1992.
The cost of the awards are amortized on a straight-line basis over their five year terms.

             In December 1990, the Financial Accounting Standards Board issued Statement No. 106, Employers' Accounting for Post-Retirement Benefits other than Pensions. Currently, the Company provides no post-retirement benefits other than the pension plan described above and as such, SFAS No. 106 will have no impact on the Company's operations.

(12)  Financial Institutions Reform, Recovery, and Enforcement Act (FIRREA) of
      1989

             FIRREA includes provisions for changes in the federal regulatory structure for institutions including minimum capital requirements, a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to noninvestment grade corporate debt and certain other investments.
FIRREA also increases the required ratio of housing related assets in order to qualify as a savings institution.

             The regulations require institutions to have a minimum regulatory tangible capital equal to 1.5% of total assets, a minimum 3.0% core capital ratio, and an 8.0% risk-based capital ratio. The Bank is in compliance with the fully phased-in capital requirements at June 30, 1994.

             Management   anticipates  continued  compliance  with  the  capital
requirements of FIRREA and that the other provisions of FIRREA will not materially impact the Bank's operations.

(13)  Lease Commitments

     Minimum rental commitments under all noncancelable operating leases for land and office space are as follows:

                                             Year ended
                                              June 30,           Amount
                                                   (In thousands)
                                                1995             $189
                                                1996              159
                                                1997              131
                                                1998               60
                                                1999               39

            Rental expense for the years ended June 30, 1994, 1993 and 1992 was approximately $222,000, $227,000, and $186,000, respectively.

(14)   Concentrations  of  Credit  Risk  and  Financial   Instruments  with
       Off-Balance-Sheet Risk

            The Bank's lending base primarily covers the greater Rockford, Illinois area and extends, to a lesser extent, to the Chicago, Illinois and Des Moines, Iowa metropolitan areas, where the Bank operates three of its mortgage loan origination offices. The Bank evaluates each customer's creditworthiness on a case-by-case basis.

             Commitments to fund or purchase loans at June 30, 1994 and 1993 amounted to approximately $55,080,000 and $85,270,000, respectively, including approximately $10,907,000 and $10,900,000, respectively, of unadvanced lines of credit and $9,800,000 and $13,800,000, respectively, in fixed rate loans ranging from 7.5 to 9.9 percent and 6.5 to 10.9 percent, respectively. Commitments to sell loans and participating interests in loans at June 30, 1994 and 1993 aggregated approximately $21,722,000 and $72,800,000, respectively.

             The Bank has purchased financial options and futures to hedge interest rate exposure on mortgage loans and the related commitments. Options to place mortgage-backed securities at June 30, 1994 were $11,000,000 to purchase and $11,000,000 to sell. There were no options on financial futures contracts at June 30, 1994. The unamortized cost of such options and futures and the exposure to loss on the ultimate fulfillment of sales commitments is not expected to result in significant loss, if any, to the Bank.

             The fair value of the aforementioned loan commitments, options and futures is included in the calculation of fair value of mortgage loans held for sale. See note 1(d).

(15)  Stockholders' Equity

             On October 2, 1992, FirstRock Bancorp, Inc. issued 2,645,000 shares of common stock at $8.75 per share. The net proceeds, after deducting conversion expenses of $1.3 million, were $21.8 million, and are reflected as common stock and additional paid-in capital in the accompanying consolidated statements of financial condition. The Company used $10.9 million of the net proceeds to acquire all the capital stock of the Bank.

             As part of the conversion, the Bank established a liquidation account for the benefit of eligible depositors as of December 31, 1991, the eligibility record date, who continue to maintain deposits in the Bank after the conversion. In the unlikely event of a complete liquidation of the Bank, each eligible account holder would receive from the liquidation account, a liquidation distribution based on their proportionate share of the then total remaining qualifying deposits, prior to any distribution with respect to the Bank's capital stock. The Bank may not declare or pay a cash dividend to the Company on, or repurchase any of, its capital stock, if the effect thereof would cause the retained earnings of the Bank to be reduced below the amount then required for the liquidation account.


(16)  Condensed Parent Company Only Financial Statements

            The following condensed statement of financial condition as of June 30, 1994 and 1993 and condensed statements of earnings and cash flows for the year ended June 30, 1994 and the period from October 2, 1992 to June 30, 1993 for FirstRock Bancorp, Inc. should be read in conjunction with the consolidated financial statements and notes thereto (in thousands).

Statement of Financial Condition
                                                                                             June 30,       June 30,
                                                                                               1994           1993
Assets:
   Cash on hand and in banks                                                                 $1,202          $   110
   Investments                                                                                4,466            7,545
   Loans receivable for ESOP                                                                  1,215            1,446
   Accrued interest on loans and investments                                                     18               33
   Investment in First Federal Savings Bank, F.S.B.                                          44,267           39,541
   Other assets                                                                                  43                3
                                                                                            -------          -------
                                                                                            $51,211          $48,678
                                                                                            =======          =======
Liabilities:
   Accrued interest and other liabilities                                                   $    56          $    26
Stockholders' equity:
   Preferred stock                                                                               --               --
   Common stock                                                                                  26               26
   Additional paid-in capital                                                                21,766           21,769
   Retained earnings                                                                         33,621           28,858
   Unrealized loss on mutual funds                                                             (140)              --
   Treasury stock                                                                            (4,118)          (2,001)
                                                                                            -------          -------
                                                                                             51,155           48,652
                                                                                            -------          -------
                                                                                            $51,211          $48,678
                                                                                            =======          =======

                                                                                                        Period from
Statement of Earnings                                                                     Year ended      October 2,
                                                                                           June 30,        1992 to
                                                                                              1994        June 30, 1993

Equity in earnings of the Bank                                                               $4,726           $3,035
Interest income                                                                                 384              382
Loss on redemption of mutual funds                                                               (4)              --
Other expense                                                                                  (320)             (33)
Income tax expense                                                                              (23)            (134)
                                                                                            -------          -------
Net income                                                                                  $ 4,763          $ 3,250
                                                                                            =======          =======

                                                                                                         Period from
Statement of Cash Flows                                                                   Year ended      October 2,
                                                                                           June 30,        1992 to
                                                                                              1994      June 30, 1993
Operating activities:
   Net income                                                                               $ 4,763          $ 3,250
   Less equity in earnings of the Bank not providing funds                                   (4,726)          (3,035)
   Amortization of premiums on investments                                                        3               --
   Loss on redemption of mutual funds                                                             4               --
   Increase in accrued interest and other assets                                                (25)             (36)
   Increase in other liabilities                                                                 30               26
                                                                                            -------          -------
Net cash provided by operations                                                                  49              205
                                                                                            -------           ------

                                                                                                        Period From
                                                                                           Year ended     October 2,
                                                                                            June 30,       1992 to
                                                                                              1994      June 30, 1993
Investing activities:
   Loan originations                                                                             --           (1,620)
   Purchase of investments                                                                   (1,700)          (8,145)
   Proceeds from the redemption and maturity of investments                                   4,632              600
   Repayments of loans                                                                          231              174
   Purchase of capital stock of the Bank                                                         --          (10,898)
                                                                                          ---------          -------
Net cash used by investing activities                                                         3,163          (19,889)
                                                                                            -------          -------
Financing activities:
   Net proceeds from sale of common stock                                                        --           21,795
   Proceeds from options exercised                                                                5               --
   Purchase of treasury stock                                                                (2,125)          (2,001)
                                                                                            -------          -------
Net cash provided by financing activities                                                    (2,120)          19,794
                                                                                            -------          -------
Net increase in cash and cash equivalents                                                     1,092              110
Cash and cash equivalents at beginning of period                                                110               --
                                                                                            -------        ---------
Cash and cash equivalents at end of period                                                  $ 1,202          $   110
                                                                                            =======          =======

(17)  Quarterly Results of Operations (Unaudited)

            The following table sets forth certain unaudited income and expense data on a quarterly basis for the period indicated.



                                                                       Quarter ended
                                June 30,   Mar. 31,  Dec. 31,   Sept. 30,  June 30,   Mar. 31,    Dec. 31,  Sept. 30,
                                  1994        1994     1993        1993      1993       1993        1992       1992

Interest income                   $6,294     $6,265    $6,579     $6,590     $6,862     $6,559     $7,009     $6,806
Interest expense                   2,765      2,833     3,045      3,210      3,257      3,249      3,555      3,848
                                  ------     ------    ------     ------     ------     ------     ------     ------
Net interest income                3,529      3,432     3,534      3,380      3,605      3,310      3,454      2,958
                                  ------     ------    ------     ------     ------     ------     ------     ------
Provision for loan losses             58         88        88         88         87         88         88        118
Total non-interest income          1,895      1,886     1,837      1,884      1,638      1,678      1,669      1,687
Total non-interest expense         3,391      3,294     3,358      3,309      3,347      3,146      3,318      2,978
Income taxes (benefit)               755        735       736        714        696        674        660        588
                                 -------    -------   -------    -------    -------    -------    -------     ------
Net income                        $1,220     $1,201    $1,189     $1,153     $1,113     $1,080     $1,057     $  961
                                  ======     ======    ======     ======     ======     ======     ======     ======

Primary earnings per share        $ 0.48     $ 0.47    $ 0.47     $ 0.44     $ 0.42     $ 0.40     $ 0.39        N/A
                                  ======     ======    ======     ======     ======     ======     ======     ======



N/A - Earnings per share are not available as the stock conversion was complete October 2, 1992.

                      (This page intentionally left blank)


                            FIRSTROCK BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)

                                                                                 September 30,     June 30,
                                                                                      1994           1994
                                                                                                   ------
ASSETS   (Unaudited)

Cash on hand and in banks                                                         $ 16,004        $ 18,022
Interest-earning deposits                                                              985           4,796
Investments in mutual funds at market                                               45,440          44,821
Investment securities available for sale                                            22,195              --
Investment securities held to maturity                                                  --          22,516
Mortgage loans held for sale                                                         9,670          17,122
Mortgage-backed securities available for sale                                       39,150              --
Mortgage-backed securities held to maturity                                         11,686          55,030
Loans receivable, net                                                              236,764         222,652
Accrued interest receivable                                                          2,917           2,868
Real estate held for sale                                                            3,804           3,819
Real estate owned, net                                                               1,784           1,697
Premises and equipment                                                               5,139           5,201
Other assets                                                                        12,417          10,952
                                                                                  --------        --------
Total Assets                                                                      $407,955        $409,496
                                                                                  ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposit accounts                                                                $302,483        $301,590
  Collateralized mortgage obligation bonds                                          10,013          12,309
  Other borrowings                                                                  28,561          19,857
  Advance payments by borrowers for taxes and insurance                                717           1,450
  Custodial balances on loans serviced for others                                   10,428          19,909
  Accrued interest and other liabilities                                             7,177           6,166
                                                                                ----------     -----------
Total liabilities                                                                  359,379         361,281
                                                                                 ---------       ---------

Stockholders' Equity:
  Preferred stock, $.01 par value, authorized 1,000,000
    shares; none outstanding                                                            --              --
  Common stock, $.01 par value, authorized 3,500,000
    shares; issued 2,645,000 shares; outstanding
    2,388,171 shares at 9/30/94 and 2,387,642 shares
    at 6/30/94                                                                          26              26
  Additional paid-in capital                                                        21,830          21,834
  Retained earnings, substantially restricted                                       34,858          33,621
  Treasury stock, at cost, 256,829 shares at 9/30/94
    and 257,358 shares at 6/30/94                                                   (4,109)         (4,118)
  Common stock purchased by:
    Employee stock ownership plan                                                   (1,157)         (1,215)
    Management recognition and retention plan                                         (556)           (602)
  Net unrealized loss on securities                                                 (2,316)         (1,331)
                                                                                 ---------       ---------
Total stockholders' equity                                                          48,576          48,215
                                                                                 ---------       ---------

Total liabilities and stockholders' equity                                        $407,955        $409,496
                                                                                  ========        ========

See accompanying notes to unaudited consolidated financial statements.




                            FIRSTROCK BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF EARNINGS
                                  (Unaudited)
                                                                                 (Dollars in thousands)

                                                                                   For the Three Months
                                                                                    Ended September 30,
                                                                                   ---------------------
                                                                                    1994           1993
Interest income:
   First mortgage loans                                                            $3,866         $3,881
   Consumer loans                                                                     891            831
   Mortgage-backed securities                                                         853            916
   Interest-earning deposits                                                           13            238
   Investment in mutual funds                                                         587            353
   Investment securities                                                              306            371
                                                                                  -------        -------

      Total interest income                                                         6,516          6,590
                                                                                  -------        -------

Interest expense:
   Deposits                                                                         2,356          2,533
   Borrowed funds                                                                     595            677
                                                                                  -------        -------
      Total interest expense                                                        2,951          3,210
                                                                                  -------        -------

Net interest income before provision for loan losses                                3,565          3,380
Provision for loan losses                                                              69             88
                                                                                  -------        -------

      Net interest income after provision for loan losses                           3,496          3,292
Non-interest income:
   Loan fees and servicing income                                                     927            773
   Insurance/security commissions                                                      92            185
   Income from real estate                                                             77            151
   Service charges on deposit accounts                                                681            674
   Gain (loss) on sale of loans                                                       (83)            89
   Gain (loss) on sale of investment securities                                       (36)           (33)
   Other income                                                                        47             45
                                                                                   ------        -------
      Total non-interest income                                                     1,705          1,884
                                                                                   ------         ------

Non-interest expense:
   Compensation and benefits                                                        1,728          1,553
   Office occupancy and equipment                                                     504            538
   Federal deposit insurance premiums                                                 182            187
   Gain on operation and sale of REO, net                                             (16)           (26)
   Other expense                                                                      798          1,057
                                                                                   ------         ------
      Total non-interest expense                                                    3,196          3,309
                                                                                   ------         ------

      Income before income taxes                                                    2,005          1,867
Income taxes                                                                          768            714
                                                                                  -------        -------
      Net income                                                                   $1,237         $1,153
                                                                                   ======         ======

Primary earnings per share                                                         $ 0.49         $ 0.44
                                                                                   ======         ======

See accompanying notes to unaudited consolidated financial statements.


                            FIRSTROCK BANCORP, INC.
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1994
                                  (Unaudited)

                                                                                (Dollars in thousands)
                                                                                                       Net
                                                                                                    Unealized
                                                                          Common        Common       Loss On
                                         Additional                        Stock         Stock      Securities
                               Common     Paid-in    Retained   Treasury  Acquired      Acquired     Available
                                 Stock     Capital   Earnings     Stock    By ESOP       By RRPs     For Sale     Total
                                                                 (In thousands)

Balance, June 30, 1994           $26      $21,834     $33,621    $(4,118)   $(1,215)    $(602)     $(1,331)     $48,215

Net income for the
  three months ended
  September 30, 1994              --           --       1,237         --         --        --           --        1,237

Payment on ESOP loan              --           --          --         --         58        --           --           58

Amortization of RRP's             --           --          --         --         --        46           --           46

Exercise of stock options
  (529 shares)                    --           (4)         --          9         --        --           --            5

Change in net unrealized loss
  on securities available
  for sale                        --           --          --         --         --        --         (985)        (985)
                                ----   ----------  ----------  ---------  ---------   -------     --------     --------

Balance, September 30, 1994      $26      $21,830     $34,858    $(4,109)   $(1,157)    $(556)     $(2,316)     $48,576
                                 ===      =======     =======    =======    =======     =====      =======      =======




See accompanying notes to unaudited consolidated financial statements.

                            FirstRock Bancorp, Inc.
                     Consolidated Statements Of Cash Flows
                                  (Unaudited)

                                                                                   For the Three Months
                                                                                    Ended September 30,
                                                                                   --------------------
                                                                                    1994           1993
                                                                                       (In thousands)

Cash flows from operating activities:
   Net income                                                                     $ 1,237        $ 1,153

   Adjustments  to  reconcile  net  income  to net cash  provided  by  operating activities:
   Amortization (accretion) of premiums (discounts) on
     loans and securities, net                                                        322          1,276
   Provision for loss on loans and real estate owned                                   69             88
   Depreciation of premises and equipment                                             186            209
   Depreciation of real estate held for sale                                           33             27
   Amortization of intangibles and premium on
     collateralized mortgage obligation bonds                                         179            220
   (Gain) loss on sale of loans                                                        83            (56)
   Loss on sale of investments and mortgage-backed
     securities                                                                        36             --
   Loss on mortgage-backed securities held for sale                                    --             33
   Gain on sale of real estate owned                                                   --            (32)
   Loan originations for held for sale, net of origination
     fees and principal payments received                                         (14,910)       (78,075)
   Purchases of loans for resale                                                  (11,866)       (22,448)
   Proceeds from sale of loans held for sale                                       34,145        107,547
   Proceeds from sale of mortgage-backed securities and
     investments held for sale                                                         --          3,573
   Increase (decrease) in cash due to:
     Accrued interest                                                                 (49)           (21)
     Other assets                                                                    (315)           875
     Accrued interest and other liabilities                                         1,011           (897)
     Custodial balances                                                            (9,481)        (9,474)
                                                                                  -------        -------
Total adjustments                                                                    (557)         2,845
                                                                                 --------        -------
Net cash provided by operating activities                                             680          3,998
                                                                                 --------        -------

Cash flows from investing activities:
   Loan originations, net of loan origination fees and
     principal payments received                                                  (14,512)        (1,667)
   Principal payments on mortgage-backed securities                                 2,887          5,229
   Proceeds from maturities of investments                                             91          4,112
   Proceeds from sales of investments
     and mortgage-backed securities                                                   673             --
   Purchases of investments and mortgage-backed
     securities                                                                    (2,071)        (6,507)
   Proceeds from sales of real estate owned, net                                        7            258
   Purchase of premises and equipment, net                                           (124)          (528)
                                                                                 --------       --------
Net cash provided (used) by investing activities                                  (13,049)           897
                                                                                  -------       --------

See accompanying notes to unaudited consolidated financial statements.



                            FirstRock Bancorp, Inc.
                     Consolidated Statements Of Cash Flows
                                  (Unaudited)

                                                                                   For the Three Months
                                                                                    Ended September 30,
                                                                                   --------------------
                                                                                   1994            1993
                                                                                       (In thousands)

Cash flows from financing activities:
   Decrease in employee stock ownership and
     recognition plans                                                                104            104
   Proceeds from exercised options                                                      4             --
   Net increase in deposit accounts                                                   893          2,978
   Proceeds from other borrowings net                                               8,704            307
   Payments on collateralized mortgage obligation bonds                            (2,432)        (1,774)
   Net decrease in advance payments by
     borrowers for taxes and insurance                                               (733)          (812)
                                                                                 --------       --------

Net cash provided by financing activities                                           6,540            803
                                                                                 --------       --------

Net increase (decrease) in cash and cash equivalents                               (5,829)         5,698
Cash and cash equivalents at beginning of the quarter                              22,818         32,271
                                                                                  -------        -------

Cash and cash equivalents at end of quarter                                       $16,989        $37,969
                                                                                  =======        =======

Supplemental  disclosures of cash flow  information:  Payments during the period for:
     Interest                                                                       2,811          3,144
     Income taxes                                                                       4            210
   Noncash investing activity:
     Transfer loans to real estate owned                                              112             --
     Transfer of securities to available for sale                                  67,337             --
     Transfer of mortgage-backed securities to available
       for sale                                                                    42,244             --





See accompanying notes to unaudited consolidated financial statements.

                     FIRSTROCK BANCORP, INC. AND SUBSIDIARY
              Notes to Unaudited Consolidated Financial Statements
                      September 30, 1994 and June 30, 1994



(1)  Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation have been included.

The results of operations and other data for the interim periods are not necessarily indicative of results that may be expected for the entire fiscal year ending June 30, 1995.

The unaudited consolidated financial statements include the accounts of FirstRock Bancorp, Inc. (the "Company") and its wholly owned subsidiary, First Federal Savings Bank, FSB and its subsidiaries (the "Bank") as of September 30, 1994 and for the three month periods ended September 30, 1994 and 1993. All material intercompany accounts and transactions have been eliminated in consolidation.


(2)  Conversion to Stock Ownership

FirstRock Bancorp, Inc. completed its initial public offering on October 2, 1992 with the simultaneous conversion of First Federal Savings and Loan Association of Rockford, a federally chartered mutual savings and loan association to First Federal Savings Bank, FSB, a federally chartered stock savings bank. Pursuant to the public offering, the Company sold 2,645,000 shares of common stock at $8.75 per share to depositors and borrowers of the Bank during the subscription offering. Total net proceeds were $19.2 million. The Company utilized $10.9 million of the proceeds to acquire all of the issued and outstanding capital stock of the Bank.


(3)  Earnings per Share

Earnings per share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Stock options are regarded as common stock equivalents and are computed using the treasury stock method. The weighted average number of common stock and common stock equivalents for the calculation of primary earnings per share were 2,542,503 and 2,632,633 for the three months ended September 30, 1994 and 1993, respectively. The weighted average number of common stock and common stock equivalents for the fully diluted earnings per share computation, were 2,549,878 and 2,638,543 for the three months ended September 30, 1994 and 1993, respectively (which are not materially dilutive).

(4)  Commitments and Contingencies

Commitments to originate and purchase loans at September 30, 1994 were $34.8 million, including $11.9 million of unadvanced lines of credit. Commitments to sell loans totalled $16.8 million at September 30, 1994.


(5)  Legal Proceedings

In October, 1992, legal proceedings were instituted by the United States Attorney before the United States District Court of the Northern District of Illinois, Western Division, alleging that, in connection with the Bank's conversion to stock form and the accompanying initial public offering of common stock by the Company, certain persons (none of whom were affiliated with the Company or the Bank) engaged in the unlawful sale of subscription rights. The United States Marshall seized 277,774 shares of the Company's stock subscribed for in the conversion by such persons. On November 2, 1994, the United States Marshall sold 235,454 shares of Company common stock as part of a court-approved partial settlement of the above-referenced legal proceeding. The remaining 42,320 shares remain subject to the legal proceeding. Neither the Company, the Bank, nor any of its affiliates have been or are parties to this litigation. On October 11, 1994, the one remaining claimant in the above-referenced legal proceeding filed a shareholders derivative complaint naming the Company and the United States of America as defendants. The complaint seeks no monetary damages from the Company, but seeks to have the shares at issue sold by the United States Marshall directly to FirstRock at the initial public offering price.
The Company believes that the complaint is without merit and it intends to vigorously defend this action.


(6)  Reclassifications


Certain amounts in the unaudited consolidated financial statements for the period presented in the fiscal year 1994 have been reclassified to conform with the presentation in fiscal year 1995.

                                                                     EXHIBIT 1


October 26, 1994



Board of Directors
FirstRock Bancorp, Inc.
612 North Main Street
Rockford, Illinois  61103

Members of the Board:

You have requested our opinion as to the fairness of the merger consideration (the "Merger Consideration"), from a financial point of view, to the shareholders of FirstRock Bancorp, Inc. ("FirstRock") with respect to the proposed merger of FirstRock with and into First Financial Corporation ("First Financial"). FirstRock has entered into an Agreement and Plan of Reorganization and a related Agreement and Plan of Merger (collectively the "Agreements"), both dated October 26, 1994, between First Financial and FirstRock. As is set forth in the Agreements, each outstanding share of common stock of FirstRock will be converted into and be exchangeable for the number of shares of Common Stock, $1.00 par value per share, of First Financial equal to a fraction, the numerator of which shall be equal to $27.10 and the denominator of which shall be equal to the average closing price per share of Common Stock of First Financial as reported on the Nasdaq Stock Market for the fifteen trading days ending on the fourth trading day prior to the Effective Date of the Merger.

During the course of our engagement, we have, among other things:

           1)reviewed the Agreements, the audited financial statements of FirstRock and First Financial for the most recent three fiscal years, and unaudited financial statements through September 30, 1994 as reported on Form 10-Q, Office of Thrift Supervision ("OTS") Thrift Financial Reports of FirstRock, as well as other internally generated FirstRock reports relating to asset/liability management, asset quality and so forth;

           2)reviewed and analyzed other material bearing upon the financial and operating condition of First Financial and FirstRock and material prepared in connection with the proposed transaction;

           3)reviewed the operating characteristics of certain other financial institutions deemed relevant to the contemplated transaction;

           4)reviewed the nature and terms of recent sale and merger transactions involving banks, thrifts, bank and thrift holding companies and other financial institutions that we consider relevant;

October 26, 1994
Board of Directors
FirstRock Bancorp, Inc.
Page -2-


           5)reviewed historical and current market data for First Financial and FirstRock common stock;

           6)reviewed financial and other information provided to us by the managements' of First Financial and FirstRock;

           7)conducted meetings with members of the senior management of First Financial and FirstRock for the purpose of reviewing the future prospects of First Financial and FirstRock;

           8)reviewed certain information including forecasts pertaining to prospective cost savings and revenue enhancements relative to the proposed transactions;

           9)evaluated the proforma ownership of First Financial common stock by FirstRock shareholders, relative to the proforma condition of FirstRock's assets, liabilities, equity and earnings to the proforma company.

The Chicago Corporation, as part of its investment banking business, is continually engaged in the valuation of banks and bank holding companies and thrifts and thrift holding companies in connection with mergers and acquisitions as well as initial and secondary offerings of securities as well as valuations for other purposes. The Chicago corporation is a member of all principal U.S. Securities exchanges and in the conduct of our broker-dealer activities may from time to time purchase securities from, and sell securities to, FirstRock and First Financial and as a market maker buy or sell the equity securities of FirstRock for our own account and for the accounts of customers. In rendering this fairness opinion we have acted exclusively on behalf of the Board of Directors of FirstRock and will receive a fee from FirstRock for our services.

In  rendering   this  opinion,   we  have  relied  upon,   without   independent
verification, the accuracy and completeness of the financial and other information and representations provided to us by First Financial and FirstRock. We have relied upon the management of FirstRock and First Financial as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and basis therefore) provided to us, and have assumed that such forecasts and projections are the best available estimates of management.

Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to the shareholders of FirstRock as described in the Agreements, is fair from a financial point of view.

Sincerely,


THE CHICAGO CORPORATION

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

         Article 7 of First Financial Corporation's ("FFC" or the "Registrant") Articles of Incorporation states as follows:

                           Article 7: Indemnification. The Corporation shall indemnify each person (and the heirs and legal representatives of such person) who is or was a director or officer of the Corporation, or of any other corporation, partnership, joint venture, trust or other enterprise which he or she served in any capacity at the request of the Corporation, against any and all liability and reasonable expense that may be incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding (whether brought by or in the right of the Corporation or such other corporation, partnership, joint venture, trust or other enterprise or otherwise), civil, criminal, administrative or investigative, or threat thereof, or in connection with an appeal relating thereto, in which he or she may become involved, as a party or otherwise, by reason of his or her being or having been such director or officer, or by reason of any past or future action or omission or alleged action or omission (including those antedating the adoption of these Articles) by him or her in such capacity, whether or not he or she continues to be such at the time such liability or expense is incurred.

                           Each person  identified above shall be indemnified by
                  the Corporation provided such person acted in good faith, in what he or she believed to be in or not opposed to the best interest of the Corporation or such other corporation, partnership, joint venture, trust or other enterprise, as the case may be, and in addition, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

                           Any such  officer  or  director  referred  to in this
                  Article may rely upon an opinion of counsel, whether general counsel for the Corporation or any designated counsel retained by the Corporation, to provide an opinion to such person as to the propriety of acting and if said person relies upon said opinion, he or she shall have deemed to have acted in good faith.

                           Any such  officer  or  director  referred  to in this
                  Article who has been wholly successful, on the merits or otherwise, with respect to any claim, action, suit or proceeding shall have been deemed to have acted in good faith.

                           Termination of any claim,  action, suit or proceeding
                  by judgment, settlement or conviction, or upon a plea of guilty or nolo contendere, or its equivalent, shall not create a presumption that a director or officer did not meet the standards of conduct set forth above.

                           As used in this Article,  the terms  "liability"  and
                  "expense" shall include, but not be limited to, counsel fees and disbursements and amounts of judgments, fines and penalties against, and amounts paid in settlement by or on behalf of a director or officer. Expenses incurred with respect to any such claim, action, suit or proceeding may be advanced by the Corporation prior to the final disposition thereof upon receipt of any undertaking by or on behalf of the recipient to repay such amount unless he or she is entitled to indemnification under this Article.

                           The Corporation shall purchase and maintain insurance
                  on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against liability asserted against him or her and incurred by him or her in any such capacity or arising out of his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provision of this Article.

                  The rights of indemnification provided in this Article shall be in addition to any rights to which any person concerned may otherwise be entitled by contract or as a matter of law, and irrespective of the provisions of this Article, the board of directors may, at any time and from any time to time, approve indemnification of directors, officers or employees to the full extent permitted by the provisions of the Wisconsin Business Corporation Law at the time in effect, whether on account of past or future actions.

                  FFC also has the power to purchase and maintain insurance on behalf of its directors and officers. FFC has in effect a policy of liability insurance covering its directors and officers, the effect of which is to reimburse the directors and officers of FFC against certain damages and expenses resulting from certain claims made against them caused by their negligent act, error or omission.

                  The Wisconsin Business Corporation Law provides for the indemnification of directors and officers of corporations organized thereunder in certain circumstances. Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law are attached at Exhibit 28.1 to this Registration Statement and incorporated herein by reference. FFC has the power to indemnify its directors and officers against liability for certain of their acts.

                  The foregoing indemnity and insurance provisions have the effect of reducing directors'and officers' exposure to personal liability for actions taken in connection with their respective positions.

Item 21. Exhibits and Financial Statement Schedules.

         a.       Exhibits

         2.1 Agreement and Plan of Reorganization dated October 26, 1994 among FFC, First Financial Acquisition Company ("Acquisition"), and FirstRock Bancorp, Inc. ("FirstRock") (filed as Exhibit 2.1 to FFC's Current Report on Form 8-K filed November 3, 1994 and incorporated herein by reference).

         2.2 Amendment No. 1 to Agreement and Plan of Reorganization among FFC, Acquisition and FirstRock dated December 5, 1994 (filed as Exhibit 2 to FFC's Current Report on Form 8-K filed December 7, 1994 and incorporated by reference herein).

         2.3 Warrant Agreement dated October 26, 1994 between FFC and FirstRock (filed as Exhibit 2.2 to FFC's Current Report on Form 8-K filed November 3, 1994 and incorporated herein by reference).

         3        Restated Articles of Incorporation of FFC*

         4.1 Form of Certificate of Common Stock (incorporated herein by reference to Exhibit 4.3 of the Registrant's Registration
                  Statement on Form S-1 (Registration No. 2-88289) filed on December 7, 1983).

         5        Opinion of   Robert M.  Salinger,  Esq. as to the  legality of
                  the securities registered hereunder.

         23.1     Consent of Robert M. Salinger, Esq. (included in Exhibit 5).

         23.2     Consent of KPMG Peat Marwick LLP.

         23.3     Consent of Ernst & Young LLP.

         23.4     Consent of The Chicago Corporation.

         28.1     Sections  180.0850  -  180.0859  of  the  Wisconsin   Business
                  Corporation Law.

         99.1     Form of Proxy for FFC shareholders.

         99.2     Form of Proxy for FirstRock shareholders.

         b.       Financial Statement Schedules -- None

         c. Opinion of The Chicago Corporation -- (attached to this Joint Proxy Statement/Prospectus as Exhibit 1).
________
* To be filed by Amendment

Item 22. Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To  include  any    prospectus   required by
                                    Section  10(a)(3)  of  the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stevens Point, State of Wisconsin, on December 12, 1994.

                                                FIRST FINANCIAL CORPORATION


                            By: /s/ John C. Seramur
                                --------------------------------------
                                John C. Seramur
                                President and Chief Executive Officer


                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints John C. Seramur and Robert M. Salinger, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities to sign any amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 12, 1994.

/s/ John C. Seramur                       President and Chief Executive Officer,
               John C. Seramur            Director



/s/ Thomas H. Neuschaefer                 Vice President, Treasurer and
            Thomas H. Neuschaefer         Chief Financial Officer


/s/ Robert S. Gaiswinkler                 Chairman of the Board, Director
            Robert S. Gaiswinkler



/s/ Gordon M. Haferbecker                 Director
            Gordon M. Haferbecker

/s/ James O. Heinecke                      Director
              James O. Heinecke


/s/ Robert T. Kehr                         Director
               Robert T. Kehr


/s/ Paul C. Kehrer                         Director
               Paul C. Kehrer


/s/ Robert P. Konopack                     Director
             Robert P. Konopacky


/s/ Dr. George R. Leach                    Director
             Dr. George R. Leach


/s/ Ignatius H. Robers                     Director
             Ignatius H. Robers


/s/ John H. Sproule                        Director
               John H. Sproule


/s/ Ralph R. Staven                        Director
               Ralph R. Staven


/s/ Norman L. Wanta                        Director
               Normal L. Wanta


/s/ Arlyn G. West                          Director
                Arlyn G. West

                                 EXHIBIT INDEX


Exhibit                Description

   5 Opinion of Robert M. Salinger, Esq. as to legality of securities registered hereunder
 23.1                  Consent of Robert M.Salinger, Esq.(included in Exhibit 5)
 23.2                  Consent of KPMG Peat Marwick LLP
 23.3                  Consent of Ernst & Young LLP
 23.4                  Consent of Chicago Corporation
 28.1                  Sections 180.0850-180.0859 of the Wisconsin Business
                       Corporation Law
 99.1                  Form of Proxy for FFC shareholders
 99.2                  Form of Proxy for FirstRock shareholders